As filed with the Securities and Exchange Commission on February 17, 2009

Registration No. 333-156817

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KT Corporation

(Exact name of Registrant as specified in its charter)

Republic of Korea	4813	Not Applicable
(Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

206 Jungja-dong

Bundang-gu, Sungnam,

Gyunggi-do, Korea, 463-711

Telephone: +82-31-727-0950

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

KT America, Inc.

3435 Wilshire Blvd. Suite 2160

Los Angeles, CA 90010

United States

Telephone: 213-351-1261

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jinduk Han, Esq. Cleary Gottlieb Steen & Hamilton LLP 39th Floor, Bank of China Tower One Garden Road, Central Hong Kong, S.A.R. People’s Republic of China 852-2521-4122	Alan L. Beller, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006-1470 United States of America 212-225-2000

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, par value (Won)5,000 per share	10,090,818	$28.60	$288,597,395	$11,342

(1)	Represents the maximum number of shares of common stock of KT Corporation expected to be issued to stockholders of KT Freetel Co., Ltd. resident in the United States in connection with the merger described herein, based on the merger ratio of 0.7192335 shares of common stock of KT Corporation to be issued for every one share of common stock of KT Freetel Co., Ltd. The securities to be issued in connection with the merger outside the United States are not registered under this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f), based on the market value per share of common stock of KT Corporation calculated pursuant to Rule 457(c) by taking the average of the high and low prices of such shares as reported on the Stock Market Division of the Korea Exchange on January 15, 2009 and converting it into U.S. Dollars based on the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd. as in effect on such date of (Won)1,344.6 = US$1.00.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registrant Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not ask you to vote until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 17, 2009

Extraordinary General Meeting of Stockholders of KT Freetel Co., Ltd.

MERGER PROPOSAL

The board of directors of KT Freetel Co., Ltd. (“KT Freetel”) and of KT Corporation each has approved the merger agreement that would result in KT Freetel merging with and into KT Corporation. In the merger, each holder of one outstanding share of KT Freetel common stock will receive 0.7192335 shares of KT Corporation common stock.

KT Corporation and KT Freetel believe the merger will:

•	maximize management efficiencies for their telecommunication operations;

•	enable them to effectively respond to the convergence trend of the telecommunications market environment in Korea;

•	enable them to deliver customer-oriented one-stop services;

•	enable them to efficiently allocate resources and reduce costs in their telecommunication operations; and

•	strengthen their overall competitiveness in the Korean telecommunications industry.

Before we can proceed with the merger, the merger agreement must be approved by KT Freetel stockholders and KT Corporation stockholders at their respective extraordinary general meetings. KT Freetel’s extraordinary general meeting will be held at Olympia Hall (1F), Olympic Parktel, 88-8 Bangi-dong, Songpa-gu, Seoul, Korea on March 27, 2009 at 10:00 a.m. local time. KT Corporation’s extraordinary general meeting will be held at 2nd floor, Lecture Hall, KT Corporation R&D Center, 17 Woomyun-dong, Seocho-gu, Seoul, Korea on March 27, 2009 at 10:00 a.m. local time. The date and time of the general meetings may be changed as agreed between KT Corporation and KT Freetel, pursuant to the terms of the merger agreement.

This prospectus has been prepared for stockholders of KT Freetel residing in the United States to provide information about the merger and the extraordinary general meeting of stockholders of KT Freetel. We encourage you to read this document in its entirety, including the section describing risk factors relating to the merger that begins on page 7.

Common stockholders of KT Freetel will be entitled to attend and vote, either in person or by proxy at the extraordinary general meeting if they are recorded on the stockholder register on February 5, 2009, which is 50 days prior to the date of the meeting.

Your vote is important, regardless of the number of shares you own. On behalf of your board of directors, I urge you to vote in favor of the merger.

Haing-Min Kwon

President and Chief Executive Officer

KT Freetel Co., Ltd.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2009 and is expected to be first mailed to stockholders on or about such date.

WHERE YOU CAN FIND MORE INFORMATION

KT Corporation has filed a registration statement on Form F-4 to register with the U.S. Securities and Exchange Commission (“SEC”) the common stock of KT Corporation to be delivered in connection with the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

KT Corporation is subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and, under the Exchange Act, files reports and other information with the SEC. KT Corporation files annual and current reports and other information with the SEC. You may read and copy these reports and other information, including the registration statement filed by KT Corporation and the exhibits to the registration statement, at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the availability of the public reference room. KT Corporation’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

You can also inspect reports and other information about KT Corporation at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC permits KT Corporation to “incorporate by reference” information into this prospectus. This means that the company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

This prospectus incorporates by reference the documents set forth below that have been previously filed with or furnished to the SEC. These documents contain important information about KT Corporation and its financial condition.

KT CORPORATION SEC FILINGS (COMMISSION FILE NO. 1-14926; CIK NO. 0000892450)	PERIOD
Annual Report on Form 20-F (the “KT 20-F”)	Year ended December 31, 2007, filed on June 30, 2008

Reports on Form 6-K	furnished on July 23, 2008, August 11, 2008, December 8, 2008, December 12, 2008, December 29, 2008, January 9, 2009, January 16, 2009 (both), January 20, 2009, January 23, 2009 (2008 4th quarter preliminary earnings commentary) and February 17, 2009 (together, the “Form 6-Ks”)

KT Corporation also incorporates by reference into this prospectus additional documents that it may file with the SEC from the date of this prospectus to the date of the KT Freetel extraordinary general meeting of stockholders. These include amendments to KT Corporation’s annual report on Form 20-F and any of its reports on Form 6-K specifically identified as being incorporated by reference into this prospectus.

i

If you are a KT Freetel stockholder, you can obtain any of the documents incorporated by reference from KT Corporation or the SEC as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing, by telephone or by e-mail from KT Corporation at the following address:

KT Corporation

Investor Relations Team

206 Jungja-dong

Bundang-gu, Sungnam

Gyunggi-do, Korea 463-711

Telephone: +82-31-727-0950~9

Facsimile: +82-31-727-0949

e-mail: ir@kt.com

If you would like to request documents from KT Corporation, please do so by no later than March 20, 2009 in order to receive them before the KT Freetel extraordinary general meeting.

You should rely only on the information contained in this prospectus to vote on the merger. Neither KT Corporation nor KT Freetel has authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated                     , 2009. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this prospectus, nor the delivery of shares of KT Corporation common stock, cash or other consideration should be deemed to create any implication to the contrary.

ii

iii

NOTES

The fiscal years of KT Corporation and KT Freetel end on December 31 of each year. All references to a particular year are to the year ended December 31 of that year.

Unless otherwise indicated, the financial information presented in this document has been prepared in accordance with accounting principles generally accepted in the Republic of Korea, which are known as “Korean GAAP”, which differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). See (i) Note 36 of Notes to Financial Statements of KT Corporation as of and for the year ended December 31, 2007 included in the KT 20-F which is incorporated herein by reference, (ii) Note 19 of Notes to Financial Statements of KT Corporation as of and for the six months ended June 30, 2008 incorporated herein by reference to KT Corporation’s Form 6-K furnished on January 9, 2009, (iii) Note 31 of Notes to Financial Statements of KT Freetel as of and for the year ended December 31, 2007 included herein and (iv) Note 18 of Notes to Financial Statements of KT Freetel as of and for the six months ended June 30, 2008 included herein for descriptions of these differences. The financial statements of KT Freetel are included herein pursuant to Item 17(b)(5) of Form F-4, as stockholders of KT Corporation will be voting on the merger.

Any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

CURRENCIES AND EXCHANGE RATES

All references to “Won” or “(Won)” in this prospectus are to the currency of Korea, and all references to “Dollars”, “U.S. Dollars”, “$” or “US$” are to the currency of the United States of America.

The tables below set forth, for the periods and dates indicated, information concerning the noon buying rate for Won, expressed in Won per one U.S. Dollar. The “noon buying rate” is the rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, translations of Won amounts into U.S. Dollars in this prospectus were made at the noon buying rate in effect on June 30, 2008 which was (Won)1,046.8 to US$1.00. We do not intend to imply that the Won or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Won, as the case may be, at any particular rate, or at all. On February 6, 2009, the noon buying rate was (Won)1,368.7 = US$1.00.

	Won per U.S. Dollar (noon buying rate)
	Average(1)		High		Low		Period-End
2003	(Won)	1,183.0	(Won)	1,262.0	(Won)	1,146.0	(Won)	1,192.0
2004		1,139.3		1,195.1		1,035.1		1,035.1
2005		1,023.2		1,059.8		997.0		1,010.0
2006		950.1		1,002.9		913.7		930.0
2007		928.0		950.2		903.2		935.8
2008		1,105.8		1,507.9		935.2		1,262.0
2009 (through February 6)		1,360.2		1,394.5		1,292.3		1,368.7
January		1,354.4		1,391.5		1,292.3		1,380.0
February (through February 6)		1,383.2		1,394.5		1,368.7		1,368.7

(1)	The average rate for each full year is calculated as the average of the noon buying rates on the last business day of each month during the relevant year. The average rate for a full month is calculated as the average of the noon buying rates on each business day during the relevant month (or portion thereof).

SUMMARY

This summary highlights material information in this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus for a complete understanding of the merger. In particular, you should read the documents attached to this prospectus, including the merger agreement, and the other documents to which this prospectus refers you. See “Where You Can Find More Information” beginning on page (i).

KT Corporation

206 Jungja-dong

Bundang-gu, Sungnam

Gyunggi-do, Korea, 463-711

Telephone: +82-2-31-727-0950~9

KT Corporation is the leading telecommunications service provider in Korea and one of the largest and most advanced in Asia. As of June 30, 2008, KT Corporation had total assets of (Won)24,983.9 billion and total liabilities of (Won)14,013.6 billion. KT Corporation owns substantially all of the domestic public exchanges, the nationwide network of local telephone lines, the principal public long-distance telephone transmission facilities and the principal data communications network in Korea, as well as two satellites in operation. In addition, through KT Freetel, KT Corporation operates nationwide personal communications service and High Speed Downlink Packet Access-based IMT-2000 networks. KT Corporation had operating revenues in the first six months of 2008 of (Won)10,057.9 billion, and net income of (Won)303.9 billion on a consolidated basis.

KT Freetel Co., Ltd. (see page 20)

7-18 Shincheon-dong, Songpa-gu

Seoul, Korea, 138-240

Telephone: +82-2-2010-0809

KT Freetel is one of the largest providers of mobile services based on Code Division Multiple Access (“CDMA”) technology and Wideband Code Division Multiple Access (“W-CDMA”) technology. KT Freetel (including resale subscribers of KT Corporation) had a market share of 31.5% as of June 30, 2008 in terms of the number of mobile service subscribers in Korea announced by the Korea Communications Commission, making KT Freetel the second largest mobile telecommunications service provider. As of June 30, 2008, KT Freetel had total assets of (Won)7,890.9 billion and total liabilities of (Won)3,655.7 billion. As of the date hereof, KT Freetel is 54.25% owned by KT Corporation and is a consolidated subsidiary of KT Corporation.

The Proposed Merger (see page 13)

In the merger, KT Freetel will merge with and into KT Corporation, with KT Corporation surviving the merger. In the merger, KT Freetel common stockholders will receive 0.7192335 shares of KT Corporation common stock for every one share of KT Freetel common stock they own, and cash instead of fractional shares that they would otherwise be entitled to receive in the merger. Immediately following the merger, we anticipate that current stockholders of KT Freetel, other than KT Corporation, will own approximately 18.9% of KT Corporation’s outstanding common stock.

Treatment of KT Freetel Stock Options (see page 15)

If we successfully complete the merger, KT Corporation intends to assume KT Freetel’s employee stock options by converting options to acquire shares of KT Freetel common stock into options to acquire shares of KT Corporation common stock. The number of shares that each option would represent the right to purchase and the exercise price per share will be adjusted based on the merger ratio. KT Corporation and KT Freetel will take all necessary measures to amend stock option agreements entered into between the directors, officers and employees of KT Freetel prior to the date of the merger, with such amendments to take effect on the date of the registration of the merger. Existing stock options to acquire shares of KT Corporation common stock will not be affected by the merger.

Share Ownership of Directors and Executive Officers

As of December 31, 2008, the latest date for which such information is currently available, KT Freetel’s directors, executive officers and their affiliates owned, in the aggregate, 43,998 shares of KT Freetel’s common stock, which is less than 0.03% of the shares of KT Freetel’s common stock outstanding on that date. The approval of the merger agreement will require a special resolution adopted by the affirmative vote of at least two-thirds of the shares of common stock present or represented at each general meeting of the shareholders. See “—The Extraordinary General Meetings”. To our knowledge, directors and executive officers of KT Freetel intend to vote “FOR” approval of the merger.

Dissent and Appraisal Rights (see page 16)

Under Korean law, holders of shares of KT Corporation or KT Freetel common stock who oppose the merger may exercise an appraisal right and require KT Corporation or KT Freetel, as the case may be, to purchase their shares. In order for stockholders to exercise such right, dissenting stockholders must submit to KT Corporation or KT Freetel, as the case may be, written notice of their intention to dissent prior to the extraordinary general meeting and, within twenty days of such meeting, must request that their shares be repurchased.

If the merger is completed, KT Corporation or KT Freetel, as the case may be, expects to pay (Won)29,284 for each share of KT Freetel common stock properly submitted to KT Freetel for appraisal and (Won)38,535 for each share of KT Corporation common stock properly submitted to KT Corporation for appraisal. Under Korean law, any dissenting stockholder of KT Corporation or KT Freetel, as the case may be, may request a court to adjust the appraisal price. For a more complete description of the appraisal rights, see “The Merger—Dissent and Appraisal Rights”.

The Extraordinary General Meetings (see page 11)

The KT Freetel extraordinary general meeting will be held at Olympia Hall (1F), Olympic Parktel, 88-8 Bangi-dong, Songpa-gu, Seoul, Korea on March 27, 2009, starting at 10:00 a.m. local time. The KT Corporation extraordinary general meeting will be held at 2nd floor, Lecture Hall, KT Corporation R&D Center, 17 Woomyun-dong, Seocho-gu, Seoul, Korea on March 27, 2009, starting at 10:00 a.m. local time. The date and time of the general meetings may be changed as agreed between KT Corporation and KT Freetel, pursuant to the terms of the merger agreement. The agenda for both meetings is the approval of the merger agreement.

The approval of the merger agreement will require a special resolution adopted by the affirmative vote of at least two-thirds of the shares of common stock present or represented at each meeting. The shares voting to approve the merger agreement must also represent at least one-third of the total issued and outstanding shares of common stock. Each share of common stock present or represented at the meetings will be entitled to one vote.

As of the date hereof, KT Corporation owned 102,129,938 shares of KT Freetel common stock, representing 54.26% of the total votes entitled to be cast at the KT Freetel extraordinary general meeting. KT Corporation intends to vote all of its KT Freetel shares in favor of the resolution to approve the merger agreement.

Interests of Directors and Officers in the Merger (see page 14)

You should be aware that a number of directors and officers of KT Freetel may have interests in the merger that are different from, or in addition to, your interests as a KT Freetel stockholder. We describe these interests beginning on page 14 of this prospectus.

Accounting Treatment (see page 15)

Under Korean GAAP, KT Corporation will account for the merger using the carrying amounts in consolidated financial statements.

Income Tax Consequences of the Merger (see page 22)

As described in (and subject to the qualifications and assumptions set forth in) “Tax Considerations—United States Federal Income Taxation” below, a U.S. holder that exchanges all of its shares of KT Freetel common stock solely for KT Corporation common shares pursuant to the merger will not recognize any income, gain or loss, except with respect to cash received in lieu of a fractional KT Corporation common share. Holders of KT Freetel common stock should consult with their own tax advisors as to the tax consequences of the merger and of holding common stock of KT Corporation in their particular circumstances.

Conditions to the Completion of the Merger (see page 18)

Each of KT Corporation’s and KT Freetel’s obligation to complete the merger is subject to satisfaction or waiver of specified conditions, including those listed below:

•	KT Corporation and KT Freetel must obtain all material governmental approvals necessary for the closing of the merger set forth in the merger agreement;

•	KT Corporation and KT Freetel must have performed their respective covenants and other obligations in the merger agreement in all material respects;

•	there shall not have occurred any material adverse effect on the assets or business conditions of either KT Corporation or KT Freetel;

•

respective representations and warranties of KT Corporation and KT Freetel in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the merger; and

•	the merger must have been authorized and approved by the board of directors and stockholders of KT Corporation and KT Freetel.

Termination of the Merger Agreement (see page 19)

KT Corporation and KT Freetel can jointly agree in writing to terminate the merger agreement at any time prior to the completion of the merger. In addition, either entity may terminate the merger agreement if, among other things:

•

the completion of the merger becomes impossible or unlawful because any necessary governmental approval or consent is not granted or due to a change in applicable law, and the parties do not agree to an amended merger agreement within 30 days from the occurrence of any such event;

•

a material adverse effect results from a breach by the other party of any of its representations, warranties or obligations under the merger agreement and such breach is not cured within 30 days after notice;

•

either the aggregate purchase price to be paid by KT Corporation to its shareholders who exercise appraisal rights exceeds (Won)1 trillion, or the aggregate purchase price to be paid by KT Freetel to its shareholders who exercise appraisal rights exceeds (Won)700 billion; or

•

the material governmental approvals necessary for the closing of the merger set forth in the merger agreement have been obtained, but such approvals include conditions which (i) if complied with, are reasonably expected to result in a material adverse change in the financial condition, results of operation, the business condition or prospects of KT Corporation, or (ii) are impossible or extremely difficult to comply with within the time period set forth in such approvals.

Creditor Protection Procedures (see page 15)

Under Korean law, KT Corporation and KT Freetel are required to implement creditor protection procedures in connection with the merger. After the merger agreement is approved at the extraordinary general meeting, creditors of KT Corporation and KT Freetel that are opposed to the merger may require them to perform their respective payment obligations to such creditors on an accelerated basis or provide collateral or property in trust to secure such payment.

Regulatory Matters (see page 15)

We are working to obtain all necessary regulatory approvals required under Korean and other laws and regulations. KT Corporation and KT Freetel submitted a report regarding the proposed merger to the Financial Services Commission and the Korea Exchange on January 20, 2009, the date of execution of the merger agreement. KT Corporation also submitted an application for approval of the merger, pursuant to the Telecommunication Business Act, to the Korea Communications Commission on January 21, 2009. KT Corporation and KT Freetel have undertaken in the merger agreement to use their best efforts to obtain all necessary Korean or non-Korean approvals required to complete the merger.

Completion and Effectiveness of the Merger

We will complete the merger when all the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when KT Corporation registers the merger with the commercial registry office of the Suwon District Court, Sungnam Branch, and KT Freetel registers its dissolution as a result of the merger with the commercial registry office of the Seoul Eastern District Court, pursuant to the applicable requirements of Korean law. We expect to complete the merger during the second quarter of 2009.

Summary Market Price Information

Shares of KT Corporation and KT Freetel common stock are traded on the Stock Market Division of the Korea Exchange. The table below lists the closing prices of KT Corporation’s and KT Freetel’s common stock, and the equivalent value of KT Freetel’s common stock based upon the merger ratio, on January 19, 2009, the last trading day before the public announcement of the proposed merger, and on February 17, 2009.

	January 19, 2009		February 17, 2009
KT Corporation common stock	(Won)	39,750	(Won)	38,050
KT Freetel common stock		28,450		26,550
Pro forma equivalent per share value of KT Freetel common stock(1)		28,590		27,367

(1)	Calculated by multiplying the KT Corporation common stock closing price by the merger ratio of 0.7192335.

Summary Financial Data of KT Corporation and KT Freetel

We present below per common share data on a Korean GAAP basis regarding the net income, cash dividends declared and book value of KT Corporation and KT Freetel on a historical basis.

Year Ended December 31, 2007

	KT Corporation (Historical)		KT Freetel (Historical)
Net income (loss) per share
Basic	(Won)	4,754	(Won)	1,277
Diluted		4,754		1,277
Dividends per share		2,000		—
Book value per share		40,472		22,693

Six Months Ended June 30, 2008

	KT Corporation (Historical)		KT Freetel (Historical)
Net income (loss) per share
Basic	(Won)	1,545	(Won)	(57)
Diluted		1,545		(57)
Dividends per share		—		—
Book value per share		39,862		21,976

Questions About the Merger

If you have any questions about the merger or the voting procedures in connection with the extraordinary general meeting of KT Freetel stockholders, you may contact:

KT Freetel

Investor Relations Team

7-18 Shincheon-dong, Songpa-gu

Seoul, Korea

Telephone: +82-2-2010-0809

Facsimile: +82-2-2016-1082

e-mail: shkang@ktf.com

RISK FACTORS

As a result of the merger, KT Freetel’s businesses will be subject to the following new or increased risks related to KT Corporation’s other businesses and/or the structure of the merger. In addition to the risks described below, the combined company will continue to be subject to the risks described in the KT Form 20-F under the section entitled “Item 3. Key Information—Risk Factors”. You should carefully consider the following risk factors as well as the other information contained or incorporated into this prospectus in deciding whether to vote in favor of the merger.

Risks Relating to the Merger

Your vote at the extraordinary general meeting of stockholders may not affect the outcome with respect to the proposed merger.

The approval of the merger agreement at the extraordinary general meeting of KT Freetel stockholders will require a special resolution adopted by the affirmative vote of at least two-thirds of the shares of common stock present or represented at the meeting and at least one-third of the total issued and outstanding shares of common stock. KT Corporation currently owns KT Freetel common stock representing 54.26% of total votes entitled to be cast at the extraordinary general meeting, and intends to vote all of its KT Freetel shares in favor of the resolution to approve the merger agreement. Accordingly, your vote at the extraordinary general meeting may have no effect on the outcome with respect to the proposed merger.

Furthermore, to be effective, the merger agreement must also be approved by KT Corporation stockholders at its extraordinary general meeting through a special resolution adopted by the affirmative vote of at least two-third of the shares of common stock present or represented at the meeting and at least one-third of KT Corporation’s total issued and outstanding shares of common stock. If the merger agreement is not approved by KT Corporation stockholders, then the proposed merger may not be successful, even if the merger agreement is approved by KT Freetel stockholders.

There was no formal valuation determining the fairness of the merger ratio.

The merger ratio was determined in accordance with Korean law and not by arms’ length negotiations between KT Corporation and KT Freetel. There was no formal valuation of KT Freetel or KT Corporation by an independent third party. Neither KT Freetel nor KT Corporation has obtained a fairness opinion by an investment banking firm or other qualified appraiser, and neither intends to obtain such an appraisal. Accordingly, the merger ratio may not represent what you would regard as fair or adequate consideration for your KT Freetel common stock.

The merger ratio is fixed and will not reflect market fluctuations; as a result, the value of KT Corporation common stock you receive in the merger may be less than when you vote.

Upon completion of the merger, shares of KT Freetel common stock will be converted into shares of KT Corporation common stock. The ratio at which KT Freetel common stock will be converted is fixed, and there will be no adjustment for changes in the market price of KT Corporation common stock. Any change in the price of KT Corporation common stock occurring prior to the effective date of the merger will affect the value that KT Freetel stockholders will receive in the merger. The value of KT Corporation common stock received in the merger may be higher or lower than the value calculated as of the date of the extraordinary general meeting, depending on whether the market price of KT Corporation’s common stock goes up or down. Stock price changes may result from a variety of factors that are beyond our control, including changes in KT Freetel’s or KT Corporation’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. KT Freetel is not permitted to “walk away” from the merger or resolicit the vote of stockholders solely because of changes in the market price of KT Corporation’s common stock.

We may fail to realize the anticipated benefits of the merger.

The success of the merger of KT Freetel with KT Corporation will depend, in part, on our ability to realize the anticipated synergies, growth opportunities and, to a lesser extent, cost savings from combining those two businesses. The realization of these anticipated benefits may be blocked, delayed or reduced as a result of numerous factors, some of which are outside our control. These factors include:

•

difficulties in integrating the operations of KT Freetel with those of KT Corporation, including information systems, personnel, policies and procedures, and in reorganizing or reducing overlapping personnel, operations, marketing networks and administrative functions;

•	unforeseen contingent risks or latent liabilities relating to the merger that may become apparent in the future;

•	difficulties in managing a larger business;

•	loss of key personnel or customers; and

•	labor unrest.

Accordingly, we cannot assure you that we will realize the anticipated benefits of the merger or that the merger will not adversely affect our combined business, financial condition and results of operations.

The integration of the operations of KT Freetel into KT Corporation may require significant amounts of time, financial resources and management attention. KT Corporation’s management intends to implement a business plan to effectively combine the operations of KT Freetel with the operations of KT Corporation. If this business plan is not effective in integrating these operations, however, we may not realize the anticipated benefits of the merger. Moreover, the integration process could result in the disruption of our ongoing business and information technology systems, or inconsistencies in standards, controls, procedures and policies and a reduction in employee morale, each of which may adversely affect our ability to maintain relationships with customers and to retain key personnel.

The merger is subject to various conditions and may not be completed as scheduled or at all.

Under the merger agreement, the obligation of KT Corporation and KT Freetel to complete the merger is subject to a number of specified conditions, including obtaining or satisfying all material regulatory approvals, permits, consents and requirements necessary for the consummation of the merger, as well as approval by the stockholders of KT Corporation. Regulatory authorities in Korea or elsewhere may seek to block or delay the merger or may impose conditions that reduce the anticipated benefits of the merger or make it difficult to complete as planned. In addition, both parties have the right to terminate the merger agreement at any time prior to the completion of the merger, upon mutual written consent. Either party may also terminate the merger agreement upon a continuing breach of the agreement by the other party that has a material adverse effect on the finances or business conditions of either party. Accordingly, even if the merger is approved at the extraordinary general meeting of stockholders of KT Freetel, the merger may not be completed as scheduled or at all. If the merger is not completed, we would fail to realize the anticipated benefits from the combination, see “The Merger—Background and Reasons for the Merger”.

The merger is subject to approval from the Korea Communications Commission, and delays, conditions or restrictions that may be imposed by the government authorities could have an adverse effect on the combined company.

The merger is subject to approval from the Korea Communications Commission under the Telecommunications Business Act. As part of its review process, the commission is obligated to consult with the Korea Fair Trade Commission relating to antitrust matters. KT Corporation made an application for approval of the merger to the Korea Communications Commission on January 21, 2009. The Korea Communications

Commission typically makes a ruling on the application within 60 days from the date of the application but reserves the right to extend the deadline in its discretion.

As part of the review process, the Korea Fair Trade Commission solicited opinions regarding the proposed merger from our competitors, and our competitors presented their views to the commission in early February 2009. Our competitors argued that the merger should not be approved or certain conditions or restrictions should be imposed to the approval because, among other things, our control over essential telecommunications network facilities would give us an unfair advantage over our competitors and our strong market position may be leveraged by product bundling. Thus far, neither the Korea Communications Commission nor the Korea Fair Trade Commission has indicated any official position on our application or the views of our competitors.

We may not be able to obtain the regulatory approval from the Korea Communications Commission to complete the merger in the time period forecasted, if at all. Even if the merger is approved, the government authorities may impose conditions or restrictions that may adversely impact the expected benefits from the consummation of the merger, including limiting the combined company’s ability to offer combination products or change prices, restricting market share for a certain period following the merger and requiring the combined company to provide broader access to our broadband and fixed-line networks. Such conditions or restrictions may have a material adverse effect on the combined company’s business, results of operations or financial condition following the merger.

Additional Risks Relating to KT Corporation

Disruptions in global credit and financial markets and the resulting governmental actions around the world could have a material adverse impact on the business and funding needs of KT Corporation.

Global credit markets have been experiencing difficulties and volatility since the second half of 2008. The market uncertainty that started from the U.S. residential market further expanded to other markets such as those for leveraged finance, collateralized debt obligations and other structured products. These developments have resulted in significant contraction, de-leveraging and reduced liquidity in the global credit markets, as well as bankruptcy or acquisition of, and government assistance to, several major U.S. and European financial institutions, including the bankruptcy filing of Lehman Brothers in September 2008. In response to such developments, legislators and financial regulators in the United States and other jurisdictions, including Korea, have implemented a number of policy measures designed to add stability to financial markets. However, the overall impact of these legislative and regulatory efforts on the global financial markets is uncertain, and they may not have the intended stabilizing effects. The SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

We are exposed to adverse changes in the global and Korean economic environments, changes in interest rates and instability in the global financial markets. As liquidity and credit concerns and volatility in the global financial markets increased significantly, the value of the Won relative to the Dollar has depreciated at an accelerated rate. In 2008, the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., depreciated from a high of (Won)934.5 to US$1.00 on January 3, 2008 to a low of (Won)1,509.0 to US$1.00 on November 24, 2008. The market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., was (Won)1,411.4 to US$1.00 on February 17, 2009. Such depreciation of the Won has increased our cost in Won of servicing foreign currency-denominated debt, while continued exchange rate volatility may also result in foreign exchange losses for us. In addition, recent increases in credit spreads, as well as limitations on the availability of credit resulting from heightened concerns about the stability of the markets generally and the strength of counterparties specifically have led many lenders and institutional investors to reduce or cease providing funding to borrowers, which may negatively impact our liquidity and results of operation. Major market disruptions and the current adverse changes in market conditions and regulatory climate may further impair our ability to meet our desired funding needs. We cannot predict how long the current market conditions will last. These recent and developing economic and governmental factors may have a material adverse effect on our business and ability to meet our funding needs.

FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains forward-looking statements, which may include statements regarding the period following completion of the merger.

Words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of KT Corporation and KT Freetel, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of KT Corporation and KT Freetel, the factors relating to the merger discussed under “Risk Factors Relating to the Merger”, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, any downward adjustment of the value of KT Corporation common stock relative to KT Freetel common stock, failure to realize the anticipated benefits of the merger and adverse regulatory developments. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, neither KT Corporation nor KT Freetel is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to KT Corporation or KT Freetel or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE EXTRAORDINARY GENERAL MEETING OF KT FREETEL STOCKHOLDERS

Time, Place and Purpose

The extraordinary general meeting of KT Freetel stockholders is scheduled to be held at Olympia Hall (1F), Olympic Parktel, 88-8 Bangi-dong, Songpa-gu, Seoul, Korea on March 27, 2009, at 10:00 a.m. local time, which may be changed as agreed between KT Corporation and KT Freetel. The extraordinary general meeting is being held so that common stockholders of KT Freetel can consider and vote upon a special resolution approving the merger agreement between KT Corporation and KT Freetel, pursuant to which KT Freetel will be merged into KT Corporation, with KT Corporation continuing as the surviving entity.

Record Date and Outstanding Capital Stock

The board of directors of KT Freetel has fixed the close of business on February 5, 2009, as the record date for the determination of KT Freetel common stockholders entitled to notice of and to vote at the extraordinary general meeting. On the record date, there were 188,223,209 shares of KT Freetel stock outstanding held by 83,938 holders of record.

Voting Rights and Votes Required

Common stockholders of KT Freetel recorded on the stockholder register as of the record date will be entitled to attend and vote, either in person or by proxy, at the extraordinary general meeting. Each share of common stock present or represented at the meeting will be entitled to one vote.

The adoption of any special resolution at the extraordinary general meeting requires the affirmative vote of at least two-thirds of the shares of common stock present or represented at the meeting. The shares voting affirmatively must also represent at least one-third of the total issued and outstanding shares of common stock.

As of the date hereof, KT Corporation owned 102,129,938 shares of KT Freetel common stock, representing 54.26% of the total votes entitled to be cast on the merger. KT Corporation intends to vote, or cause to be voted, all of the shares of KT Freetel common stock owned by it in favor of the resolution to approve the merger agreement.

Voting by Proxy

Common stockholders of KT Freetel may vote either in person at the extraordinary general meeting or by proxy. Stockholders who wish to vote their shares of KT Freetel common stock by proxy can do so through one of the following methods:

•

Voting through Korea Securities Depository. Common stockholders will be entitled to instruct Korea Securities Depository, as depositary for KT Freetel common stock issued in book-entry form, as to how to vote their shares of common stock at the extraordinary general meeting. A stockholder wishing to provide voting instructions to Korea Securities Depository must:

•

If it has not received from its standing proxy in Korea a voting instruction form prepared by Korea Securities Depository, ask the standing proxy to obtain and send the voting instruction form to the stockholder; and

•

Complete the voting instruction form and return it to the stockholder’s standing proxy in Korea by no later than March 18, 2009 (Seoul time), with instructions for the standing proxy to submit the voting instruction form to the Korea Securities Depository by the end of business on March 19, 2009.

Although there is no guarantee, if Korea Securities Depository receives a completed voting instruction form from a stockholder through its standing proxy on or prior to March 19, 2009, Korea Securities

Depository will try to vote the stockholder’s shares in accordance with the instructions of the stockholder, as far as practical and subject to the requirements of Korean law. Stockholders will be able to change their vote after they send in their voting instruction forms to Korea Securities Depository, by attending the meeting and voting their shares in person or, if available, by requesting their respective standing proxies to attend the meeting and vote the shares by proxy as described below.

•

Voting through a Standing Proxy in Korea. Depending on the terms of its agreement with its standing proxy in Korea, a KT Freetel common stockholder may also be entitled to request the standing proxy to attend the extraordinary general meeting on behalf of the stockholder and vote the stockholder’s shares by proxy in accordance with the stockholder’s instructions. Stockholders who wish to vote their shares of KT Freetel common stock in this manner should consult with their standing proxy. Among other things, in order to vote its shares by proxy in this manner, a stockholder must deliver a power of attorney to its standing proxy authorizing it to vote the shares on behalf of the stockholder at the extraordinary general meeting. The standing proxy will be required to produce the power of attorney at the meeting.

A stockholder may revoke a power of attorney after it is delivered and provide a different power of attorney to its standing proxy at any time prior to the extraordinary general meeting. A stockholder may also revoke any power of attorney and attend and vote directly at the extraordinary general meeting.

If you have further questions regarding your voting rights, you should contact your standing proxy in Korea, or KT Freetel at:

KT Freetel

7-18 Shincheon-dong, Songpa-gu

Seoul, Korea

Telephone: +82-2-2010-0809

Facsimile: +82-2-2016-1082

e-mail: shkang@ktf.com

THE MERGER

Background and Reasons for the Merger

On January 20, 2009, the board of directors of KT Corporation and KT Freetel approved a merger agreement between the two entities providing for the merger of KT Freetel with and into KT Corporation. On the same date, KT Corporation and KT Freetel executed the merger agreement.

The purpose of the merger is to unify KT Corporation’s telecommunication businesses, which are currently split between the mobile communication service offered under the “KTF” brand operated by its 54.25% subsidiary, KT Freetel, and the fixed-line telephone service offered under the “KT” brand business operated directly by KT Corporation. KT Corporation and KT Freetel believe that unifying these businesses through the merger will:

•	maximize management efficiencies for their telecommunication operations;

•	enable them to effectively respond to the convergence trend of the telecommunications market environment in Korea;

•	enable them to deliver customer-oriented one-stop services;

•	enable them to efficiently allocate resources and reduce costs in their telecommunication operations; and

•	strengthen their overall competitiveness in the Korean telecommunications industry.

KT Corporation intends to permit the current KT Freetel operations to maintain their operational autonomy following the merger, though those operations will have access to KT Corporation’s management expertise and resources to allow them to increase their overall efficiency and competitiveness.

Conversion of KT Freetel Common Stock

When the merger is completed, KT Freetel common stockholders will receive 0.7192335 shares of KT Corporation common stock for every one share of KT Freetel common stock they own. KT Corporation will not issue any fractional shares of common stock to KT Freetel common stockholders in connection with the merger. Instead, common stockholders of KT Freetel will receive cash, calculated based on the closing price of the KT Corporation common stock as of the date the shares of KT Corporation common stock to be newly issued and delivered to the KT Freetel common stockholders will be listed on the Stock Market Division of the Korea Exchange, in lieu of any fractional shares they would otherwise be entitled to receive.

The merger ratio was determined in accordance with Korean law and not by arms’ length negotiations between KT Corporation and KT Freetel. See “Risk Factors—Risks Relating to the Merger”. Applicable Korean law requires that the merger ratio be calculated based on the applicable prices of the common stock of the constituent corporations, which in each case is to be the lesser of:

•	The arithmetic average of

(1)	the closing price of the common stock on the day immediately prior to the date of the approval of the merger by the board of directors of KT Corporation and KT Freetel or the execution of the merger agreement, whichever is earlier,

(2)	the weighted average of the daily closing prices of the common stock during the one week period ending on such day and

(3)	the weighted average of the daily closing prices of the common stock during the one month period ending on such day, and

•

The closing price of the common stock on the day immediately prior to the date of the approval of the merger by the board of directors of KT Corporation and KT Freetel or the execution of the merger agreement, whichever is earlier.

Accordingly, the applicable price of the common stock of each of KT Corporation and KT Freetel was calculated for purposes of determining the merger ratio based on the lesser of:

•	the arithmetic average of

(1)	the closing price of its common stock on January 19, 2009,

(2)	its weighted average daily closing stock prices for the one week period ending January 19, 2009 and

(3)	its weighted average daily closing stock prices for the one month period ending January 19, 2009, and

•	the closing price of its common stock on January 19, 2009.

Based on this calculation, the applicable prices of KT Corporation common stock and KT Freetel common stock were determined to be (Won)39,556 and (Won)28,450, respectively, and the merger ratio was determined to be 0.7192335.

Interests of Certain KT Freetel Directors and Executive Officers in the Merger

You should be aware that a number of directors and officers of KT Freetel may have agreements or arrangements that provide them with interests in the merger that differ from those of KT Freetel stockholders. The KT Freetel board of directors was aware of these interests during its deliberations of the merits of the merger.

Management Positions. Concurrently with the merger, the directors of KT Freetel will resign from their offices, and KT Corporation will not appoint any new directors by reason of the merger. However, we expect that the current executive officers of KT Freetel will become executive officers of KT Corporation following the merger.

Stock Ownership. As of December 31, 2008, the directors and executive officers of KT Freetel, together with their respective affiliates, beneficially owned 43,998 shares representing approximately 0.023% of the outstanding shares of KT Freetel common stock, as well as options to purchase an additional 444,471 shares.

In addition, as of December 31, 2008, the directors and executive officers of KT Freetel, together with their respective affiliates, beneficially owned 20,395 shares of common stock of KT Corporation, and no options to purchase additional shares of KT Corporation.

Indemnification and Insurance. KT Freetel’s directors and executive officers are insured against liability relating to the performance of their duties under a directors’ and officers’ insurance policy. The policy provides coverage of up to (Won)50 billion in the aggregate for all insured persons, with respect to each incident triggering liability.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by the stockholders of KT Corporation and KT Freetel. The merger will become effective when KT Corporation registers the merger with the commercial registry office of the Suwon District Court, Sungnam Branch, and KT Freetel registers its dissolution as a result of the merger with the commercial registry office of the Seoul Eastern District Court, pursuant to applicable requirements of Korean law.

We are working on completing the merger as quickly as possible. We expect to complete the merger during the second quarter of 2009.

Exchange of KT Freetel Common Stock for KT Corporation Common Stock

When the merger becomes effective or shortly thereafter, the Korea Securities Depository, which is the clearing agency for KT Freetel common stock, will register the newly issued KT Corporation common stock or treasury shares of KT Corporation common stock, each in book-entry form in the names of the common stockholders of record of KT Freetel as of the effective date of the merger, in exchange for KT Freetel common stock so registered as of such date.

Creditor Protection Procedures

Under the Korean Commercial Code, KT Freetel is required to implement the following creditor protection procedures in connection with the merger:

•

Within two weeks of the approval of the merger agreement by KT Freetel’s stockholders at its extraordinary general meeting, KT Freetel must provide a public notice to its creditors providing the creditors with a specified amount of time, not less than one month, to raise any objection to the merger.

•	Any creditor failing to raise an objection during the specified period of time will be deemed to have approved the merger.

•

If a creditor raises an objection to the merger, KT Freetel will be required to perform its payment obligation to such creditor on an accelerated basis, to provide such creditor with collateral, or to deposit property with a trust company for the benefit of such creditor.

Treatment of KT Freetel Stock Options

As of the date hereof, options to purchase an aggregate of 444,471 shares of KT Freetel common stock were outstanding and held by the officers, directors and employees of KT Freetel. Pursuant to the merger agreement, all outstanding KT Freetel stock options will be converted into corresponding options to purchase 319,678 shares of KT Corporation common stock for every share of KT Freetel common stock that an option holder is entitled to purchase under the outstanding KT Freetel stock options.

In the event that a director or officer of KT Freetel resigns from KT Freetel as a result of the merger prior to the expiration of a specified period of two years from the grant date of any options he or she holds, the number of shares he or she is entitled to purchase under the relevant options will be reduced proportionately to reflect the number of days remaining from the date of his or her resignation to the end of such two year period, as the case may be.

Accounting Treatment of the Merger

The consolidated financial statements of KT Corporation incorporated by reference into this prospectus have been prepared in accordance with Korean GAAP. KT Corporation intends to account for the merger using the carrying amounts in consolidated financial statements under Korean GAAP. The acquired KT Freetel assets and liabilities will be recorded at book value in the consolidated financial statements. Any excess will be recognized as capital surplus.

Regulatory Matters

We have summarized below the material regulatory requirements affecting the merger. Although we have not yet received all of the required approvals we discuss, we anticipate that we will receive them in time to complete the merger by the second quarter of 2009.

Korean Telecommunication Regulatory Requirements. Under the Telecommunication Business Act, we are required to obtain an approval in respect of the merger from the Korea Communications Commission. KT Corporation submitted an application for approval of the merger pursuant to this Act to the Korea Communications Commission on January 21, 2009.

Korean Antitrust Requirements. Under the Monopoly Regulation & Fair Trade Act of Korea, we are required to file a business combination report with the Korea Fair Trade Commission within 30 days of the execution of the merger agreement. However, this filing requirement was waived under applicable Korean law because the Korea Communications Commission was obligated to consult directly with the Korea Fair Trade Commission after KT Corporation filed the application for approval of the merger with the Korea Communications Commission on January 21, 2009. The Korea Fair Trade Commission may require us to provide additional documents or information relating to the merger.

Other Requirements. In addition, KT Corporation and KT Freetel each submitted a report regarding the proposed merger to the Financial Services Commission and the Korea Exchange on January 20, 2009, the date of the execution of the merger agreement. KT Corporation and KT Freetel each have also undertaken in the merger agreement to use their best efforts to obtain all other Korean or non-Korean regulatory approvals necessary to complete the merger.

Dissent and Appraisal Rights

Holders of KT Corporation or KT Freetel common stock are entitled to appraisal rights under Korean law.

Under the Korean Securities and Exchange Act and the Regulation on Securities Issuance & Disclosure, in order to exercise the appraisal rights, a holder of KT Corporation or KT Freetel common stock, as the case may be, must:

•	have been listed on the stockholder registry as of February 5, 2009 and maintain such ownership until the day on which the appraisal rights are exercised;

•	provide written notice to KT Corporation or KT Freetel, as the case may be, of his or her objection to the merger prior to the extraordinary general meeting; and

•	within 20 days of the extraordinary general meeting, request that KT Corporation or KT Freetel, as the case may be, purchase his or her shares.

KT Corporation or KT Freetel, as the case may be, will purchase the shares of each dissenting stockholder who has properly submitted a purchase request to KT Corporation or KT Freetel, as the case may be, within one month from the expiry of such 20-day exercise period. Stockholders wishing to exercise their appraisal rights must hold their shares until KT Corporation or KT Freetel, as the case may be, purchases such shares within the specified one-month period.

Under Korean law, the purchase price for shares in respect of which appraisal rights have been exercised is to be determined through negotiation between the dissenting stockholders and KT Corporation or KT Freetel, as the case may be. However, if the dissenting stockholders and KT Corporation or KT Freetel, as the case may be, fail to agree on a purchase price, Korean law provides that the purchase price will be calculated as the arithmetic average of the weighted average daily closing prices of KT Corporation’s or KT Freetel’s common stock, as the case may be, for (1) the two month period, (2) the one month period and (3) the one week period ending the date immediately prior to January 20, 2009, the date KT Corporation and KT Freetel’s board of directors approved the execution of the merger agreement. The appraisal prices to be offered by KT Corporation and KT Freetel were calculated as follows using the formula described above:

	KT Corporation Common Stock
(1) Two month daily closing price weighted average	(Won)	36,687
(2) One month daily closing price weighted average		39,401
(3) One week daily closing price weighted average		39,516
Appraisal Price (arithmetic average of (1), (2) and (3))	(Won)	38,535

	KT Freetel Common Stock
(1) Two month daily closing price weighted average	(Won)	29,567
(2) One month daily closing price weighted average		29,548
(3) One week daily closing price weighted average		28,738
Appraisal Price (arithmetic average of (1), (2) and (3))	(Won)	29,284

Under Korean law, any dissenting stockholder of KT Corporation or KT Freetel, as the case may be, may request a court to adjust the appraisal price.

If you own shares of common stock of KT Freetel and wish to find out more information about how to exercise your appraisal rights, you should contact KT Freetel at the following address:

KT Freetel 7-18 Shincheon-dong, Songpa-gu Seoul, Korea, 138-240

Telephone: +82-2-2010-0809 Facsimile: +82-2-2016-1082 e-mail: shkang@ktf.com

The Merger Agreement

We believe this summary describes all material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, we urge you to read the full text of the merger agreement for its terms and provisions and other information that may be important to you. The merger agreement is attached as Annex I to this prospectus and is incorporated by reference in this prospectus.

General Terms of the Merger Agreement. KT Corporation and KT Freetel have agreed that through the merger, KT Freetel will be merged with and into KT Corporation, with KT Corporation being the surviving entity. Upon effectiveness of the merger, KT Freetel will cease to exist. The date of the merger will be May 18, 2009, and the date of registration of the merger will be May 19, 2009, either of which dates may be changed as agreed by KT Corporation and KT Freetel.

Merger Ratio. KT Freetel common stockholders will receive 0.7192335 share of KT Corporation common stock for every one share of KT Freetel common stock they own. KT Corporation will deliver 7,584,793 shares of its newly issued common stock (par value (Won)5,000) and 45,629,485 shares of its treasury stock (par value (Won)5,000) to KT Freetel stockholders listed on the stockholder registry of KT Freetel as of the date of the merger. KT Corporation has waived issuance of the merger consideration in respect of all of the outstanding shares of KT Freetel common stock held by KT Corporation immediately prior to the merger. The number of shares to be issued or delivered may be adjusted in the event (i) KT Freetel acquires its own shares as a result of the exercise of appraisal rights by its stockholders who oppose the merger, (ii) adjustment is necessary to comply with the foreign shareholding limitation rules under Article 6, Paragraph (1) of the Telecommunication Business Act of Korea, or (iii) a payment is made with respect to any fractional shares (although any such adjustment will not affect the Merger Ratio).

Stock Options. The stock options granted prior to the date of the merger agreement, to the directors, officers or employees of KT Freetel will be converted into stock options granting the rights to purchase the stock of KT Corporation, based on the following formula:

[Amount of Adjusted Stock Options] = [Amount of Stock Options Granted Prior to Adjustment] x [Merger Ratio]

[Adjusted Exercise Price] = [Exercise Price Prior to Adjustment] / [Merger Ratio]

KT Freetel and KT Corporation will take all necessary measures for the amendment, prior to the date of the merger, of stock option agreements entered into between directors, officers and employees of KT Freetel and KT Freetel. However, any such amendments to the stock option agreements will take effect on the date of the registration of the merger.

Stockholder Approval of Merger. Pursuant to the merger agreement, KT Corporation and KT Freetel will hold their extraordinary meetings of stockholders for approval of the merger on March 27, 2009, which may be changed as agreed by KT Corporation and KT Freetel.

Effect of Merger. As of the date of the merger, all of the assets, liabilities, rights and obligations (including contractual rights and obligations) of KT Freetel will be comprehensively succeeded by KT Corporation. The employees of KT Freetel will become employees of KT Corporation as a result of the merger and the obligations to pay severance payments to those employees will be succeeded by KT Corporation.

Dividend Limitation. KT Corporation may distribute dividends for the fiscal year 2008. The exact amount of the dividends, which shall not exceed an aggregate of (Won)400 billion, will be determined at its ordinary general stockholders’ meeting for the fiscal year 2008.

Governance of KT Freetel. The directors and audit committee members of KT Corporation who assumed offices prior to the date of the merger will, unless there is any particular basis for terminations of office, continue to hold their positions until their current respective terms of office expire. However, the directors and audit committee members of KT Freetel shall cease to hold their respective offices as of the date of the registration of the merger.

Representations and Warranties. The merger agreement contains limited representations and warranties of KT Corporation and KT Freetel relating to, among other things:

•	corporate organization and other similar corporate matters;

•	authorization, execution, delivery and performance of the merger agreement;

•	capital structure and securities of KT Corporation and KT Freetel;

•	government approvals and conflicts; and

•	financial statements.

Covenants. The merger agreement contains covenants of KT Corporation and KT Freetel relating to, among other things:

•	making best efforts to complete the merger;

•	providing information to the other party and consulting with each other in connection with such delivery;

•

providing notice to the other party whenever either party is aware of an event (i) that may have a material adverse effect on the merger; (ii) that results in any of its representations and warranties no longer being true in any material respect; or (iii) that prevents the satisfaction of any condition to the merger;

•	obtaining any necessary third-party consents in connection with the consummation of the merger; and

•	continuing their business in the ordinary course.

Conditions to the Merger. The obligation of each of KT Corporation and KT Freetel to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

•	obtaining or satisfying all material government approvals necessary for the closing of the merger set forth in the merger agreement;

•	the merger must have been authorized and approved by the board of directors and stockholders of KT Corporation and KT Freetel;

•	representations and warranties set out in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the merger;

•	there shall not have occurred any material adverse change in the assets or business conditions of either KT Corporation or KT Freetel; and

•	all covenants and other obligations required to be performed by the parties under the merger agreement must have been performed in all material aspects.

Termination. The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of KT Corporation and KT Freetel;

•

with respect to either KT Corporation or KT Freetel, if a proceeding for bankruptcy, dissolution, liquidation, insolvency or rehabilitation commences or an application has been made to commence any such proceeding;

•

(i) if stockholders’ approval for the merger is not obtained by either KT Corporation or KT Freetel within three (3) months from the closure of shareholders’ registry to determine the shareholders entitled to exercise voting rights at the general shareholders’ meeting convened for the purpose of approving the merger, (ii) any governmental approval required for the merger is definitively rejected by the relevant governmental authority even prior to the expiry of the three (3) month period described in (i) above, or (iii) it becomes evident that it will be infeasible or illegal to consummate the merger pursuant to the merger agreement due to a change in laws or governmental restrictions, and KT Corporation and KT Freetel do not agree to an amended merger agreement within 30 days from the occurrence of such event;

•

if a material adverse effect results from a breach by the other party of any of its representations, warranties or obligations under the merger agreement, and such breach is not cured within 30 days of receiving written notice from the non-breaching party;

•

if either (i) the aggregate purchase price to be paid by KT Corporation to its stockholders who exercise appraisal rights exceeds (Won)1 trillion, or (ii) the aggregate purchase price to be paid by KT Freetel to its stockholders who exercise appraisal rights exceeds (Won)700 billion;

•

if between the execution of the merger agreement and the merger date, there is a material adverse change in the financial condition, results of operation, the business condition or prospects, of either KT Corporation or KT Freetel; or

•

when necessary governmental approvals have been obtained for the merger, but such approvals include conditions which (i) if complied with, are reasonably expected to result in a material adverse change in the financial condition, results of operations, the business condition or prospects of KT Corporation, or (ii) are impossible or extremely difficult to comply with within the time period set forth in such approvals.

Effect of Termination. After termination, either party may seek damages and other rights or remedies from the party responsible for any default or breach under the merger agreement and each party shall, at the request of the other party, return or destroy any materials and information obtained from the other party within 14 days of the termination date.

Governing Law and Jurisdiction. The merger agreement is governed by the laws of Korea. KT Corporation and KT Freetel have both irrevocably submitted to the exclusive jurisdiction of the Seoul Central District Court to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the merger agreement.

INFORMATION ABOUT KT CORPORATION

For information about KT Corporation, including an overview of its business, organizational structure and property and a review of its operations and financial results, see the KT 20-F and the Form 6-Ks, which are incorporated by reference into this prospectus.

INFORMATION ABOUT KT FREETEL

KT Freetel, incorporated on January 3, 1997, provides personal communications service (“PCS”), value added services, and sale and lease of personal communications devices based on Code Division Multiple Access (“CDMA”) technology and Wideband Code Division Multiple Access (“W-CDMA”) technology, utilizing 20 MHz of bandwidth in the 1800 MHz frequency. It obtained one of the three licenses to provide nationwide PCS service in June 1996 and began offering PCS service in all major population centers in Korea in October 1997. PCS service is a digital wireless telephone and data transmission system that uses portable handsets with long battery life to communicate via low-power antennae. In May 2001, KT Freetel launched its 2.5 generation high-speed wireless data services, thereby allowing subscribers who have Evolution-Data Optimized (or EV-DO)-compatible handsets to access high-speed multimedia services including voice, data and video transmission. KT Freetel also expanded its coverage area of High Speed Downlink Packet Access (or HSDPA)-based IMT-2000 services to 84 cities in December 2006 and nationwide in March 2007. HSDPA-based IMT-2000 is a third-generation, high-capacity wireless Internet and video multimedia communications technology, which allows an operator to provide to its subscribers significantly larger bandwidth capacity. KT Freetel currently offers such services under the brand name “SHOW”.

KT Freetel competes with SK Telecom, a mobile service provider that has a longer operating history than KT Freetel, and LG Telecom, that began its service at around the same time as KT Freetel. As of December 31, 2007, KT Freetel had approximately 13.7 million subscribers (including approximately 2.9 million resale subscribers of KT Corporation, who utilize KT Freetel’s mobile network through an air-time reselling arrangement between KT Corporation and KT Freetel), which was second largest among the three mobile service providers. As of December 31, 2007, KT Freetel had a market share of 31.5% of the mobile telecommunication service market, in terms of number of subscribers announced by the Korea Communications Commission, while SK Telecom had a market share of 50.5%. Among KT Freetel’s 13.7 million subscribers (including resale subscribers of KT Corporation), 3.2 million subscribers signed up for SHOW as of December 31, 2007, representing a market share of 56.2% in terms of number of subscribers using third-generation HSDPA-based IMT-2000 service as estimated by KT Freetel. KT Freetel is 54.25% owned by KT Corporation as of the date hereof, and is a consolidated subsidiary of KT Corporation.

For further information about KT Freetel, including an overview of its business, organizational structure and property and a review of its operations and financial results, see KT 20-F and Form 6-K furnished on January 9, 2009, which are incorporated by reference into this prospectus.

DESCRIPTION OF KT CORPORATION’S CAPITAL STOCK

For a description of the material terms of the capital stock of KT Corporation under the articles of incorporation currently in effect, and of certain relevant provisions of the Korean Commercial Code, the Korean Securities and Exchange Act of 1976, as amended and certain related laws of Korea, see “Item 10.B. Memorandum and Articles of Association” in KT Corporation’s Annual Report on Form 20-F for the year ended December  31, 2007, which is incorporated by reference into this prospectus.

COMPARISON OF RIGHTS OF KT CORPORATION STOCKHOLDERS AND KT FREETEL STOCKHOLDERS

KT Corporation and KT Freetel are each organized under the law of the Republic of Korea. Any differences, therefore, in the rights of holders of KT Corporation common stock and holders of KT Freetel common stock would arise primarily from differences in their respective articles of incorporation.

There are no material differences in the rights of holders of KT Corporation common stock and holders of KT Freetel common stock under KT Corporation’s articles of incorporation and the articles of incorporation of KT Freetel, except that under KT Corporation’s articles of incorporation, holders of an aggregate of 1% or more of KT Corporation’s outstanding shares with voting rights may request cumulative voting when electing two or more directors. KT Freetel’s articles of incorporation currently do not allow cumulative voting.

TAX CONSIDERATIONS

The following summary is based upon tax laws of the United States and the Republic of Korea as in effect on the date hereof, and is subject to any change in United States or Korean law that may come into effect after such date. Holders of common stock of KT Freetel are advised to consult their own tax advisors as to the United States, Korean or other tax consequences of the merger and of the ownership of KT Corporation common stock, including the effect of any national, state or local tax laws.

United States Federal Income Taxation

This summary describes the anticipated material U.S. federal income tax consequences of the merger and of the ownership of KT Corporation common stock to a U.S. holder (as defined below) of KT Freetel common stock. This discussion assumes that holders of KT Freetel common stock hold such stock and will hold their KT Corporation common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (the “Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	investors in pass-through entities;

•	persons that hold KT Freetel or KT Corporation common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that acquired their shares of KT Freetel or KT Corporation common stock through the exercise of an employee stock option or otherwise as compensation;

•	holders of options granted under any KT Freetel or KT Corporation benefit plan; and

•	persons that own or are deemed to own 10% or more of any class of stock in KT Freetel or KT Corporation.

If a partnership holds common shares of KT Freetel or KT Corporation, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding common shares of KT Freetel or KT Corporation, the U.S. holder should consult its tax advisors.

The following discussion is based upon the Code, its legislative history, Treasury regulations promulgated pursuant to the Code, treaties and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or U.S. federal tax laws other than those pertaining to income tax, are not addressed in this summary.

Holders of KT Freetel common stock should consult with their own tax advisors as to the tax consequences of the merger and of holding common stock of KT Corporation in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of KT Freetel or KT Corporation common stock that is (i) a U.S. citizen or resident, as determined for U.S. federal income tax purposes, (ii) a corporation (or entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) any other person that is subject to U.S. federal income tax on a net income basis in respect of shares of KT Freetel or KT Corporation.

Material U.S. Federal Income Tax Consequences of the Merger

In connection with the merger, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion (the “tax opinion”) substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the Merger Agreement. In rendering the tax opinion, Cleary Gottlieb Steen & Hamilton LLP may require and rely upon representations and covenants, including those contained in letters and certificates of officers of KT Freetel and KT Corporation.

Neither the tax opinion nor the discussion that follows is binding on the Internal Revenue Service (the “IRS”) or the courts. In addition, neither KT Freetel nor KT Corporation intends to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusion expressed in the tax opinion or the discussion set forth below under “—Consequences to U.S. Holders of KT Freetel Common Stock”, or that a court will not sustain such a challenge. In addition, if any of the representations or assumptions upon which the tax opinion is based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Based on KT Freetel’s past, current and projected income, assets, and activities, KT Freetel does not believe that it has been a passive foreign investment company (“PFIC”) since the initial public offering, and it does not expect to become a PFIC during its current taxable year. The following discussion assumes that KT Freetel is not a PFIC for U.S. federal income tax purposes. If KT Freetel was a PFIC at any time during a U.S. holder’s holding period with respect to KT Freetel stock, the tax consequences of the merger to such U.S. holder would differ from those discussed below. U.S. holders should consult with their own tax advisors regarding the tax consequences of the merger to them if KT Freetel is a PFIC.

Consequences to U.S. Holders of KT Freetel Common Stock

Based on the conclusion set forth in the tax opinion, the following material U.S. federal income tax consequences to U.S. holders of KT Freetel common stock will result from the merger:

•

A U.S. holder that exchanges all of its shares of KT Freetel common stock solely for KT Corporation common shares pursuant to the merger will not recognize any income, gain or loss, except with respect to cash received in lieu of a fractional KT Corporation common share.

•

A U.S. holder of KT Freetel common stock that exercises its appraisal rights under Korean law (and that exchanges all of its shares of KT Freetel common stock solely for cash in connection with the merger) generally will recognize capital gain or loss equal to the difference between the amount of cash received and its tax basis in the KT Freetel common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of KT Freetel common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual U.S. holder generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

•

A U.S. holder’s aggregate tax basis in the KT Corporation common shares received in exchange for KT Freetel common shares pursuant to the merger (including any fractional share interests deemed received by the U.S. holder, as discussed below) will equal such holder’s aggregate tax basis in the KT Freetel common shares surrendered pursuant to the merger. A U.S. holder’s holding period for the KT Corporation common shares received pursuant to the merger generally will include the holding period of the KT Freetel common shares surrendered in exchange therefor. A U.S. holder with differing bases and/or holding periods with respect to shares of KT Freetel common stock should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of KT Corporation common stock received in the merger.

•

A U.S. holder that receives cash in lieu of a fractional KT Corporation common share pursuant to the merger will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by KT Corporation. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not determined to be essentially equivalent to a dividend. Although this determination will depend on whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of KT Corporation, the IRS has ruled that a redemption is not essentially equivalent to a dividend (and, therefore, will result in sale or exchange treatment) in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of KT Corporation common stock generally will be treated as a sale or exchange, and a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the holder’s tax basis allocable to the fractional share. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of KT Freetel common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual U.S. holder generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

Under Korean tax laws, a non-Korean holder of KT Freetel common stock will be deemed to have received dividends from KT Corporation as a result of the merger to the extent the amount of cash received in lieu of a fractional share plus the aggregate value of KT Corporation common stock received (calculated based on the par value of KT Corporation common stock) exceeds such non-Korean holder’s basis in KT Freetel common stock. See “—Korean Tax Considerations—Consequences of the Merger” below. A U.S. holder may not be able to use the foreign tax credit associated with the Korean withholding tax imposed on any such deemed distribution unless the holder can use the credit against United States tax due on other foreign-source income. U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules in their particular circumstances.

Information Reporting and Backup Withholding

Payments of cash (if any) to a U.S. holder in or as a result of the merger that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (1) is a corporation or other exempt recipient and demonstrates this fact when so required or (2) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reporting Requirements

A U.S. holder that receives KT Corporation common shares as a result of the merger will be required to retain records pertaining to the merger, and certain U.S. holders will be required to provide information to the IRS with respect to the merger. U.S. holders are urged to consult with their tax advisors regarding reporting requirements applicable to the merger.

Ownership of KT Corporation Common Stock

The discussion set forth below is applicable to U.S. holders (1) that are residents of the United States for purposes of the current tax treaty between the United States and Korea (the “Treaty”), (2) whose KT Corporation shares are not, for purposes of the Treaty, effectively connected with a fixed base or permanent establishment in Korea and (3) that otherwise qualify for the full benefits of the Treaty.

Dividends

The gross amount of any cash dividend (prior to deduction of Korean taxes) that a U.S. holder receives with respect to KT Corporation common shares generally will be treated as a dividend and taxed as ordinary income at the time of receipt by a U.S. holder. Such dividends will not be eligible for the dividends received deduction generally allowed to corporations under the Code.

Dividends paid in Won will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of a U.S. holder’s receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars on such date. If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Won received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Won equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Won will be treated as ordinary income or loss.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2011 with respect to KT Corporation common stock will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends”. Dividends paid on the KT Corporation common stock will be treated as qualified dividends if KT Corporation (i) is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a PFIC. The Treaty has been approved for the purposes of the qualified dividend rules. KT Corporation believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2008 taxable year. In addition, based on current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market data, KT Corporation does not anticipate becoming a PFIC for its 2009 taxable year. Because the PFIC determination must be made annually, however, there can be no assurances that KT Corporation will not be considered a PFIC for any given taxable year.

Sales and Other Dispositions

Upon a sale, exchange, or other taxable disposition of KT Corporation common shares, a U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. holder’s U.S. dollar tax basis in the shares that are disposed of. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

With certain exceptions as described below, the Korean withholding tax that is imposed on distributions with respect to KT Corporation common shares will be treated, up to any applicable reduced rates provided under the Treaty, as a foreign income tax that is eligible (subject to generally applicable limitations and conditions under U.S. tax laws) for credit against a U.S. holder’s federal income tax liability or, at the U.S. holder’s election, for deduction in computing the holder’s taxable income. Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities. Dividends generally will constitute foreign-source “passive category income” (or, in the case of certain of certain U.S. holders,

“general category income”) for foreign tax credit purposes. Any gain or loss recognized by a U.S. holder upon a sale or other taxable disposition of KT Corporation common shares generally will be treated as U.S.-source gain or loss.

Distributions of additional shares in respect of KT Corporation common stock that are made as part of a pro rata distribution to all stockholders of KT Corporation generally will not be subject to U.S. federal income tax. A U.S. holder may not be able to use the foreign tax credit associated with any Korean withholding tax imposed on a distribution of additional shares that is not subject to U.S. tax unless the holder can use the credit against United States tax due on other foreign-source income.

Any Korean securities transaction tax or agricultural and fishery special surtax imposed on the sale or other disposition of KT Corporation shares will not be treated as a creditable foreign tax for U.S. federal income tax purposes, although U.S. holders may be entitled to deduct such taxes from the amount realized on the sale or other disposition, subject to applicable limitations under the Code.

U.S. holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in KT Corporation common shares, including the possible adverse impact of failing to take advantage of benefits under the Treaty.

Estate and Gift Tax

Korea may impose an inheritance tax on a decedent who owns KT Corporation shares, even if the decedent was not a citizen or resident of Korea. See “—Korean Tax Considerations—Inheritance Tax and Gift Tax” below. The amount of any inheritance tax paid to Korea may be eligible for credit against the amount of U.S. federal estate tax imposed on the estate of a U.S. holder. Korea also may impose a gift tax. The Korean gift tax generally will not be treated as a creditable foreign tax for U.S. tax purposes. Prospective purchasers should consult their personal tax advisors regarding the consequences of the imposition of the Korean inheritance or gift tax.

Information Reporting and Backup Withholding

Payments in respect of the shares of KT Corporation common stock that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (1) is a corporation or other exempt recipient and demonstrates this fact when so required or (2) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Korean Tax Considerations

The following discussion is a summary of the material Korean tax consequences to non-Korean holders of KT Freetel common stock of the merger and of the ownership of KT Corporation common stock.

For purposes of this discussion, a non-Korean holder means a holder who is not:

•	a resident of Korea;

•	a corporation organized under Korean law;

•	a corporation whose place of management is located in Korea; or

•	engaged in a trade or business in Korea through a permanent establishment or a fixed base to which the relevant income is attributable or with which the relevant income is effectively connected.

This discussion regarding Korean tax laws set forth below is based on the Korean tax laws currently in effect and as currently interpreted by the Korean taxation authorities. This discussion is not exhaustive of all possible tax considerations which may apply to a particular stockholder. The non-Korean holders of KT Freetel common stock are advised to consult their tax advisors as to the overall tax consequences to them of the merger and of ownership of KT Corporation common stock, including specifically the tax consequences under Korean law and the current tax treaty between Korea and the United States.

Consequences of the Merger

Under Korean tax laws, a non-Korean holder of KT Freetel common stock will be deemed to have received dividends from KT Corporation to the extent that the amount of cash received in lieu of a fractional share interest in KT Corporation common stock plus the aggregate value of KT Corporation common stock received for KT Freetel common stock as a result of a merger exceed such non-Korean holder’s basis in KT Freetel common stock. In this regard, the value of KT Corporation common stock received for KT Freetel common stock will be calculated based on the par value of KT Corporation common stock.

Dividends on Shares of Common Stock

The dividends paid, whether in cash or in shares, including deemed dividends described above, to a non-Korean holder of KT Corporation common stock are generally subject to withholding tax at a rate of 22% or a reduced rate of withholding under the tax treaty between Korea and the country in which a non-Korean holder resides provided that such non-Korean holder is the “beneficial owner” of the dividends. The net amount of dividends to be actually paid to the non-Korean holder of KT Corporation common stock will be the gross amount of dividends less the amount of withholding tax.

For example, if a non-Korean holder of KT Corporation common stock is a qualified resident of the United States for purposes of the tax treaty between the United States and Korea and such non-Korean holder is the “beneficial owner” of a dividend, a reduced withholding tax rate of 16.5% (including local surtax) will generally apply.

In order to be entitled to a reduced rate of withholding tax under the tax treaty between Korea and the country in which a non-Korean holder of KT Corporation common stock resides, such holder must submit to KT Corporation (or its agent), prior to the payment date of dividends, evidence of tax residence for Korean tax purposes. Excess taxes withheld may not be recoverable even if the non-Korean holder subsequently produces evidence that such holder was entitled to have tax withheld at a lower rate.

Dividends in the form of free shares which reflect transfers of certain capital reserves or asset revaluation reserves into paid-in-capital may be subject to Korean withholding tax.

Capital Gains

For Korean tax purposes, a non-Korean holder of KT Corporation common stock will recognize capital gain to the extent realized from sale or exchange of KT Corporation common stock unless (i) such non-Korean holder of KT Corporation common stock is entitled to the exemption provided by the tax treaty between Korea and the country in which a non-Korean holder resides provided that such non Korean holder is the “beneficial owner” of the dividends, or (ii) such non-resident holder of KT Corporation common stock does not have any permanent establishment in Korea and owns or has owned directly or beneficially less than 25% of the total issued and outstanding shares of KT Corporation common stock at any time during the year of sale or exchange and for the five calendar years before the year of sale or exchange and such sale or exchange is made on the Korea Exchange.

In the absence of the application of a tax treaty which exempts or reduces the rate of tax on capital gains, the amount of Korean withholding tax on capital gains of a non-Korean holder of KT Corporation common stock will be the lesser of 22% (subject to the production of satisfactory evidence of the acquisition cost and the transaction costs of KT Corporation common stock) of the net capital gains or 11% of the gross realization proceeds. However, if a non-Korean holder of KT Corporation common stock is a qualified resident of the United States for purposes of the tax treaty between the United States and Korea and such non-Korean holder is the “beneficial owner” of the capital gains, such non-Korean holder is generally entitled to an exemption from Korean withholding tax in respect of any capital gain realized in sale or exchange of shares of KT Corporation common stock.

If a non-Korean holder of KT Corporation common stock sells shares of KT Corporation common stock, the purchaser or, in the case of the sale of shares of KT Corporation common stock on the Korea Exchange or through a licensed securities company in Korea, the licensed securities company, is required to withhold Korean tax from the sales price in an amount equal to 11% of the gross realization proceeds and to make payment of this amount to the Korean tax authority, unless such non-Korean holder establishes the entitlement to an exemption of taxation under the tax treaty between Korea and the country in which such non-Korean holder resides or produces satisfactory evidence of the acquisition cost and transaction costs for KT Corporation common stock.

To obtain the benefit of an exemption available under applicable tax treaties, a non-Korean holder of KT Corporation common stock must submit to the purchaser or the licensed securities company, as the case may be, an application for exemption prior to the payment, with a certificate of non-Korean holder’s tax residence issued by a competent authority of non-Korean holder’s residence country. Excess taxes withheld may not be recoverable even if the non-Korean holder subsequently produces evidence that the non-Korean holder was entitled to have taxes withheld at a lower rate.

Application of the Tax Treaty between the United States and Korea

Under the tax treaty between the United States and Korea, a resident of the United States means (i) a United States corporation, and (ii) any other person (except a corporation or any entity treated as a corporation under United States law) residing in the United States for U.S. tax purposes.

Further, the reduced Korean withholding tax rate on dividends and capital gains under the tax treaty between the United States and Korea (including the capital gains exception) would not be available if (a) the U.S. resident holders of KT Corporation common stock are certain investment or holding companies, (b) the dividends or capital gains derived by residents of the United States from KT Corporation common stock are effectively connected with the United States residents’ permanent establishments in Korea or (c) in the case of capital gains derived by an individual, (i) such United States resident maintains a fixed base in Korea for a period aggregating 183 days or more during the taxable year and KT Corporation common stock is effectively connected with such fixed base or (ii) such United States resident is present in Korea for 183 days or more during the taxable year.

Inheritance Tax and Gift Tax

If a non-Korean holder of KT Corporation common stock dies while holding a share of KT Corporation common stock or donates a share of KT Corporation common stock, the heir or donee (or in certain circumstances, the non-Korean holder as the donor) will be subject to Korean inheritance or gift tax presently at the rate of 10% to 50%, provided that the value of KT Corporation common stock is greater than a specified amount.

Securities Transaction Tax

The transfer of shares of KT Corporation common stock generally will be subject to a securities transaction tax at the rate of 0.15% of the sale price of the shares of KT Corporation common stock when traded on the Korea Exchange and will be subject to an agriculture and fishery community special surtax at the rate of 0.15% of the sale price of the shares of KT Corporation common stock. If the transfer of shares of KT Corporation common stock is not made on the Korea Exchange, subject to certain exceptions, such transfer will be subject to a securities transaction tax at the rate of 0.5% and will not be subject to an agriculture and fishery community special surtax.

LEGAL MATTERS

The validity of the common stock of KT Corporation that will be issued in the merger will be passed on for KT Corporation by Kim & Chang, Korean counsel to KT Corporation. Cleary Gottlieb Steen & Hamilton LLP, special U.S. tax counsel to KT Corporation, will pass on certain U.S. federal income tax consequences of the merger to U.S. holders of KT Freetel common stock.

EXPERTS

The 2007 consolidated financial statements and the retrospective adjustments to the 2006 and 2005 consolidated financial statements included in the KT Form 20-F which is incorporated by reference into the registration statement filed on Form F-4, to which this Prospectus forms a part, and the effectiveness of KT Corporation’s internal control over financial reporting have been audited by Deloitte Anjin LLC, an independent registered public accounting firm, as stated in their reports incorporated by reference into the registration statement, which reports (1) express an unqualified opinion on the 2007 financial statements and include explanatory paragraphs referring to i) the adjustments to the 2006 and 2005 consolidated financial statements to retrospectively apply the adoption of Korean Accounting Standards and reclassify certain accounts in prior periods to conform to current period’s presentation, and ii) the translation of Won amounts into U.S. dollar amounts, and iii) information relating to the nature and effect of differences from accounting principles generally accepted in the United States of America, (2) expresses an unqualified opinion on the retrospective adjustments to the 2006 and 2005 consolidated financial statements, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of KT Corporation and its subsidiaries as of and for each of the years ended December 31, 2005 and 2006, included in the KT Form 20-F which is incorporated by reference into the registration statement filed on Form F-4, to which this Prospectus forms a part, have been audited by KPMG Samjong Accounting Corp., an independent registered public accounting firm, as stated in its report, which is incorporated by reference into the registration statement filed on Form F-4 (which report expresses an unqualified opinion on such financial statements before the effects of the adjustments and disclosures to retrospectively apply the changes in accounting and reclassifications pursuant to the adoption of Statements of Korean Accounting Standards). Such financial statements have been included in reliance upon the report of KPMG Samjong Accounting Corp., given upon its authority as experts in auditing and accounting.

The consolidated financial statements of KT Freetel and its subsidiaries included in the registration statement filed on Form F-4, to which this Prospectus forms a part, have been audited by Deloitte Anjin LLC, an independent registered public accounting firm, as stated in their report appearing therein which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the translation of Won amounts into U.S. dollar amounts, and information relating to the nature and effect of differences from accounting principles generally accepted in the United States of America. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2007 and June 30, 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	(Won)	330,473	(Won)	113,014	$107,961
Short-term financial instruments (Note 3)		3,800		10,668	10,191
Short-term investment securities (Note 3)		3,861		959	916
Accounts receivable-trade, net of allowance for doubtful accounts of (Won)210,347 million in 2007 and (Won)160,717 million in 2008 (Notes 2 and 15)		1,175,000		1,352,588	1,292,117
Short-term loans (Note 2)		4,906		4,912	4,692
Accounts receivable-other, net of allowance for doubtful accounts of (Won)18,034 million in 2007 and (Won)17,245 million in 2008 (Notes 2 and 15)		34,268		42,213	40,326
Advance payments, net of allowance for doubtful accounts of (Won)12,051 million in 2007 and (Won)10,995 million in 2008 (Notes 2 and 15)		30,514		35,063	33,495
Prepaid expenses		16,334		21,282	20,331
Current portion of deferred income tax assets		135,363		104,651	99,972
Inventories (Note 4)		162,709		349,457	333,834
Other current assets (Note 2)		1,243		6,212	5,934

Total Current Assets		1,898,471		2,041,019	1,949,769

NON-CURRENT ASSETS:
Long-term financial instruments (Note 3)		56		49	47
Long-term investment securities		27,613		17,147	16,380
Equity method investment securities		62,420		156,381	149,390
Long-term loans (Note 2)		34,528		48,900	46,714
Other investment assets		19,157		48,615	46,442
Property and equipment, net (Note 5 )		4,266,945		4,230,084	4,040,967
Intangible assets, net (Note 6 )		894,917		855,809	817,548
Long-term accounts receivable-trade, net of discount on present value of (Won)4,147 million in 2007 and (Won)15,479 million in 2008		42,512		126,132	120,493
Guarantee deposits		232,102		241,510	230,713
Deferred income tax assets		54,748		120,396	115,013
Long-term accounts receivable-other		—		493	471
Other non-current assets		4,300		4,396	4,199

Total Non-current Assets		5,639,298		5,849,912	5,588,377

TOTAL ASSETS	(Won)	7,537,769	(Won)	7,890,931	$7,538,146

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

As of December 31, 2007 and June 30, 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
LIABILITIES AND EQUITY
CURRENT LIABILITIES :
Accounts payable-trade (Note 15)	(Won)	327,200	(Won)	546,489	$522,058
Short-term borrowings		35,893		118,403	113,109
Accounts payable-other (Note 15)		659,798		789,139	753,858
Advance receipts		4,121		13,678	13,066
Withholdings		122,110		135,799	129,728
Accrued expenses		175,687		184,826	176,563
Income taxes payable		44,107		2,328	2,224
Current portion of long-term borrowings and debentures (Note 7)		332,614		382,368	365,273
Current portion of long-term accounts payable-other (Note 8)		108,920		125,748	120,126
Current portion of accrued provisions (Note 9)		9,770		12,154	11,611
Current portion of deferred income tax liabilities		—		13	12
Other current liabilities		1,145		1,145	1,094

Total Current Liabilities		1,821,365		2,312,090	2,208,722

NON-CURRENT LIABILITIES :
Long-term borrowings (Note 7)		14,618		76,219	72,811
Long-term debentures (Note 7)		859,037		917,563	876,541
Long-term accounts payable-other (Note 8)		406,288		289,391	276,453
Long-term guarantee deposits received		2,526		2,688	2,568
Accrued provisions (Note 9)		4,048		4,983	4,760
Accrued severance indemnities, net (Note 2)		53,994		48,458	46,292
Other non-current liabilities		2,514		4,261	4,071

Total Non-current Liabilities		1,343,025		1,343,563	1,283,496

Total Liabilities		3,164,390		3,655,653	3,492,218

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

As of December 31, 2007 and June 30, 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
LIABILITIES AND EQUITY
EQUITY:
Common Stock (Note 10)		1,044,181		1,044,181	997,498
Capital Surplus		1,725,493		1,725,493	1,648,350
Capital Adjustments:
Treasury stock (Note 10)		(2,078)		(124,283)	(118,727)
Stock options (Note 11)		4,088		4,088	3,905
Loss on disposal of treasury stock		—		(58)	(55)
Other share-based payment (Note 11)		—		502	480

Total Capital Adjustments		2,010		(119,751)	(114,397)

Accumulated Other Comprehensive Income (Note 12)
Unrealized gain on valuation of available-for-sale securities		5,717		(2,270)	(2,169)
Increase in equity of associates		608		2,017	1,927
Decrease in equity of associates		—		(2)	(2)
Loss on translation of foreign operations		(81)		(10)	(10)
Gain on valuation of derivatives		—		3,114	2,975

Total Accumulated Other Comprehensive Income		6,244		2,849	2,721

Retained Earnings
Legal reserve		43,194		43,194	41,263
Voluntary reserve		1,350,000		1,500,000	1,432,938
Unappropriated retained earnings		172,587		11,655	11,134

Total Retained Earnings		1,565,781		1,554,849	1,485,335

Minority Interest		29,670		27,657	26,421

Total Equity		4,373,379		4,235,278	4,045,928

TOTAL LIABILITIES AND EQUITY	(Won)	7,537,769	(Won)	7,890,931	$7,538,146

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Six Months Ended June 30, 2007 and 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
OPERATING REVENUES (Notes 13 and 15)	(Won)	3,647,713	(Won)	4,271,616	$4,080,642
OPERATING EXPENSES (Notes 13 and 15)		3,434,732		4,245,583	4,055,773

OPERATING INCOME		212,981		26,033	24,869

NON-OPERATING REVENUES (EXPENSES)
Interest income		14,724		13,169	12,580
Gain (loss) on foreign currency transaction, net		318		(2,718)	(2,596)
Gain (loss) on foreign currency translation, net		335		(25,687)	(24,539)
Interest expense		(68,644)		(56,823)	(54,283)
Loss on disposal of accounts receivable—trade		(39)		(101)	(96)
Equity in income (loss) of associates, net		638		(4,784)	(4,570)
Gain on disposal of short-term investment securities, net		3,509		2,517	2,404
Gain on disposal of long-term investment securities, net		—		312	298
Loss on disposal of property and equipment, net		(14,940)		(4,957)	(4,735)
Loss on impairment of property and equipment		(1,058)		(18,963)	(18,115)
Gain on disposal of intangible assets, net		134		86	82
Reversal of negative goodwill (Note 6)		324		—	—
Gain on valuation of derivatives, net (Note 17)		281		31,313	29,913
Loss on settlement of derivatives		(39)		—	—
Dividend income		301		310	296
Donation		(7,772)		(7,488)	(7,153)
Other bad debt expense		(72)		(19)	(18)
Others		5,173		4,371	4,176

		(66,827)		(69,462)	(66,356)

INCOME BEFORE INCOME TAX EXPENSE		146,154		(43,429)	(41,487)
INCOME TAX EXPENSE		11,467		(30,501)	(29,137)

NET INCOME (LOSS)	(Won)	134,687	(Won)	(12,928)	$(12,350)

Attributable to:
EQUITY HOLDERS OF THE PARENT	(Won)	130,859	(Won)	(10,932)	$(10,443)
MINORITY INTEREST		3,828		(1,996)	(1,907)

	(Won)	134,687	(Won)	(12,928)	$(12,350)

NET INCOME (LOSS) PER SHARE (Note 14)(*)
Basic and diluted income (loss) per share (in Korean won)	(Won)	669	(Won)	(57)	$(0.05)

(*)	Income per share attributable to the equity holders of the parent

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2007 and 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	134,687	(Won)	(12,928)	$(12,350)
Expenses not involving cash payments:
Provision for severance indemnities		11,624		12,859	12,284
Depreciation		525,883		512,315	489,411
Amortization of intangible assets		64,074		56,834	54,293
Bad debt expense		29,661		6,845	6,539
Stock compensation		51		502	480
Loss on valuation of inventories		10,742		2,392	2,285
Loss on foreign currency translation, net		—		25,687	24,539
Interest expense		11,844		10,881	10,395
Loss on disposal of accounts receivable—trade		39		101	96
Equity in loss of associates, net		—		4,784	4,570
Loss on disposal of property and equipment, net		14,940		4,957	4,735
Loss on impairment of property and equipment		1,058		18,963	18,115
Others		6,673		5,663	5,410

Sub-total		676,589		662,783	633,152

Income not involving cash receipts:
Gain on foreign currency translation, net		347		—	—
Equity in income of associates, net		638		—	—
Gain on disposal of short-term investment securities, net		3,509		2,517	2,404
Gain on disposal of long-term investment securities, net		—		312	298
Gain on disposal of intangible assets, net		134		86	82
Reversal of negative goodwill		324		—	—
Interest income (present value)		—		5,976	5,709
Gain on valuation of derivatives, net		281		31,313	29,913
Others		48		11	11

Sub-total		(5,281)		(40,215)	(38,417)

Changes in assets and liabilities related to operating activities:
Accounts receivable-trade		82,522		(81,383)	(77,745)
Accounts receivable-other		1,633		1,565	1,495
Prepaid expenses		(4,479)		(4,948)	(4,727)
Inventories		(88,823)		(189,140)	(180,684)
Deferred income tax assets		(30,148)		(33,082)	(31,603)
Other current assets		(4,914)		(2,314)	(2,211)
Long-term accounts receivable-trade		11,523		(77,648)	(74,177)
Guarantee deposits		(6,050)		(9,209)	(8,797)
Other non-current assets		—		(296)	(283)
Accounts payable-trade		148,003		112,265	107,246
Accounts payable-other		(28,289)		124,038	118,493
Withholdings		(978)		9,151	8,742
Accrued expenses		(11,508)		9,758	9,322

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the Six Months Ended June 30, 2007 and 2008

(Unaudited)

	In millions of Korean won		In thousands of U.S. dollars (Note 2)
	2007	2008	2008
Income taxes payable	(6,221)	(41,913)	(40,039)
Deferred income tax liabilities	6	13	12
Other current liabilities	(14,859)	6,044	5,774
Long-term guarantee deposits received	10	187	179
Accrued provisions	(4,916)	(547)	(523)
Other non-current liabilities	416	282	269
Payment of severance indemnities	(5,753)	(18,774)	(17,935)

Sub-total	37,175	(195,951)	(187,192)

Net Cash Provided by Operating Activities	843,170	413,689	395,193

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash inflows from investing activities:
Disposal of short-term financial instruments	90,352	4,697	4,487
Disposal of short-term investment securities	678,604	313,635	299,613
Collection of short-term loans	9,295	11,910	11,378
Disposal of long-term financial instruments	—	5	5
Disposal of long-term investment securities	68	1,111	1,061
Disposal of equity method investment securities	—	1,579	1,508
Disposal of property and equipment	372	6,408	6,122
Disposal of intangible assets	286	595	568
Others	20,000	2,165	2,068

Sub-total	798,978	342,105	326,810

Cash outflows for investing activities:
Acquisition of short-term financial instruments	50,050	11,505	10,991
Acquisition of short-term investment securities	560,300	310,110	296,246
Increase in short-term loans	—	751	717
Acquisition of long-term investment securities	88	504	481
Acquisition of equity method investment securities	—	97,700	93,332
Increase in long-term loans	23,472	25,799	24,646
Acquisition of property and equipment	655,310	506,124	483,496
Acquisition of intangible assets	19,988	17,691	16,900
Others	—	3,838	3,666

Sub-total	(1,309,208)	(974,022)	(930,475)

Net Cash Used in Investing Activities	(510,230)	(631,917)	(603,665)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash inflows from financing activities:
Increase in short-term borrowings	69,664	113,143	108,085
Increase in long-term borrowings	—	68,166	65,118
Proceeds from issuance of debentures	—	397,791	380,007

Sub-total	69,664	579,100	553,210

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the Six Months Ended June 30, 2007 and 2008

(Unaudited)

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2007		2008		2008
Cash outflows for financing activities:
Repayment of short-term borrowings		62,113		23,775	22,712
Repayment of current portion of long-term borrowings and debentures		300,000		320,608	306,274
Repayment of long-term borrowings		—		1,387	1,325
Repayment of current portion of long-term accounts payable-other		90,000		110,000	105,082
Acquisition of treasury stock		—		122,561	117,082
Payment of dividends		117,384		—	—

Sub-total		(569,497)		(578,331)	(552,475)

Net Cash Provided by (Used in) Financing Activities		(499,833)		769	735

NET DECREASE IN CASH AND CASH EQUIVALENTS		(166,893)		(217,459)	(207,737)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD		590,712		330,473	315,698

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	(Won)	423,819	(Won)	113,014	$107,961

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the Six Months Ended June 30, 2007 and 2008

(Unaudited)

(In millions of Korean won)	Common stock		Capital surplus		Capital adjustments		Accumulated other comprehensive income		Retained earnings		Minority interest		Total
Balance as of January 1, 2007 (as reported)	(Won)	1,044,181	(Won)	1,726,645	(Won)	3,188	(Won)	7,195	(Won)	1,527,847	(Won)	11,095	(Won)	4,320,151
Dividends		—		—		—		—		(117,384)		—		(117,384)

Retained earnings after appropriations		—		—		—		—		1,410,463		11,095		4,202,767
Net income for the period		—		—		—		—		130,859		3,828		134,687
Compensation expense resulting from stock options		—		—		51		—		—		—		51
Unrealized loss on valuation of available-for-sale securities		—		—		—		(2,039)		—		(25)		(2,064)
Changes in equity of associates		—		—		—		(32)		—		—		(32)
Others		—		—		—		(7)		369		—		362

Balance as of June 30, 2007	(Won)	1,044,181	(Won)	1,726,645	(Won)	3,239	(Won)	5,117	(Won)	1,541,691	(Won)	14,898	(Won)	4,335,771

Balance as of January 1, 2008 (as reported)	(Won)	1,044,181	(Won)	1,725,493	(Won)	2,010	(Won)	6,244	(Won)	1,565,781	(Won)	29,670	(Won)	4,373,379
Retained earnings after appropriations		—		—		—		—		1,565,781		29,670		4,373,379
Net income for the period		—		—		—		—		(10,932)		(1,996)		(12,928)
Acquisition of treasury stock		—		—		(122,561)		—		—		—		(122,561)
Disposal of treasury stock		—		—		356		—		—		—		356
Loss on disposal of treasury stock						(58)								(58)
Share-based payment		—		—		502		—		—		—		502
Unrealized loss on valuation of available-for-sale securities		—		—		—		(7,988)		—		(14)		(8,002)
Changes in equity of associates		—		—		—		1,408		—		(3)		1,405
Gain (loss) on valuation of derivatives, net		—		—		—		3,114		—		—		3,114
Others		—		—		—		71		—		—		71

Balance as of June 30, 2008	(Won)	1,044,181	(Won)	1,725,493	(Won)	(119,751)	(Won)	2,849	(Won)	1,554,849	(Won)	27,657	(Won)	4,235,278

(In thousands of U.S. dollars)
Balance as of January 1, 2008 (as reported)		$997,498		$1,648,350		$1,920		$5,964		$1,495,778		$28,344		$4,177,854
Retained earnings after appropriations		—		—		—		—		1,495,778		28,344		4,177,854
Net income for the period		—		—		—		—		(10,443)		(1,907)		(12,350)
Acquisition of treasury stock		—		—		(117,082)		—		—		—		(117,082)
Disposal of treasury stock		—		—		340		—		—		—		340
Loss on disposal of treasury stock		—		—		(55)		—		—		—		(55)
Share-based payment		—		—		480		—		—		—		480
Unrealized loss on valuation of available-for-sale securities		—		—		—		(7,631)		—		(13)		(7,644)
Changes in equity of associates		—		—		—		1,345		—		(3)		1,342
Gain (loss) on valuation of derivatives, net		—		—		—		2,975		—		—		2,975
Others		—		—		—		68		—		—		68

Balance as of June 30, 2008		$997,498		$1,648,350		$(114,397)		$2,721		$1,485,335		$26,421		$4,045,928

See accompanying notes to consolidated financial statements.

KT FREETEL CO., LTD. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Six Months Ended June 30, 2007 and 2008

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

a. Parent

KT Freetel Co., Ltd. (“KTF”) was incorporated on January 3, 1997, under the Commercial Code of the Republic of Korea, and listed on the Korean Securities Dealers Association Automated Quotation System (the “KOSDAQ”) in December 1999. On April 19, 2004, KTF transferred its listing from the KOSDAQ to the Korea Stock Exchange. KTF is currently engaged in providing personal communications service (“PCS”), value added services, and sale and lease of personal communication devices in Korea.

b. Consolidated Subsidiaries

The consolidated financial statements include the accounts of KTF and its controlled subsidiaries (the “Company”) listed below. Generally, control is deemed to exist when the investor has more than 50 percent of the total outstanding voting stock or when the investor is the largest shareholder and owns more than 30 percent of the total outstanding voting stock. All inter-company accounts and transactions have been eliminated in consolidation.

Subsidiary	Financial year end	Year of obtaining control	Ownership percentage (%)		Primary business
			2007	2008
KTF Technologies Co., Ltd. (“KTFT”)(*1)	Dec.31	2002	74.94	74.94	Developing and manufacturing of PCS handsets
PT. KTF Indonesia. (“KTF Indonesia”)	Dec.31	2004	99.00	99.00	Providing PCS
KTF Mhows Co., Ltd. (“KTF Mhows”)	Dec.31	2004	51.00	51.00	Mobile advertisement
KTF M&S Co., Ltd. (“KTF M&S”)(*2)	Dec.31	2007	100.00	100.00	PCS distribution
KTF Music Corp. (“KTF Music”(* 3)) (formerly, “Bluecord Technology Co., Ltd.”).	Dec.31	2007	35.28	35.28	Semiconductor and telecommunication equipment manufacture
Doremi Media Co., Ltd. (“Doremi Media”)(*4)	Dec.31	2007	64.24	64.24	Recording device and music disc manufacture

(*1)	On November 30, 2002, KTF exercised the conversion right of convertible bonds at (Won)5,000 per share to acquire an additional 400,000 shares of common stock of KTFT. The acquisition of KTFT was recorded in accordance with the purchase method of accounting. As a result of this acquisition, KTF recorded negative goodwill of (Won)3,258 million for the fair value of KTFT’s net assets in excess of the acquisition cost. Negative goodwill is recognized as income on a systematic basis over the remaining weighted average useful life (5 years) of the identifiable acquired depreciable or amortizable assets.

On June 17, 2004, September 30, 2005 and March 23, 2006, KTF acquired KTFT’s minority interests, which represent the subsidiary’s outstanding common stocks of 13.35%, 2.30% and 1.88%, respectively. As a result of these acquisitions, KTF recorded the excess of the acquisition cost over the book value of KTFT’s net assets to capital surplus of (Won)953 million in 2004 and the excess of the book value of KTFT’s net assets over the acquisition costs to capital surplus of (Won)580 million in 2005 and the excess of the acquisition cost over the book value of KTFT’s net assets to capital surplus of (Won)1,132 million in 2006.

(*2)	In January 2007, KTF M&S was incorporated as a wholly owned subsidiary of KTF.

(*3)	On December 26, 2007, KTF acquired 35.28% ownership interest of KTF Music. As a result of this acquisition, KTF recorded goodwill of (Won)11,206 million for the acquisition cost of KTF Music’s net assets in excess of the fair value.

(*4)	Doremi Media is owned 64.24% by KTF Music.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Financial Statement Presentation

The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. To conform more closely to presentations customary in filings with the Securities and Exchange Commission of the United States of America, the accompanying consolidated financial statements have been restructured and translated into English for the convenience of the readers of financial statements. Certain supplementary information included in the statutory Korean language consolidated financial statements, not required for a fair presentation of the Company and its subsidiaries’ financial position or result of operations, is not presented in the accompanying consolidated financial statements.

b. Adoption of New Accounting Standards

In 2008, the Company newly adopted the amendment to the Korea Accounting Institute (“KAI”) Opinion 06-2 “Deferred Income Taxes on Investments in Subsidiaries, Associates and Interests in Joint Ventures”. However, the Company’s adoption of new KAI Opinion 06-2 did not have an effect on net assets as of June 30, 2008 and net income for the six months ended June 30, 2008.

c. Cash and Cash Equivalents

Cash and cash equivalents includes cash, substitute securities including checks issued by others, and checking accounts, ordinary deposits and financial instruments, which can be easily converted into cash and whose value changes due to changes in interest rates are not material, with maturities (or date of redemption) of three months or less upon acquisition.

d. Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on the estimated loss on uncollectible accounts and historical bad debt experience. Changes in allowance for doubtful accounts receivable-trade, accounts receivable-other and others for the year ended December 31, 2007 and for six months ended June 30, 2008 are summarized as follows (In millions of Korea won):

	2007 (12 months)		2008 (6 months)
Balance at beginning of the period	(Won)	224,470	(Won)	241,212
Write-offs		(31,840)		(58,076)
Provision		48,582		6,864

Balance at end of the period	(Won)	241,212	(Won)	190,000

e. Inventories

Inventories, which consist mainly of supplies for telecommunication facilities and PCS handsets for sales, are stated at the acquisition cost, with cost determined using the moving average method. The Company maintains perpetual inventory system, which is adjusted to physical inventory counts performed at year end. When the market value of inventories (net realizable value for merchandise and current replacement cost for supplies) is less than the carrying value, carrying value is stated at the lower of cost or market. The Company applies the lower of cost or market method by group of inventories and loss on inventory valuation is presented as a deduction from inventories and charged to operating expenses. However, when the circumstances that previously caused inventories to be written down below cost no longer exist and the new market value of inventories subsequently recovers, the valuation loss is reversed to the extent of the original valuation loss and the reversal is deducted from operating expenses.

f. Securities (excluding the equity method investment securities)

Debt and equity securities are initially stated at the market value of consideration given for acquisition (market value of securities acquired if market value of consideration given is not available) plus incidental costs attributable to the acquisition of the securities and are classified into trading, available-for-sale and held-to-maturity securities depending on the purpose and nature of acquisition. Trading securities are presented as short-term investments while available-for-sale securities and held-to-maturity securities are presented as short-term investments or long-term investment securities depending on their nature in the balance sheet. The moving average method for equity securities and the specific identification method for debt securities are used to determine the cost of securities for the calculation of gain (loss) on disposal of those securities.

—Trading securities

Securities that are bought and held principally for the purpose of selling them in the near term with active and frequent buying and selling, including securities which consist of a portfolio of securities with the clear objective of generating profits on short-term differences in price, are classified as trading securities. Trading securities are recorded at their fair value and unrealized gains or losses from trading securities are recorded as gain (loss) on valuation of trading securities included in the non-operating revenues (expenses).

—Held-to-maturity securities

Debt securities that have fixed or determinable payments with a fixed maturity are classified as held-to-maturity securities only if the Company has both the positive intent and ability to hold those securities to maturity. However, debt securities, whose maturity dates are due within one year from the balance sheet date are classified as current assets.

After initial recognition, held-to-maturity securities are stated at amortized cost in the balance sheet. When held-to-maturity securities are measured at amortized costs, the difference between their acquisition cost and face value is amortized using the effective interest rate method and the amortization is included in the cost and interest income.

When the possibility of not being able to collect the principal and interest of held-to-maturity securities according to the terms of the contracts is highly likely, the difference between the recoverable amount (the present value of expected cash flows using the effective interest rate upon acquisition of the securities) and book value are recorded as loss on impairment of held-to-maturity securities included in the non-operating expenses and the held-to-maturity securities are stated at the recoverable amount after impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss are recorded as reversal of impairment loss on held-to-maturity securities included in non-operating revenues. However, the resulting carrying amount after the reversal of impairment loss shall not exceed the amortized cost that would have been measured, at the date of the reversal, if no impairment loss were recognized.

—Available-for-sale securities

Debt and equity securities that do not fall under the classifications of trading or held-to-maturity securities are categorized and presented as available-for-sale securities included in investment assets. However, if an available-for-sale security matures or it is certain that such security will be disposed of within one year from the balance sheet date, it is classified as a current asset.

Available-for-sale securities are recorded at fair value. Unrealized gain or loss from available-for-sale securities are presented as gain or loss on valuation of available-for-sale securities included in accumulated other comprehensive income of equity. In addition, accumulated gain or loss on valuation of available-for-sale securities are reflected in either gain or loss on disposal of available-for-sale securities or loss on impairment of available-for-sale securities upon disposal or recognition of impairment of the securities. However, available-for-sale equity securities that are not marketable and whose fair value cannot be reliably measured are recorded at acquisition cost.

When there is objective evidence that the available-for-sale securities are impaired and the recoverable amount is lower than the cost (amortized cost for debt securities) of the available-for-sale securities, an impairment loss is recognized as loss on impairment of available-for-sale securities of non-operating expenses and the related unrealized gain or loss remaining in stockholders’ equity is adjusted to the impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss can be recognized up to the previously recorded impairment loss as a reversal of loss on impairment of available-for-sale securities included in non-operating revenues. However, if the fair value increases after the impairment loss is recognized but does not relate to the recovery of impairment loss as described above, the increase in fair value is recorded in equity.

g. Equity Method Investment Securities

Investments in equity securities of companies, over which the Company exercises significant influence, are reported using the equity method of accounting.

—Accounting for changes in the equity of the investee

Under the equity method of accounting, the Company records changes in its proportionate equity of the net assets of the investee depending on the nature of the underlying changes in the investee as follows; (i) “equity in income (loss) of associates” in the non-operating revenues (expense) for net income (loss) of the investee; (ii) “increase (decrease) in retained earnings of associates” in the retained earnings for changes in beginning retained earnings of the investee; (iii) “increase (decrease) in equity of associates” in the accumulated other comprehensive income (loss) for other changes in equity of the investee.

When the equity method investee’s unappropriated retained earnings carried over from prior period changes due to significant error corrections, the Company records the changes in equity as “equity in income (loss) of associates” included in the non-operating revenues (expenses) unless the impact of the changes on the Company’s consolidated financial statements is significant. If the changes results from the changes in accounting policies of the equity method investee, they are reflected in the unappropriated retained earnings carried over from prior period in accordance with Statement of Korea Accounting Standards (“SKAS”) on changes in accounting policy and errors corrections. When the investee declares cash dividends, the dividends to be received are deducted directly from equity method investment securities.

—Treatment of investment difference

Difference between the acquisition cost and the Company’s proportionate equity in the fair value of net assets of the investee upon acquisition (“Investment difference”) are considered as (negative) goodwill and accounted for in accordance with accounting standards for business combination. The goodwill portion which is amortized over useful lives (5 years) on a straight line method and the negative goodwill portion which is amortized over the weighted average useful lives of depreciable non-monetary assets of the investee are included in “equity in income (loss) of associates”.

When the Company’s equity interest in the investee increases due to an increase (or decrease) in contributed capital with (or without) consideration, the changes in the Company’s proportionate equity in the investee is accounted for as investment difference. If the Company’s equity interest decreases, the changes are accounted for as “gain (loss) on disposal of the equity method investment securities”.

—Difference between the fair value and book value of net assets of the investee

Upon acquisition of the equity method investment securities, the Company’s proportionate shares in the differences between the fair values and book values of the identifiable assets and liabilities of the investee are amortized/reversed and included in “equity in income (loss) of associates” in accordance with the investee’s methods of accounting for the assets and liabilities.

—Elimination of unrealized gain or loss from intercompany transactions

The Company’s proportionate share in the gain (loss) arising from transactions between the Company and the investee, which remains in the book value of assets held as of balance sheet date is considered unrealized gain (loss) and adjusted to equity method investment securities.

—Impairment loss on equity method investment securities

When there is objective evidence that the equity method investment securities are impaired and the recoverable amount is lower than the carrying amount of the equity method investment securities, an impairment loss is recognized as “loss on impairment of equity method investment securities” included in non-operating expenses and shall first reduce the unamortized investment difference, if any. When the recoverable amount is recovered after the recognition of impairment loss, the reversal of impairment loss can be recognized as income up to the previously recorded impairment loss. The book value of the equity method investment securities after the reversal of the impairment loss cannot exceed the book value calculated as if the impairment loss had not been originally recognized. The reversal of the impairment loss recognized against the unamortized investment difference is not allowed.

—Translation of financial statements of overseas investees

For overseas investees whose financial statements are prepared in foreign currencies, the equity method of accounting is applied after assets and liabilities are translated in accordance with the accounting treatments for the translation of the financial statements of overseas’ subsidiaries for consolidated financial statements. The Company’s proportionate share of the difference between assets net of liabilities and equity after translation into Korean won is accounted for as “increase (decrease) in equity of associates” included in the accumulated other comprehensive income (loss).

h. Property and Equipment

Property and equipment are stated at cost (acquisition cost or manufacturing cost plus expenditures directly related to preparing the asset ready for use). Expenditures after acquisition or completion that increase future economic benefit in excess of the most recently assessed capability level of the asset are capitalized; other expenditures are charged to expense as incurred.

Interest expense, discount and other financial charges, including certain foreign exchange translation gains and losses on borrowings associated with the manufacture, purchase, or construction of property and equipment, incurred prior to the completion of the acquisition, were capitalized until the year ended December 31, 2002, and are no longer capitalized commencing from January 1, 2003 as allowed by SKAS No. 7.

Depreciation is computed by the straight-line method based on the following useful lives of the related units of property and equipment and the accumulated depreciation and impairment are directly deducted from the related assets.

Useful lives (years)
Buildings and structures	15~30
Machinery and equipment	5~8
Vehicles	4~8
Other	2~8

When the expected future cash flow from use or disposal of the property and equipment is lower than the carrying amount due to obsolescence, physical damage and other, the carrying amount is adjusted to the recoverable amount (the higher of net sales price or value in use) and the difference is recognized as an impairment loss. The Company recorded loss on impairment of property and equipment totaling (Won)1,058 million and (Won)18,963 million for the six months ended June 30, 2007 and 2008, respectively.

i. Intangible Assets

Intangible assets are initially recognized at acquisition cost (purchase cost plus expenditures directly related to preparing the asset ready for use) and subsequently presented at amortized cost using the straight-line method, with amortization beginning when the asset is available for use.

Intangible assets are amortized based on the following useful lives:

Useful lives (years)
Good will	5
Frequency usage rights	13
Intellectual property rights	5~10
Facility usage rights	10~20
Development costs	2
Other intangible assets	5

When the recoverable amount (the higher of net sales price or value in use) of intangible assets is significantly lower than the carrying amount due to obsolescence, and other, the difference is recognized as an impairment loss. When the recoverable amount subsequently exceeds the carrying amount of the impaired asset, the excess is recorded as a reversal of impairment loss to the extent that the reversed asset does not exceed the carrying amount before previous impairment as adjusted by amortization. There was no loss on impairment of intangible assets for the six months ended June 30, 2007 and 2008.

j. Present Value Discount for Assets and Liabilities

Receivables or payables from long-term installment transactions, long-term loans/borrowings or the other similar transactions are stated at present value which is determined by discounting total amounts receivable or payable in the future using the effective interest rate, if the nominal value is significantly different from the present value. The discount or premium resulting from the determination of present value should be reported in the balance sheet as a direct deduction from or addition to the nominal value of the related receivables or payables and the amortization by the effective interest rate method is included in the period income (loss).

k. Translation of Assets and Liabilities Denominated in Foreign Currency

Transactions denominated in foreign currencies are recorded in Korean won translated at the exchange rate prevailing on the transaction date and the resulting gain (loss) from foreign currency transactions is included in non-operating revenues (expenses). Monetary assets and liabilities denominated in foreign currency are translated into Korean won at the Base Rates announced by Seoul Money Brokerage Services, Ltd. on the balance sheet dates, which were, for U.S. dollars, (Won)938.2: USD 1 and (Won)1,043.4: USD 1 at December 31, 2007 and June 30, 2008, respectively, and the resulting gain (loss) from foreign currency translation is included in non-operating revenues (expenses)

l. Discount on debenture

Discounts on debentures are amortized over the redemption period of the debentures using the effective interest rate method. Amortization of discounts is recognized as interest expense.

m. Provisions for Severance Indemnities

All employees with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. The accrual for severance indemnities is computed as if all employees were to terminate at the balance sheet dates and amounted to (Won)53,994 million and (Won)48,458 million as of December 31, 2007 and June 30, 2008, respectively.

n. Provisions

The Company recognizes a provision for a liability with uncertain timing or amount when (1) there is a present obligation of the Company arising from past events, (2) it is highly likely that an outflow of resources will be required to settle the obligation, and (3) the amount for the settlement of the obligation can be reliably measurable.

o. Derivative Instruments

The Company records rights and obligations arising from derivative instruments in assets and liabilities, which are stated at fair value. Gains and losses that result from the changes in the fair value of derivative instruments are recognized in current earnings. However, for derivative instruments that cash flow hedge accounting applies to, the effective portion of the gain or loss on the derivatives instruments are recorded as gain (loss) on valuation of derivatives included in the accumulated other comprehensive income (loss).

p. Share-based Payment

The Company’s share-based payment transactions are accounted for in accordance with SKAS No.22 “Share-based Payment” which is effective from fiscal year beginning on or after December 31, 2006. As allowed in the transition clause of SKAS No. 22, for employee stock options granted before January 1, 2007, the Company accounts for them in accordance with Interpretation No. 39-35 “Accounting for Stock Options”.

(i) Stock options

The Company has granted stock options to its executive officers and directors prior to January 1, 2007, and for equity-settled stock options, the Company records compensation expenses which are allocated over the period in which the options vest with the corresponding credit to the stock options of the capital adjustments. When the options are exercised with the issuance of new shares, the difference between the exercise price plus the stock option cost recorded in the capital adjustments account and the par value of the new shares issued, is recorded as additional paid-in capital. In the event the Company grants stock options based on cash-settled share-based payment, the Company records compensation expenses which are allocated over the period in which the options vest with the corresponding liability recorded.

When stock options are forfeited because the specified vesting requirements are not satisfied, previously recognized compensation costs are reversed to earnings and the corresponding capital adjustments or liabilities are reversed as well. When stock options expire unexercised, previously recognized compensation costs and corresponding capital adjustments are reversed to capital surplus.

(ii) Other share-based payments

Other share -based payments granted on or after January 1, 2007 are measured as below:

For equity-settled share-based payment transactions, the Company measures the goods or services received, and the corresponding increase in equity (capital adjustments), directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. If the entity cannot estimate reliably the fair value of the goods or services received, the Company measures the value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

For cash-settled share-based payment transactions, the Company measures the goods or services acquired and the liability incurred at the fair value of the liability. Until the liability is settled, the Company re-measures the fair value of the liability at each reporting date and at the date of settlement, with any changes in value recognized in profit or loss for the period.

For share-based payment transactions in which the terms of the arrangement provide either the Company or the supplier of goods or services with a choice of whether the Company settles the transaction in cash or by issuing equity instruments, the Company is required to account for that transaction, or the components of that transaction, as a cash-settled share-based payment transaction if, and to the extent that, the Company has incurred a liability to settle in cash (or other assets), or as an equity-settled share-based payment transaction if, and to the extent that, no such liability has been incurred.

q. Accounting for Leases

A lease is classified as a finance lease or an operating lease depending on the extent of transfer to the Company of the risks and rewards incidental to ownership. If a lease meets any one of the following criteria, it is accounted for as a finance lease:

•	The lease transfers ownership of the asset to the lessee by the end of the lease term;

•	The lessee has the option to purchase the asset at a bargain price and it is certain that the option will be exercised;

•	The lease term is for the major part (75% or more) of the economic life of the asset even if title is not transferred;

•	At the date of lease commencement the present value of the minimum lease payments amounts to at least substantially all (90% or more) of the fair value of the leased asset; or

•	The leased assets are of such a specialized nature that only the Company can use them without major modifications.

All other leases are treated as operating leases.

For operating leases, lease payments excluding guaranteed residual value are recognized as an expense on a straight-line basis over the lease term and contingent rent is expensed as incurred. Finance leases are recognized as assets and liabilities at the lower of fair value of the leased property or the present value of the minimum lease payments discounted using the implicit interest rate of the lessor (or the Company’s incremental borrowing rate if the implicit interest rate is not practicable to determine). Any initial direct costs incurred by the Company are added to the amount recognized as an asset. The depreciation policy for depreciable leased assets is consistent with that for the similar depreciable assets that are owned by the Company. Annual minimum lease payments excluding guaranteed residual value is allocated to interest expense, which is calculated using the effective interest rate, and finance lease repayment amount. Contingent rent relating to finance are charged as expenses in the periods in which they are incurred, however, if the amount is material it is allocated to principal and interest, respectively, over the remaining lease term.

r. Revenue Recognition

The Company’s revenues are principally derived from sales of PCS handsets and PCS service revenues, which consist of non-refundable activation fees, fixed monthly access fees and usage charges. The Company recognizes sales on PCS handsets when these are delivered to the dealers, fixed monthly access fees in the period of service, and usage charges and non-refundable activation fees at the time services are rendered. Each revenue element sold by the Company has its own standalone value to the customer, objective and reliable evidence of fair value, and the delivery or performance of related undelivered item(s), if any, is considered probable and substantially in the control of the Company.

In addition, the Company provides handset subsidies, call bonus mileages and warranties on PCS handsets, none of which cause deferral of revenue as such items are accounted for separately as described in Note 2 and Note 8.

The Company recognizes sales revenues on a gross basis when the Company is the primary obligor in the transactions with customers and if the Company merely acts as an agent for the buyer or seller from whom it earns a commission, then the sales revenues are recognized on a net basis.

s. Payment of a Handset Subsidy to Mobile Phone Users

According to the provisions of the Telecommunications Business Law (“TBL”), the Company has provided a one time handset subsidy to eligible mobile phone users, who have subscribed to the Company’s service or any other mobile carriers for 18 consecutive months, within the next two years from June 27, 2006 to March 26, 2008.

Above handset subsidy program was terminated effective March 27, 2008, however the Company currently provides a variety of handset subsidy programs to PCS subscribers according to its operation policy and sets forth the programs in details in the service agreement. The handset subsidy provided by the Company is expensed as incurred.

t. Income Taxes

When the Company recognizes deferred income tax assets or liabilities for the temporary differences between the carrying amount of an asset and liability and tax base, a deferred income tax liability for taxable temporary difference is fully recognized except to the extent in accordance with income tax related SKAS while a deferred tax asset for deductible temporary difference is recognized to the extent that it is almost certain that taxable profit will be available against which the deductible temporary difference can be utilized. Deferred income tax asset (liability) is classified as current or non-current asset (liability) depending on the classification of related asset (liability) in the balance sheet. Deferred income tax asset (liability) which does not relate to specific asset (liability) account in the balance sheet such as deferred income tax asset recognized for tax loss carry forwards is classified as current or non-current asset (liability) depending on the expected reversal period. Deferred income tax assets and liabilities in the same tax jurisdiction and in the same current or non-current classification are presented on a net basis. Current and deferred income tax expense are included in income tax expense in the statement of operations and additional income taxes or tax refunds for the prior periods are included in income tax expense for the current period when recognized. However, income taxes resulting from transactions or events, which were directly recognized in stockholders’ equity in current or prior periods, or business combinations are directly adjusted to equity account or goodwill (or negative goodwill).

u. Use of Estimates

The Company’s management uses reasonable estimates and assumptions in preparing the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea. The estimates and assumptions can change according to additional experiences, changes in circumstances, new information and other and may be different from actual results.

v. Elimination of Inter-Company Unrealized Gain/Loss

Unrealized gains and losses included in the inventories, property and equipment and other which were acquired by transactions amongst KTF and subsidiaries are fully eliminated using the gross margin ratio of the transactions and the gains and losses on disposal.

w. Translation of Overseas Subsidiaries’ Financial Statements

For overseas subsidiaries whose financial statements are prepared in foreign currencies, assets and liabilities are translated at the exchange rate at the consolidated balance sheet date and statement of income items are translated at the average exchange rate for the respective fiscal period. Net translation adjustments are recorded as gain (loss) on translation of foreign operations included in the accumulated other comprehensive income.

x. Changes in Consolidated Entities

KTF M&S, KTF Music, Doremi Media were newly acquired in 2007 and included in the consolidation. For the six months ended June 30, 2008, there is no entity newly acquired and included in the consolidation.

In addition, when a subsidiary is acquired during the year, it is presented in the consolidated statements of operations as though it had been acquired at the beginning of the year, and its earning (loss) prior to acquisition is separately presented as a deductive (additive) line item in the consolidated statements of operations.

y. Basis of Translating Consolidated Financial Statements

The consolidated financial statements are expressed in Korean won and, solely for the convenience of the reader, the consolidated financial statements as of and for the six months ended June 30, 2008, have been translated into U.S. dollars at the rate of (Won)1,046.8 to USD1, the noon buying rate in the City of New York for cable transfers in Korean won as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of the period ended June 30, 2008. The translation should not be construed as a representation that any or all of the amounts shown could be converted into U.S. dollars at this or any other rate.

z. Reclassifications of Prior Period Financial Statements

Certain reclassifications have been made in prior period financial statements to conform to classifications used in the current period. Such reclassifications did not have an effect on the net assets of the Company as of December 31, 2007, or net income of the Company for the six months ended June 30, 2007.

3. RESTRICTED DEPOSITS

Details of restricted deposits as of December 31, 2007 and June 30, 2008 are as follows (in millions of Korean won):

	Financial institutions	December 31, 2007		June 30, 2008		Description
Short-term financial instruments	Korea Securities Financial Corp.	(Won)	277	(Won)	620	Collateral for loan to employees
	Shinhan Bank		835		—	Collateral for borrowings
	Industrial Bank of Korea		—		1,000	Collateral for third party

			1,112		1,620

Short-term investment securities	Korea Post Office		50		—	Collateral for buying PCS from Samsung Electronics Co., Ltd.
Long-term financial instruments	Shinhan Bank and Others		22		13	Checking account deposit

Total		(Won)	1,184	(Won)	1,633

4. INVENTORIES

Inventory valuations as of December 31, 2007 and June 30, 2008 are summarized as follows (in millions of Korean won):

	December 31, 2007						June 30, 2008
	Cost		Lower of cost or market value		Valuation allowance		Cost		Lower of cost or market value		Valuation allowance
Merchandise	(Won)	164,173	(Won)	152,974	(Won)	(11,199)	(Won)	338,896	(Won)	328,910	(Won)	(9,986)
Supply		1,170		520		(650)		3,460		2,736		(724)
Raw material		8,785		8,642		(143)		17,799		17,212		(587)
Other		573		573		—		714		599		(115)

Total	(Won)	174,701	(Won)	162,709	(Won)	(11,992)	(Won)	360,869	(Won)	349,457	(Won)	(11,412)

5. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2007 and June 30, 2008 are summarized as follows (in millions of Korean won):

	December 31, 2007		June 30, 2008
Property and equipment, at cost	(Won)	10,888,850	(Won)	11,335,640
Less: accumulated depreciation		(6,615,427)		(7,099,586)
Less: accumulated impairment loss		(6,478)		(5,970)

Net	(Won)	4,266,945	(Won)	4,230,084

6. GOODWILL

Change in goodwill and negative goodwill for the year ended December 31, 2007 and the six months ended June 30, 2008 are as follows (in millions of Korean won):

	2007 (12 months)
	January 1, 2007		Increase		Reversal (Amortization)		December 31, 2007
KTFT	(Won)	(648)	(Won)	—	(Won)	648	(Won)	—
KTF Music		—		11,206		—		11,206

Total	(Won)	(648)	(Won)	11,206	(Won)	648	(Won)	11,206

	2008 (6 months)
	January 1, 2008		Increase		Reversal (Amortization)		June 30, 2008
KTF Music	(Won)	11,206	(Won)	—	(Won)	(1,121)	(Won)	10,085

7. LONG-TERM BORROWINGS AND DEBENTURES

a. Long-term Borrowings in Korean Won

Long-term borrowings as of December 31, 2007 and June 30, 2008 are summarized as follows (in millions of Korean won):

	Financial institutions	Interest rate per annum	December 31, 2007		June 30, 2008
Working capital loans	Shinhan Bank	6.15%	(Won)	10,000	(Won)	10,000
	Hana Bank	6.13%		10,000		10,000
Facility capital loans	Shinhan Bank	4.50%		797		797
	Shinhan Bank	7.60%		695		—
Working capital loans	Korea Credit Guarantee Fund	7.35%		4,864		3,564

Total				26,356		24,361
Less: current portion				(10,608)		(10,000)

Long-term portion				15,748		14,361
Less: discount				(1,130)		(746)

Net			(Won)	14,618	(Won)	13,615

b. Long-term Borrowings in Foreign Currency

Long-term borrowings in foreign currency as of June 30, 2008 are as follows (in millions of Korean won and thousands of U.S. dollars):

	Financial institutions	Interest rate per annum	Foreign currency		Korean won equivalent
Facility capital loans	Korea Development Bank	LIBOR(3M)+2.00%	USD	70,000	(Won)	73,038
Less: current portion			USD	(10,000)		10,434
Net			USD	60,000	(Won)	62,604

c. Debentures

Debentures as of December 31, 2007 and June 30, 2008 are summarized as follows (in millions of Korean won):

Type	Issue date	Maturity	Interest rate per annum	December 31, 2007		June 30, 2008
44th	2/19/2004	2/19/2009	5.66%	(Won)	360,000	(Won)	360,000
45th	3/15/2004	3/15/2008	5.24%		320,000		—
47-1st	7/12/2004	7/12/2009	4.95%		230,000		230,000
47-2nd	7/12/2004	7/12/2011	5.32%		70,000		70,000
48th	2/15/2005	2/15/2010	5.31%		200,000		200,000
51-2nd	6/20/2008	6/20/2013	6.41%		—		70,000
49th	2/25/2008	2/25/2011	LIBOR(3M)+ 1.50%		—	USD	182,595 (175,000)
50th	4/28/2008	4/28/2011	LIBOR(3M)+ 1.60%		—	JPY	68,725 (7,000)
51-1st	6/20/2008	6/20/2011	LIBOR(3M)+ 1.60%		—	USD	99,123 (95,000)
2nd private bonds with warrant	9/2/2005	9/2/2008	7.11%		2,100		2,100

Total					1,182,100		1,282,543
Less: current portion					(322,100)		(362,100)

Long-term portion					860,000		920,443
Less: discount					(963)		(2,880)

Net				(Won)	859,037	(Won)	917,563

(*) Details of bonds with warrants are as follows:

Issued amount (in Korean won)	:	(Won)3,000 million
Stated interest rate	:	7.11%
Exercise price (in Korean won)	:	(Won)4,518 per share
Exercise period	:	September 3, 2006 ~ August 2, 2008
Number of total exercisable shares	:	664,010
Exercised shares	:	—
Unexercised shares	:	664,010
Others	:	Subject to request by the holders, certain portion of the bonds are early redeemable before maturity; up to 10% of issued amount at one year after 1st anniversary of issuance and 20% of issued amount at the interest payment date after 2nd anniversary of issuance. (Won)900 million of the issued amount was early redeemed through
		June 30, 2008.

d. Repayment Schedule of Long-term Borrowings and Debentures

Repayment schedule of the Company’s long-term borrowings and debentures as of June 30, 2008 is as follows (in millions of Korean won):

Year ending June 30,	Debentures		Borrowings
2009	(Won)	362,100	(Won)	20,434
2010		430,000		52,260
2011		350,443		21,476
2012		70,000		608
2013		70,000		608
Thereafter		—		2,013

Total	(Won)	1,282,543	(Won)	97,399

8. LONG-TERM ACCOUNTS PAYABLE-OTHER

Long-term accounts payable-other is almost related to the purchase of frequency use right and required to be paid including applicable interest from 2009 to 2011. Long-term accounts payable-other as of December 31, 2007 and June 30, 2008 are stated at the net present value of future cash flows, calculated using the effective interest rate (9.93%) at the time of receipt of frequency use license as follows (in millions of Korean won):

	December 31, 2007		June 30, 2008
Long-term accounts payable-other	(Won)	560,000	(Won)	450,000
Less: current portion		(110,000)		(130,000)
Less: discount		(43,712)		(30,609)

Net	(Won)	406,288	(Won)	289,391

The maturities of the Company’s long-term accounts payable-other as of June 30, 2008 is as follow (in millions of Korean won):

Year ending June 30,	Amount
2009	(Won)	130,000
2010		150,000
2011		170,000

Total	(Won)	450,000

9. ACCRUED PROVISIONS

The Company has accounted for the call bonus mileage and warranty, which the Company is obliged to pay to its customers, as accrued provisions. Warranties related to sales of handset are provided for one year and are recorded as liability based on the management’s estimate according to the historical experience.

Changes in accrued provisions for the year ended December 31, 2007 and the six months ended June 30, 2008 are summarized as follows (in millions of Korean won):

	2007 (12 months)								2008 (6 months)
	Call bonus		Warranty		Others(*)		Total		Call bonus		Warranty		Others(*)		Total
Beginning of the period	(Won)	16,265	(Won)	3,505	(Won)	—	(Won)	19,770	(Won)	8,380	(Won)	5,412	(Won)	26	(Won)	13,818
Provision		—		10,549		26		10,575		3,717		5,559		7		9,283
Payment		(7,885)		(8,642)		—		(16,527)		(1,425)		(4,539)		—		(5,964)

Total		8,380		5,412		26		13,818		10,672		6,432		33		17,137
Less: current portion		(4,332)		(5,412)		(26)		(9,770)		(5,689)		(6,432)		(33)		(12,154)

Net	(Won)	4,048	(Won)	—	(Won)	—	(Won)	4,048	(Won)	4,983	(Won)	—	(Won)	—		4,983

10. COMMON STOCKS AND CAPITAL SURPLUS

a. Common Stocks

As of June 30, 2008, the Company’s number of shares authorized are 400,000,000 shares with par value of (Won)5,000 per share.

As of December 31, 2007 and June 30, 2008, the number of shares issued by the Company are 192,722,091, and the common stock amounted to (Won)1,044,181 million. As allowed by the Korean Securities Exchange Law, the Company has retired treasury stocks by charges against retained earnings. Therefore, the common stock amount differs from the amount resulting from multiplying the number of shares issued by (Won)5,000 par value of common stock.

b. Treasury Stocks

Changes in treasury stocks for the year ended December 31, 2007 and the six months ended June 30, 2008 are summarized as follows (in millions of Korean won):

	2007 (12 months)			2008 (6 months)
Accounts	Number of shares	Amount		Number of shares	Amount
Beginning of the period	61,273	(Won)	2,077	61,334	(Won)	2,078
Acquisition	2,979,061		94,072	4,291,556		122,561
Retirement	(2,979,000)		(94,071)	—		—
Disposal	—		—	(10,505)		(356)

End of the period	61,334	(Won)	2,078	4,342,385	(Won)	124,283

11. STOCK OPTION

The Company entered into stock option agreements with its chief executive officer and senior managers. The stock option will be vested after two or three years from the date of grant and can be exercised for five years from the date when they are vested. Upon the exercise of stock options, the Company will issue its common stocks or provide the treasury stocks.

Principal assumptions made in relation to estimation of compensation expense for the stock options are as follows:

	1st		2nd		3rd		4th
Grant date		2001.03.29		2002.03.25		2003.09.08		2005.03.04
Grantee		Former CEO		Senior managers		CEO, Senior managers		Senior managers
Number of shares		18,000		44,800		629,500		128,800
Exercise price per share (in Korean won)	(Won)	41,273	(Won)	45,178	(Won)	30,000	(Won)	30,700
Type		Equity settled		Equity settled		Equity settled		Equity settled
Exercise period		2004.3.30 ~ 2009.3.29		2005.3.26 ~ 2010.3.25		2005.9.9 ~ 2010.9.8		2007.3.5 ~ 2012.3.4
Risk free interest rate		(*)		6.44%		4.31%		4.18%
Expected duration (year)		(*)		3.0		3.0		3.0
Expected volatility		(*)		97.05%		63.14%		37.33%
Fair value per option (in Korean won)		(*)		30,565		8,812		4,715
Total compensation expense (in millions of Korean won)		(*)	(Won)	874	(Won)	2,694	(Won)	520

(*)	1st stock option was all expired without exercise.

Changes in stock options for the six months ended June 30, 2008 are as follows:

	1st	2nd	3rd	4th	Total
Outstanding at beginning of the period	18,000	44,800	629,500	128,800	821,100
Cancelled	—	—	(308,587)	—	(308,587)
Forfeited or expired	(18,000)	(16,200)	—	—	(34,200)
Performance condition adjustment	—	—	(15,159)	(18,683)	(33,842)
Exercised	—	—	—	—	—

Outstanding and exercisable at end of the period	—	28,600	305,754	110,117	444,471

The Company values stock options granted based on the fair value method. Total compensation expense of (Won)4,088 million is allocated over the vesting period and the compensation expense charged to operations for the six months ended June 30, 2008 is nil.

Details of other share-based payments (stock grants) to directors including chief executive officer are as follows:

Description
Grant date	June 20, 2007
Grantee	CEO, non-permanent directors
Estimated number of shares granted	17,120 shares
Vesting Conditions	Service condition: six months Non-market performance condition: achievement of performance for 2008
Fair value per option (in Korean won)	(Won)29,300

Above compensation costs were calculated based on the fair value method and charged to current operations for the six months ended June 30, 2008 as follows (in millions of Korean won):

	Amount
Total compensation costs	(Won)	502
Compensation costs recognized in prior periods		—
Compensation costs recognized in the current period		(502)

Compensation costs to be recognized after the current period	(Won)	—

12. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

Description	2007 (6 months)		2008 (6 months)
Net income (loss)	(Won)	134,687	(Won)	(12,928)
Other comprehensive income (loss),:
Loss on translation of foreign operations (Tax effect: nil in 2007 and 2008)		(7)		71
Unrealized loss on valuation of available-for-sale securities (Tax effect: (Won)(749) million in 2007 and (Won)(3,035) million in 2008)		(2,064)		(8,002)
Increase in equity of associates (Tax effect: nil in 2007 and 2008)		(40)		1,408
Decrease in equity of associates (Tax effect: nil in 2007 and 2008)		8		(3)
Gain on valuation of derivatives (Tax effect: nil in 2007 and (Won)1,181 million in 2008)		—		3,114

Comprehensive income (loss)	(Won)	132,584	(Won)	(16,340)

Attributable to:
Equity holders of the parent	(Won)	128,781	(Won)	(14,327)
Minority interest		3,803		(2,013)

	(Won)	132,584	(Won)	(16,340)

13. OPERATING REVENUES AND EXPENSES

Operating revenues for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
PCS service	(Won)	2,782,904	(Won)	3,215,189
Sales of PCS Handsets		864,809		1,056,427

Total	(Won)	3,647,713	(Won)	4,271,616

Operating expenses for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
Cost of merchandise	(Won)	598,089	(Won)	938,680
Salaries and wages		92,423		108,173
Provision for severance indemnities		11,067		12,264
Employee welfare		17,324		19,416
Rent		76,097		87,416
Commissions		251,700		282,088
Depreciation		523,033		509,256
Amortization		62,745		55,729
Tax and dues		21,367		16,855
Interconnection charges		350,999		404,360
Leased line charges		195,978		186,003
Ordinary development costs		13,068		14,190
Sales promotion		247,899		433,758
Sales commissions		589,804		784,245
Advertisements		67,338		64,237
Bad debt expense		29,661		6,845
Water and electricity		34,610		36,944
Communications		14,424		16,117
Repairs and maintenance		32,740		29,586
Other		204,366		239,421

Total	(Won)	3,434,732	(Won)	4,245,583

14. INCOME (LOSS) PER SHARE

The Company’s net incomes (loss) per share for the six months ended June 30, 2007 and 2008 are computed as follows (in millions of Korean won, except for per share data):

	2007 (6 months)		2008 (6 months)
Net income (loss)	(Won)	130,858	(Won)	(10,932)
Weighted average number of common stock outstanding		195,639,818		191,777,366

Basic and diluted net income (loss) per share (in Korean won)	(Won)	669	(Won)	(57)

Potential common stocks as of June 30, 2008 are as follows:

	Exercisable Period	Common stock to be issued
2nd stock option(*)	March 25, 2005 ~ March 24, 2010	28,600
3rd stock option(*)	September 9, 2005 ~ September 8, 2010	305,754
4th stock option(*)	March 5, 2007 ~ March 4, 2012	110,117
Other share-based payments (stock grants)(*)	April 14, 2009	17,120

Total		461,591

(*)	Share-based payments have no dilutive effect and are excluded from the calculation of diluted income per share.

15. TRANSACTIONS WITH RELATED PARTIES

Significant transactions amongst the Company’s consolidated parties for the six months ended June 30, 2007 and 2008 are summarized as follows (in millions of Korean won):

Seller	Purchaser	Transactions	2007 (6 months)		2008 (6 months)
KTF	KTF Mhows	PCS services	(Won)	1,445	(Won)	2,620
	KTFT	PCS services		63		686
	KTF M&S	Purchase of PCS networks and other		18,911		261,143
KTF Mhows	KTFT	Sales of Mobile		—		34
	KTF	Advertising expenses		2,476		2,271
KTF M&S	KTFT	Commission and other		4,962		14,369
	KTF	Commissions of sale		36,490		149,759
KTF Music	Doremi Media	Sales of sound source		462		202
KTFT	KTF	Purchase of PCS networks and other		189,835		196,825
	KTF M&S	Purchase of PCS networks and other		105		—
Doremi Media	KTF Music	Cost of sound source		182		206

Total			(Won)	254,931	(Won)	628,115

Significant account balances amongst the Company’s consolidated parties as of December 31, 2007 and June 30, 2008 are as follows (in millions of Korea won):

Debtor	Creditor	December 31, 2007		June 30, 2008
KTF	KTF M&S	(Won)	761	(Won)	54,035
	KTF Mhows		518		1,222
	KTFT		10		995
	KTF Music		—		20
KTF Mhows	KTFT		14		—
	KTF		3,257		2,199
KTF M&S	KTF		5,594		—
KTF Music	KTF		—		1,505
	Doremi Media		290		332
KTFT	KTF		100,569		107,154
	KTF M&S		5,445		—
Doremi Media	KTF Music		72		71

Total		(Won)	116,530	(Won)	167,533

The Company’s relationships with affiliates as of June 30, 2008 are as follows:

Relationship	Name
Parent	KT Corporation (“KT”)

Subsidiaries of the parent company	KTN, KTH, KTP, KTJ, KTS, KTR, KTC, KTL, KTPI, KTCC, NTC, Telecop Service, KT Capital, Olive Nine, KTAI, KT FDS and Others

Equity method investee	KDB, Harex Info Tech, eNtoB, Boston Film Fund, Sidus FNH, KTF-CJ Music Contents Investment Fund, Sidus FNH-BENEX Cinema Fund1, KTF-DoCoMo Mobile Investment Fund, Bluecord Technology and others

The Company considers management of vice president or higher and non-permanent directors who have the authority and responsibility for planning, operation and control and are in charge of business or division unit as key management personnel. Compensation to key management personnel of the Company for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

Account	2007 (6 months)		2008 (6 months)		Description
Share-based payments	(Won)	15	(Won)	501	Stock options
Other benefits		517		601	Salaries, bonuses, other allowances, retirement benefits, medical benefits and other

	(Won)	532	(Won)	1,102

Significant transactions between KTF and its related parties for the six months ended June 30, 2007 and 2008 are summarized as follows (in millions of Korean won):

Revenues

Related party	Transactions	2007 (6 months)		2008 (6 months)
Parent
KT	Interconnection charges and others	(Won)	434,098	(Won)	420,588

Subsidiaries of the parent company
KTN	Purchase of PCS handsets		8,174		16,947
KTH	PCS services		188		1,257
KTP	Interconnection charges and others		531		607
KTL	Interconnection charges and others		3		—
KTC	Interconnection charges and others		10		85
KTR	Interconnection charges and others		1		—
Others	Interconnection charges and others		1,806		606

Equity method investee
KDB	PCS services		18		1
eNtoB Corp	PCS services		1		—
Sidus FNH-BENEX Cinema Fund1	Others		—		3
Others	Commissions and other		—		13

Total		(Won)	444,830	(Won)	440,107

Purchases

Related party	Transactions	2007 (6 months)		2008 (6 months)
Parent
KT	Leased line charges and others	(Won)	229,575	(Won)	228,294

Subsidiaries of the parent company
KTN	Sales commissions		7,581		16,077
KTH	Commissions		8,632		4,442
KTP	Interconnection charges		426		724
KTL	Commissions		2		5
KTC	Sales promotion		1,358		1,107
KTR	Rent		1,048		386
Telecop Service	Commissions		43		69
Olive Nine	Advertisements		30		—
Others	Commissions and others		—		2,280

Equity method investee
KDB	Commissions		271		141
Harex Info Tech	Commissions and others		909		543
eNtoB	Others		—		586
Others	Royalty and others		—		337

Total		(Won)	249,875	(Won)	254,991

Significant account balances between KTF and its related parties as of December 31, 2007 and June 30, 2008 are as follows (in millions of Korean won):

Receivables

Related party	Description	December 31, 2007		June 30, 2008
Parent
KT	Receivables and others	(Won)	222,813	(Won)	206,480

Subsidiaries of the parent company
KTN	Receivables and others		1,712		619
KTH	Receivables		95		1,407
KTP	Receivables-other		232		233
KTR	Advance payments		6		1
Others	Receivables		79		1,511

Equity method investee
Others	Receivables and others		1,137		1,438

Total		(Won)	226,074	(Won)	211,689

Payables

Related party	Description	December 31, 2007		June 30, 2008
Parent
KT	Payables and others	(Won)	52,499	(Won)	63,646

Subsidiaries of the parent company
KTN	Payables-other		536		5,232
KTH	Payables-other		3,487		2,160
KTP	Payables-other and Others		5		8
KTC	Payables-other		353		371
KTR	Payables-other		38		43
Telecop Service	Payables-other		3		16
Others	Payables-other and Others		1,442		1,573

Equity method investee
KDB	Commissions		61		155
Harex Info Tech	Commissions and others		59		250
Others	Royalty and others		39		584

Total		(Won)	58,522	(Won)	74,038

As of June 30, 2008, the Company has provided guarantees for related parties as follows (in millions of Korean won and thousands of U.S. dollars):

Guarantor	Guarantee	Description	Amount
KTF Music	Music City Media	Guarantee for loan	(Won)	83

16. COMMITMENTS AND CONTINGENCIES

KTF has entered into an agreement covering the resale of PCS with KT. As compensation for providing telecommunications network, KTF receives certain amount by multiplying outgoing call generated from KT’s subscribers by the rate per minute.

As of June 30, 2008, the Company has bank overdraft agreements with Shinhan Bank with guarantee limits of (Won)50,000 million.

As of June 30, 2008, the Company is faced with various lawsuits as the defendant for total claims of (Won)15,566 million. The management of the Company believes the outcome of these lawsuits will not have a material impact on the financial statements

KTF entered into a PCS production contract with Dasung Technology Inc. and Netrontech Co., Ltd.

KTF pays a 5.25% royalty of the unit net price of CDMA PCS to Qualcomm Incorporated.

17. DERIVATIVES

As of June 30, 2008, the Company has entered into various derivatives contracts with financial institutions as follows:

Type of transaction	Financial institution	Description
Combined interest rate currency swap	Calyon etc.	Exchange of foreign currency fixed (variable) interest with local currency variable (fixed) interest

Put option	—	Contract giving the right to sell an underlying security at a specified price

The assets and liabilities recorded relating to the outstanding contracts as of June 30, 2008 are as follows (in millions of Korean won, and thousands of U.S. dollars and Japanese yen):

Type of transaction	Contract amount		Assets (Current)		Assets (Non- Current)		Liabilities (Current)
Combined interest rate currency swap	USD	340,000
(Note)	JPY	7,000,000	(Won)	—	(Won)	29,418	(Won)	—
Put option		—		8,161		—		—

	USD	340,000
Total	JPY	7,000,000	(Won)	8,161	(Won)	29,418	(Won)	—

(Note)	Details of the combined interest rate currency swap contracts to which cash flow hedge accounting is applied as of June 30, 2008 are as follows (in thousands of U.S. dollars and Japanese yen, and millions of Korean won):

Type of transaction	Contract date	Maturity date	Contract amount		Fair value (Non-current)
Combined interest rate currency swap	February 12, 2008	February 25, 2011	USD	70,000		7,717
	February 13, 2008	February 25, 2011	USD	35,000		3,919
	February 13, 2008	February 25, 2011	USD	30,000		3,183
	February 14, 2008	February 25, 2011	USD	20,000		2,313
	February 14, 2008	February 25, 2011	USD	20,000		2,334
	March 3, 2008	December 13, 2010	USD	70,000		8,107
	April 18, 2008	April 28, 2011	JPY	4,000,000		458
	April 21, 2008	April 28, 2011	JPY	3,000,000		990
	June 11, 2008	June 20, 2011	USD	50,000		88
	June 11, 2008	June 20, 2011	USD	15,000		34
	June 13, 2008	June 20, 2011	USD	30,000		275

			USD	340,000
Total			JPY	7,000,000	(Won)	29,418

Above foreign currency swap contracts are to hedge the risk of variability of future cash flows from variable rate foreign currency bonds and as of June 30, 2008, the gain and loss on valuation of the swap contracts amounting to (Won)4,481 million and (Won)1,367 million, net of income tax effect, are included in accumulated other comprehensive income and minority interest and for the six months ended June 30, 2008 the gain on valuation of the swap contract totaling (Won)25,122 million is recognized in current operations as a result of foreign currency translation gain from foreign currency bonds. In applying cash flow hedge accounting, the Company hedges its exposures to cash flow fluctuation until June 20, 2011. Approximately (Won)1,391 million of net derivative gain included in accumulated other comprehensive income at June 30, 2008 is expected to be reclassified into current operations within 12 months from that date.

The valuation gains and losses on the derivative contracts for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

	2007 (6 months)
	Valuation gain						Valuation loss
Type of transaction	For trading		For hedging		Total		For trading		For hedging		Total
Currency swap	(Won)	—	(Won)	—	(Won)	—	(Won)	23	(Won)	—	(Won)	23
Put option		304		—		304		—		—		—

Total	(Won)	304	(Won)	—	(Won)	304	(Won)	23	(Won)	—	(Won)	23

	2008 (6 months)
	Valuation gain						Valuation loss						Valuation gain (Note)
Type of transaction	For trading		For hedging		Total		For trading		For hedging		Total		For hedging
Combined interest rate currency swap	(Won)	—	(Won)	25,122	(Won)	25,122	(Won)	—	(Won)	—	(Won)	—	(Won)	4,296
Put option		6,190		—		6,190		—		—		—		—

Total	(Won)	6,190	(Won)	25,122	(Won)	31,312	(Won)	—	(Won)	—	(Won)	—	(Won)	4,296

(Note)	The amounts are before adjustment of deferred income tax which shall be directly reflected to equity and are included in equity.

18. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Korea (“Korean GAAP”), which differ in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant differences are described below. Other differences do not have a significant effect on either consolidated net income or stockholders’ equity.

a. Companies Included in Consolidation

Under Korean GAAP, investments in subsidiaries and controlled entities are consolidated and substantial control is deemed to exist when the investor is the largest stockholder and owns more than 30 percent of total outstanding voting stock. However, U.S. GAAP generally requires that all majority-owned subsidiaries be consolidated and that any entity of which the Company owns twenty to fifty percent of total outstanding voting stock not be consolidated; rather that entity should be accounted for under the equity method.

Under U.S. GAAP, if a business enterprise has a controlling financial interest in a variable interest entity, which is defined by FASB Interpretation No. 46 Revised (“FIN 46R”), the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements with those of the business enterprise. Under the Korean GAAP, there is no specific provision for the accounting treatment of variable interest entities.

b. Capitalization of Foreign Currency Translation Gain (Loss)

Under previous Korean GAAP, certain unrealized foreign currency translation gains and losses were excluded from the results of operations and included in the cost of property and equipment. However, under U.S. GAAP, all unrealized foreign currency translation gains and losses on monetary assets and liabilities are to be included in the current year’s results of operations.

The amounts of foreign currency translation gains and losses included in property and equipment under previous Korean GAAP were adjusted to comply with U.S. GAAP.

c. Interest Capitalization

Under Korean GAAP, the Company elected, starting from January 1, 2003, to no longer capitalize interest expense. However, under U.S. GAAP, the Company’s policy is to capitalize interest that would have theoretically been avoided had expenditures not been made for assets, which require a period of time to get them ready for their intended uses.

d. Deferred Charges

Deferred charges in intangibles consist primarily of development costs. The development costs which are recoverable from future earnings are deferred under Korean GAAP.

Under U.S. GAAP, development costs are charged to expenses when incurred and are classified as operating expenses.

e. Revenue Recognition

Under Korean GAAP, activation fees are recorded as revenue when billed and the related direct incremental acquisition costs are expensed as incurred.

Under U.S. GAAP, such amounts are deferred and recognized over the period of the customer relationship.

f. Handset Subsidies to Long-term Mobile Subscribers

Under Korean GAAP, handset subsidies are recorded as operating expenses. Under US GAAP, such amounts are directly deducted from revenue.

g. Merger with KTM.Com

Under Korean GAAP, as KTF and KTM.Com Co., Ltd. (“KTM.Com”) were subsidiaries of KT prior to the merger, assets and liabilities were transferred from KTM.Com to KTF at book values and the difference between the par value of capital stock issued and the value of net assets transferred was recorded in the capital surplus account.

Under U.S. GAAP, as KTF and KTM.Com were not subsidiaries but equity method investees of KT prior to the merger, assets and liabilities were transferred from KTM.Com to KTF at fair values and the difference between the fair value of capital stock issued and the fair value of net assets transferred was recorded as intangible assets and goodwill.

The Company classified the intangible assets into three components: subscriber base, licensing cost and goodwill.

h. Merger with KT ICOM

Under Korean GAAP, as KTF and KT ICOM were subsidiaries of KT prior to the merger, assets and liabilities were transferred from KT ICOM to KTF at book values as shown in the consolidated financial statements of KT and the difference between the par value of capital stock issued and the value of net assets transferred was recorded in the capital surplus account.

The merger was not accounted for as a merger of entities under common control as KTF and KT ICOM are not subsidiaries of KT and assets and liabilities were transferred from KT ICOM to KT Freetel at fair value under U.S. GAAP. As the fair values of net assets transferred amounting to (Won)228,244 million exceed the fair value of capital stock issued amounting to (Won)190,755 million, the non-current assets of (Won)37,489 million were reduced proportionally.

i. Goodwill and Other Intangibles

Under Korean GAAP, the purchase price over the fair value of net assets being acquired was recorded as goodwill and it is amortized over 20 years. Impairment loss is recognized when the carrying amount of goodwill exceeds the fair value.

Under SFAS No. 142 “Goodwill and Intangible Assets”, intangible assets with finite lives continue to be amortized over their useful economic lives. Goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment, at least annually.

In accordance with SFAS No. 142, the goodwill and intangibles acquired from KTM.Com and KT ICOM and amortization expense for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

		Initial amount		Amortization expense
				2007 (6 months)		2008 (6 months)
KTM.Com	Goodwill	(Won)	753,065	(Won)	—	(Won)	—
	Subscriber base		605,563		—		—
	Licensing cost		83,875		7,292		7,292
KT ICOM	Frequency usage right		1,194,045		45,911		45,911

Under Korean GAAP, licensing costs paid by the initial stockholders to obtain the operating licenses prior to the establishment of the Company were not recorded in the accounts of the Company.

Under U.S. GAAP, licensing costs were accounted for as an intangible asset and capital surplus at the time of establishment of the Company.

Since the Company determined the useful life of licensing costs of second generation service (“2G”) to be indefinite, the Company determined not to amortize the related costs until December 31, 2005.

On December 31, 2005, the Korea Communication Act (“Act”) was revised, which is effective July 1, 2006. Under the Act, the right of the usage of frequency for 2G will expire in June 2011. As such, the Company is amortizing licensing costs of 2G of (Won)162,708 million over the remaining useful life and amortization expenses for the six months ended June 30, 2007 and 2008 are (Won)14,792 million, respectively.

j. Investor-level Goodwill

Under Korean GAAP, for investments in affiliated companies accounted for using the equity method, the excess of acquisition cost of the affiliates over the Company’s share of their net assets at the acquisition date is being amortized by the straight-line method over its estimated useful life. Under U.S. GAAP, the investor-level goodwill is not amortized, but instead tested for impairment in accordance with APB No. 18. The investor-level goodwill which is recorded only at the investor’s financial statements represents the excess of the acquisition cost of equity method investees over the fair value of investor’s share of net identifiable assets acquired.

k. Additional Equity Investment in Subsidiaries

Under Korean GAAP, when additional interest is acquired after acquiring a majority interest in a subsidiary, the differences between the Company’s acquisition cost of the additional interest and the corresponding carrying amount of the acquired additional interest in a subsidiary is presented as an adjustment to capital surplus.

Under U.S. GAAP, the cost of an additional interest would be allocated based on the fair value of net assets at the time the additional interest is acquired, with the excess allocated to goodwill.

l. Minority Interest in Consolidated Subsidiaries

Under Korean GAAP, minority interest in consolidated subsidiaries is presented as a component of stockholders’ equity in the consolidated balance sheets.

Under U.S. GAAP, minority interest in consolidated subsidiaries is not included in stockholders’ equity; rather, it is presented between liabilities and stockholders’ equity item in the consolidated balance sheets.

m. Income Taxes

Under U.S. GAAP, effective January 1, 2007 the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109 “Accounting for Income Taxes” (SFAS No. 109), by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires that the tax effect(s) of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle.

n. Comprehensive Income

Prior to January 1, 2007, Korean GAAP did not require to present comprehensive income, however, effective January 1, 2007, the Company adopted SKAS No. 21, “Preparation and Presentation of Financial Statements 1”, which requires separate disclosure of the details of comprehensive income. Consequently, there is no GAAP difference as of December 31, 2007, in terms of disclosure of comprehensive income and its components.

Under U.S. GAAP, comprehensive income and its components must be presented in the financial statements. Comprehensive income includes all changes in stockholders’ equity during a period except those resulting from investments by, or distributions to, owners, including certain items not included in the current results of operations.

Comprehensive income for the six months ended June 30, 2007 and 2008 and accumulated other comprehensive income balance as of June 30, 2007 and 2008 is summarized as follows (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
Net earnings (losses) as adjusted in accordance with U.S. GAAP	(Won)	109,920	(Won)	(43,954)
Other comprehensive income, net of tax:
Foreign currency translation adjustments		(7)		72
Unrealized gains (losses) on investments:
Unrealized holding losses, net of tax of ((Won)1,138) million and ((Won)1,634) million in 2007 and 2008, respectively		(2,884)		(4,309)
Less: reclassification adjustment for gains (losses) realized in net earning due to disposal, net of tax of (Won)391 million and ((Won)1,062) million in 2007 and 2008, respectively		1,032		(2,798)
Unrealized gains on valuation of derivatives, net of tax of (Won)1,181 million in 2008		—		3,114

Comprehensive income (loss) as adjusted in accordance with U.S. GAAP	(Won)	108,061	(Won)	(47,875)

Accumulated other comprehensive income (loss) balances:
Foreign currency translation adjustments	(Won)	(72)	(Won)	(10)
Unrealized gains on investments		5,293		2,261

	(Won)	5,221	(Won)	2,251

o. New Accounting Pronouncements

(i)

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS No. 141(R)) which retained the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS No. 141(R) changed the method of applying the acquisition method in a number of significant aspects. SFAS No. 141(R) will require that: (1) for all business combinations, the acquirer records all assets and liabilities of the acquired business, including goodwill, generally at their fair values; (2) certain contingent assets and liabilities acquired be recognized at their fair values on the acquisition date; (3) contingent consideration be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settled; (4) acquisition-related transaction and restructuring costs be expensed rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired; (5) in step acquisitions, previous equity interests in an acquiree held prior to obtaining control be re-measured to their acquisition-date fair values, with any gain or loss recognized in earnings; and

(6) when making adjustments to finalize initial accounting, companies revise any previously issued post- acquisition financial information in future financial statements to reflect any adjustments as if they had been recorded on the acquisition date. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of this statement should also apply the provisions of SFAS No. 141(R). This standard will be applied to all future business combinations after December 31, 2008.

(ii)	In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (SFAS No. 160) which amends ARB 51 to establish new standards that will govern the accounting for and reporting of noncontrolling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Also, SFAS No. 160 requires that: (1) noncontrolling interest, previously referred to as minority interest, be reported as part of equity in the consolidated financial statements; (2) losses be allocated to the noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest; (3) changes in ownership interests be treated as equity transactions if control is maintained; and, (4) upon a loss of control, any gain or loss on the interest sold be recognized in earnings. SFAS No. 160 is effective on a prospective basis for all fiscal years beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. Management is currently evaluating the effects, if any, that SFAS No. 160 may have on the Company’s financial condition and results of operations.

(iii)	In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (SFAS No. 161), that expands the disclosure requirements of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008.

(iv)	In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”) that is intended to improve financial reporting by identifying a consistent framework, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS No. 162 is effective 60 days following the Securities and Exchanges Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”

(v)

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS No. 163) that clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claim liabilities and also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities and requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance of this

Statement. Except for those disclosures, earlier application is not permitted. Management is currently evaluating the effects, if any, that SFAS No. 163 may have on the Company’s financial condition and results of operations.

p. U.S GAAP Reconciliations

The effects of the significant adjustments to net earnings for the six months ended June 30, 2007 and 2008 and stockholders’ equity for the year ended December 31, 2007 and the six months ended June 30, 2008 which would be required if U.S. GAAP were to be applied instead of Korean GAAP are summarized as follows (in millions of Korean won except per share data):

	Note Reference	2007 (6 months)		2008 (6 months)
Net income (attributable to equity holders of the parent) under Korean GAAP		(Won)	130,859	(Won)	(10,932)
Adjustments:
Capitalization of foreign currency translation gain (loss), net	18.b		269		317
Interest capitalization	18.c		(1,873)		(1,538)
Deferred charges	18.d		7,267		460
Revenue recognition	18.e		(22,686)		(42,991)
Merger with KT ICOM	18.h		2,051		2,051
Licensing cost	18.i		(14,792)		(14,792)
Investor- level goodwill	18.j		773		4,809
Deferred income tax effects of U.S. GAAP adjustments			8,052		18,662

			(20,939)		(33,022)

Adjusted net income under U.S. GAAP		(Won)	109,920	(Won)	(43,954)

Basic and diluted earnings per share		(Won)	562	(Won)	(229)

	Note Reference	December 31, 2007		June 30, 2008
Stockholder’s equity under Korean GAAP		(Won)	4,373,379	(Won)	4,235,278
Adjustments:
Capitalization of foreign currency translation gain (loss), net	18.b		(297)		20
Interest capitalization	18.c		62,841		61,303
Deferred charges	18.d		(1,338)		(878)
Revenue recognition	18.e		(70,553)		(113,544)
Merger with KTM.Com	18.g		688,653		688,653
Merger with KT ICOM	18.h		(36,577)		(34,526)
Licensing cost	18.i		103,542		88,750
Investor- level goodwill	18.j		3,473		8,282
Additional equity investment in subsidiaries	18.k		1,132		1,132
Minority interest in consolidated subsidiaries	18.l		(29,670)		(27,658)
Deferred income tax effects of U.S. GAAP adjustments			(16,415)		1,721

			704,791		673,255

Stockholders’ equity as adjusted in accordance with U.S. GAAP		(Won)	5,078,170	(Won)	4,908,533

Condensed balance sheets in accordance with U.S. GAAP as of December 31, 2007 and June 30, 2008 are as follows (in millions of Korean won):

	December 31, 2007		June 30, 2008
Assets
Current assets	(Won)	1,870,669	(Won)	2,020,950
Non-current assets		6,449,944		6,664,371

Total assets	(Won)	8,320,613	(Won)	8,685,321

Liabilities
Current liabilities	(Won)	1,833,051	(Won)	2,341,525
Long-term liabilities		1,396,433		1,424,459

Total liabilities		3,229,484		3,765,984

Minority interest in consolidated subsidiaries		12,959		10,804

Stockholders’ equity		5,078,170		4,908,533

Total liabilities, minority interest and stockholders’ equity	(Won)	8,320,613	(Won)	8,685,321

The following table reconciles cash flows from operating, investing and financing activities for the six months ended June 30, 2007 and 2008 under Korean GAAP, as reported in the consolidated financial statements to cash flows from operating, investing and financing activities for the six months ended June 30, 2007 and 2008 under U.S. GAAP (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
Cash flows from operating activities under Korean GAAP	(Won)	843,170	(Won)	413,689
Adjustments:
Difference in consolidation scope(*)		—		1,855

Cash flows from operating activities under U.S. GAAP	(Won)	843,170	(Won)	415,544

Cash flows from investing activities under Korean GAAP	(Won)	(510,230)	(Won)	(631,917)
Adjustments:
Difference in consolidation scope(*)		—		4,037

Cash flows from investing activities under U.S. GAAP	(Won)	(510,230)	(Won)	(627,880)

Cash flows from financing activities under Korean GAAP:	(Won)	(499,833)	(Won)	769
Adjustments:
Difference in consolidation scope(*)		—		5,770

Cash flows from financing activities under U.S. GAAP	(Won)	(499,833)	(Won)	6,539

Cash and cash equivalents at end of the period under Korean GAAP	(Won)	423,819	(Won)	113,014
Adjustments:
Difference in consolidation scope(*)		—		(4,874)

Cash and cash equivalents at end of the period under U.S. GAAP	(Won)	423,819	(Won)	108,140

(*)	Reconciling items affecting cash flows related to difference in consolidation scope between Korean GAAP and U.S. GAAP

19. ADDITIONAL U.S. GAAP DISCLOSURES

a. Income Tax Expense

The components of income tax expense for the six months ended June 30, 2007 and 2008 are as follows (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
Current income tax expense	(Won)	40,602	(Won)	2,600
Deferred income tax benefit		(37,188)		(48,949)

Income tax expense (benefit)	(Won)	3,414	(Won)	(46,349)

Substantially all income before income taxes and related income tax expense (benefit) are attributable to domestic operations. The provision for income taxes using statutory tax rates differs from the actual provision for the six months ended June 30, 2007 and 2008 for the following reasons (in millions of Korean won):

	2007 (6 months)		2008 (6 months)
Provision for income taxes at statutory tax rates	(Won)	36,116	(Won)	(25,681)
Investment tax credits		(32,109)		(37,354)
Additional income tax payment (refund) related to prior periods		844		(922)
Non-temporary difference		1,268		10,211
Changes in deferred income tax unrecognized		(1,379)		13,431
Others		(1,326)		(6,034)

Actual provision for income taxes	(Won)	3,414	(Won)	(46,349)

The effective tax rates after adjustments of certain differences between amounts reported for financial accounting and income tax purpose were approximately 2.9% and 50.1% for the six months ended June 30, 2007 and 2008, respectively.

The tax effects of temporary differences that resulted in significant portions of the deferred income tax assets and liabilities computed under U.S. GAAP at December 31, 2007 and June 30, 2008 and a description of financial statement items that created these differences are as follows (in millions of Korean won):

	December 31, 2007		June 30, 2008
Deferred income tax assets:
Allowance for doubtful accounts	(Won)	47,589	(Won)	25,999
Inventories		12,984		11,931
Unearned revenue		23,309		35,131
Equity method investment securities		5,055		30,906
Tax credit carryforwards		94,546		128,023
Tax loss carryforwards		4,379		8,670
Accrued expenses		33,988		42,317
Accounts payable-other		3,618		5,224
Donation		14
Loss on impairment of long-term investment securities		3,449		3,364
Provision for severance indemnities		10,203		11,711
Other		4,558		13,701

Total deferred income tax assets		243,692		316,977
Valuation allowance		(33,843)		(53,680)

Deferred income tax assets		209,849		263,297

Deferred income tax liabilities:
Available-for-sale securities		(2,155)		—
Property and equipment		(8,189)		(3,271)
Intangible assets		(21,754)		(17,989)
Gain on valuation of derivatives		(542)		(10,335)
Other		(209)		(4,425)

Deferred income tax liabilities		(32,849)		(36,020)

Net deferred income tax assets	(Won)	177,000	(Won)	227,277

In 2007 and 2008, valuation allowance was recognized as realization of deferred income tax asset was not assessed as more likely than not mainly due to lack of expected future taxable income.

In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differenced become deductible and tax carryforwards are utilizable. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred income tax assets are deductible, management believes that it is more likely than not the Company will realize the benefits of these deductible differences and tax carryforwards.

Upon adoption of FIN 48 as of January 1, 2007, the Company recorded a decrease to retained earnings of (Won)4,439 million as a cumulative effect of the liability for uncertain tax positions. At January 1, 2007, the Company had (Won)4,439 million of total gross unrecognized tax benefits, of which (Won)4,272 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2007 and June 30, 2008 the amount of unrecognized tax benefits that would favorably affect the effective income tax rate in future periods was (Won)130 million and (Won)19 million. These amounts consider the guidance in FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”. The liability for uncertain tax positions is classified as a non-current liability.

A reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period is as follows (in millions of Korean won):

	2007 (12 months)		2008 (6 months)
Beginning balance	(Won)	4,439	(Won)	3,303
Additions to tax positions recorded during the current period		155		120
Additions to tax positions recorded during prior periods		—		23
Reductions to tax positions recorded during prior periods		—		—
Reductions to tax positions due to a lapse of statutory limitations		—		—
Reductions for settlement		(1,291)		(2,924)

Ending balance	(Won)	3,303	(Won)	522

The Company’s practice is to classify interest on uncertain tax positions in non-operating expense. The Company recognized (Won)25 million and (Won)13 million in penalties for the year ended December 31, 2007 and the six months ended June 30, 2008, respectively. The Company had (Won)191 million and (Won)93 million accrued for the payment of penalties as of December 31, 2007 and June 30, 2008, respectively.

The Company has open tax years ranging from 2003 to 2008, by which our taxes remain subject to examination. However, the Company does not anticipate that the total amount of unrecognized tax benefits will significantly change in the next 12 months.

b. Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements, for all financial and nonfinancial assets and liabilities recognized at fair value in the consolidated financial statements on a recurring basis. The adoption of this statement did not change our previous accounting for financial assets and liabilities. The provisions of SFAS No. 157 will be applied to nonfinancial assets and liabilities that are recognized at fair value in the consolidated financial statements on a nonrecurring basis beginning January 1, 2009. Upon application of the remaining provisions of SFAS No. 157 on January 1, 2009, the Company will provide additional disclosures regarding our nonrecurring fair value measurements, including our annual impairment review of goodwill and intangible assets.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a three-tier fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following fair value hierarchy table presents information regarding our assets and liabilities measured at fair value on a recurring basis as of June 30, 2008 (in millions of Korean won):

Assets	Level 1		Level 2		Level 3		Total
Cash and Cash equivalents	(Won)	61,333	(Won)	46,807	(Won)	—	(Won)	108,140
Short-term financial instruments		1,100		1,648		—		2,748
Short-term investment securities		—		959		—		959
Long-term investment securities:
Marketable equity securities		9,948		—		—		9,948
Debt securities		—		64		—		64
Derivative assets:
Cross currency interest rate swap				29,418				29,418
Put option		—				8,161		8,161

	(Won)	72,381	(Won)	78,896	(Won)	8,161	(Won)	159,438

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash equivalents: The carrying amount of cash equivalents approximates fair value as maturities are less than three months. Fair values of cash equivalent instruments that do not trade on a regular basis in active markets are classified as Level 2. The cash equivalents are primarily comprised of trust deposit, RP, money market deposit account and money market funds.

Short-term financial instruments: The carrying amount of short-term financial instruments approximates fair value due to the short-term maturity. Fair values of short-term financial instruments are measured at the quoted price obtained from brokers for identical or comparable assets or liabilities. The short-term financial instruments are comprised of installment saving-type fund and others.

Marketable equity securities: The fair value of marketable equity securities is measured using quoted market prices and accordingly, they are classified as Level 1 as they are traded in an active market for which closing stock prices are readily available.

Derivative instruments assets: The derivative instruments assets consist of cross currency interest rate swap and put option contracts. The fair value of cross currency interest rate swap derivatives is primarily based on the quoted price obtained from brokers. The Company generally classifies this instrument within Level 2 of the valuation hierarchy, however, the Company also classifies put option contracts that are valued based upon models with significant unobservable inputs as Level 3 of the valuation hierarchy. The fair value of the put option is measured using Black-Sholes option pricing model that utilizes unobservable inputs such as expectation about dividend and future volatility.

The following table provides a reconciliation of the beginning and ending balances for the six months ended June 30, 2008 of the Company’s put option, as the option is measured at fair value using significant unobservable inputs (in millions of Korean won):

Balances at beginning of period (January 1, 2008)	(Won)	1,971
Unrealized gain included in earnings		6,190
Unrealized gain (loss) included in other comprehensive income		—
Purchases, sales, issuances and settlements, net		—
Transfer in and/or (out) of Level 3		—

Balances as of June 30, 2008	(Won)	8,161

c. Accrued Severance Indemnities

The Company expects to pay the following future benefits to its employees upon their normal retirement age (in millions of Korean won):

Year ending June 30,	Amount
Prior to June 30, 2015	(Won)	—
2015		445
2016		1,235
2017		1,724
2018		4,808

	(Won)	8,212

The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their expected retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

KT Freetel Co., Ltd.

Seoul, Korea

We have audited the accompanying consolidated balance sheets of KT Freetel Co., Ltd. and subsidiaries (the “Company”) as of December 31, 2006 and 2007, and the related consolidated statements of income, cash flows and changes in equity for each of the three years in the period ended December 31, 2007 (all expressed in Korean won). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of KT Freetel Co., Ltd. and subsidiaries as of December 31, 2006 and 2007, and the results of their operations, their cash flows and changes in their equity for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the Republic of Korea.

Our audit also comprehended the translation of Korean won amounts into U.S. dollar amounts and, in our opinion, such convenience translation has been made in conformity with the basis stated in Note 2 to the consolidated financial statements. Such U.S. dollar amounts are presented solely for the convenience of readers of the financial statements.

Principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 31 to the consolidated financial statements.

/s/ Deloitte Anjin LLC

Seoul, Korea

August 29, 2008

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31, 2006 and 2007

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2006		2007		2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Notes 25 and 28)	(Won)	590,712	(Won)	330,473	$353,145
Short-term financial instruments (Notes 3 and 26)		90,500		3,800	4,061
Short-term investment securities (Notes 3 and 6)		202,544		3,861	4,126
Accounts receivable-trade, net of allowance for doubtful accounts of (Won)214,650 million in 2006 and (Won)210,347 million in 2007 (Notes 2, 4, 12, 25 and 26)		1,216,244		1,175,000	1,255,610
Short-term loans (Notes 2 and 8)		10,408		4,906	5,243
Accounts receivable-other, net of allowance for doubtful accounts of (Won)9,820 million in 2006 and (Won)18,034 million in 2007 (Notes 2 and 26)		76,659		34,268	36,619
Advance payments, net of allowance for doubtful accounts of (Won)12,051 million in 2007 (Notes 2 and 26)		20,064		30,514	32,607
Prepaid expenses		14,218		16,334	17,455
Current portion of deferred income tax assets (Note 23)		107,956		135,363	144,649
Inventories (Notes 5 and 9)		130,163		162,709	173,871
Other current assets (Note 2)		3,274		1,243	1,328

Total Current Assets		2,462,742		1,898,471	2,028,714

NON-CURRENT ASSETS:
Long-term financial instruments (Note 3)		20		56	60
Long-term investment securities (Note 6)		29,882		27,613	29,507
Equity method investment securities (Note 7)		57,205		62,420	66,702
Long-term loans (Notes 2, 8 and 26)		15,066		34,528	36,897
Other investment assets		39,991		19,157	20,471
Property and equipment, net (Notes 9 and 10)		4,236,328		4,266,945	4,559,677
Intangible assets, net (Notes 9 and 11)		967,712		894,917	956,312
Long-term accounts receivable-trade (Note 12)		53,801		42,512	45,429
Guarantee deposits		214,313		232,102	248,025
Deferred income tax assets (Note 23)		42,553		54,748	58,504
Other non-current assets		—		4,300	4,595

Total Non-current Assets		5,656,871		5,639,298	6,026,179

TOTAL ASSETS	(Won)	8,119,613	(Won)	7,537,769	$8,054,893

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

As of December 31, 2006 and 2007

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2006		2007		2007
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable-trade (Notes 25 and 26)	(Won)	229,066	(Won)	327,200	$349,648
Short-term borrowings (Notes 13 and 25)		60,038		35,893	38,355
Accounts payable-other (Notes 25 and 26)		845,134		659,798	705,063
Advance receipts		30,240		4,121	4,404
Withholdings		102,202		122,110	130,487
Accrued expenses (Note 25)		128,064		175,687	187,740
Income taxes payable		43,889		44,107	47,133
Current portion of long-term borrowings and debentures (Notes 13 and 14)		509,764		332,614	355,433
Current portion of long-term accounts payable-other (Notes 12 and 15)		89,116		108,920	116,392
Current portion of accrued provisions (Note 16)		10,305		9,770	10,440
Other current liabilities		216		1,145	1,224

Total Current Liabilities		2,048,034		1,821,365	1,946,319

NON-CURRENT LIABILITIES:
Long-term borrowings (Notes 12 and 13)		20,000		14,618	15,621
Long-term debentures (Note 14)		1,178,159		859,037	917,971
Long-term accounts payable-other (Notes 12 and 15)		493,877		406,288	434,161
Long-term guarantee deposits received (Note 26)		5,558		2,526	2,699
Accrued provisions (Note 16)		9,465		4,048	4,326
Accrued severance indemnities, net (Note 2)		44,365		53,994	57,698
Other non-current liabilities		4		2,514	2,686

Total Non-current Liabilities		1,751,428		1,343,025	1,435,162

Total Liabilities		3,799,462		3,164,390	3,381,481

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

As of December 31, 2006 and 2007

	In millions of Korean won				In thousands of U.S. dollars (Note 2)
	2006		2007		2007
LIABILITIES AND EQUITY

EQUITY:
Common Stock (Note 17)		1,044,181		1,044,181	1,115,816
Capital Surplus		1,726,645		1,725,493	1,843,869
Capital Adjustments:
Treasury stock (Note 17)		(2,077)		(2,078)	(2,221)
Stock option (Note 20)		5,265		4,088	4,369

Total Capital Adjustments		3,188		2,010	2,148

Accumulated Other Comprehensive Income (Note 21)
Unrealized gain on valuation of available-for-sale securities		7,231		5,717	6,109
Increase in equity of associates		29		608	650
Loss on translation of foreign operations		(65)		(81)	(86)

Total Accumulated Other Comprehensive Income		7,195		6,244	6,673

Retained Earnings (Note 18)
Legal reserve		31,455		43,194	46,157
Voluntary reserve		1,200,000		1,350,000	1,442,616
Unappropriated retained earnings		296,392		172,587	184,427

Total Retained Earnings		1,527,847		1,565,781	1,673,200

Minority Interest		11,095		29,670	31,706

Total Equity		4,320,151		4,373,379	4,673,412

TOTAL LIABILITIES AND EQUITY	(Won)	8,119,613	(Won)	7,537,769	$8,054,893

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Income

For the Years Ended December 31, 2005, 2006 and 2007

	In millions of Korean won						In thousands of U.S. dollars (Note 2)
	2005		2006		2007		2007
OPERATING REVENUES (Notes 22 and 26)	(Won)	6,152,812	(Won)	6,627,720	(Won)	7,326,783	$7,829,433
OPERATING EXPENSES (Notes 22 and 26)		5,292,745		5,924,681		6,901,714	7,375,202

OPERATING INCOME		860,067		703,039		425,069	454,231

NON-OPERATING REVENUE (EXPENSES):
Interest income		9,406		26,213		24,218	25,879
Gain on foreign currency transaction, net		9,455		6,001		365	390
Gain (loss) on foreign currency translation, net (Note 25)		7,821		1,824		(555)	(593)
Interest expense		(186,701)		(145,244)		(132,993)	(142,117)
Loss on disposal of accounts receivable—trade (Note 4)		(12,511)		(12,281)		(409)	(437)
Equity in income (loss) of associates, net (Note 7)		146		(2,505)		(2,461)	(2,630)
Loss on impairment of equity method investment securities (Note 7)		—		—		(3,238)	(3,460)
Gain on disposal of short-term investment securities, net		8,713		22,850		4,585	4,900
Gain on disposal of long-term investment securities, net		386		139		1,226	1,310
Loss on impairment of long-term investment securities, net (Note 6)		(25,131)		(586)		(1,481)	(1,583)
Loss on disposal of property and equipment, net		(58,502)		(42,044)		(43,529)	(46,515)
Loss on impairment of property and equipment (Note 10)		(1,011)		(1,133)		(3,059)	(3,269)
Gain on disposal of intangible assets, net		108		42		154	165
Loss on impairment of intangible assets (Note 11)		(3,762)		(9,047)		(3,698)	(3,952)
Reversal of negative goodwill (Note 11)		648		648		648	692
Gain (loss) on settlement of derivatives		(9,292)		(1,415)		3	3
Loss on valuation of derivatives		(2,340)		(216)		—	—
Dividend income		301		552		306	327
Gain on restructuring of debt (Note 13)		—		—		2,797	2,989
Donation		(19,647)		(21,579)		(16,136)	(17,243)
Other bad debt expense		—		—		(1,236)	(1,321)
Loss on cancellation of a lease		—		(22,695)		—	—
Others		23,978		25,794		24,505	26,187

		(257,935)		(174,682)		(149,988)	(160,278)

INCOME BEFORE INCOME TAX EXPENSE		602,132		528,357		275,081	293,953
INCOME TAX EXPENSE (Note 23)		53,845		115,549		37,419	39,986
NEWLY INCLUDED SUBSIDIARIES’ NET LOSS BEFORE ACQUISITION		—		—		12,820	13,699

NET INCOME (Note 30)	(Won)	548,287	(Won)	412,808	(Won)	250,482	267,666

Attributable to:
Equity holders of the parent	(Won)	547,297	(Won)	412,001	(Won)	249,019	$266,103
Minority interest		990		807		1,463	1,563

	(Won)	548,287	(Won)	412,808	(Won)	250,482	$267,666

NET INCOME PER SHARE (Note 24)(*)
Basic and diluted net income per share (in Korean won)	(Won)	3,013	(Won)	2,049	(Won)	1,277	$1.365

(*)	Income per share attributable to the equity holders of the parent

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2005, 2006 and 2007

	In millions of Korean won						In thousands of U.S. dollars (Note 2)
	2005		2006		2007		2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	548,287	(Won)	412,808	(Won)	250,482	$267,666
Expenses not involving cash payments:
Provision for severance indemnities		15,085		15,035		20,845	22,275
Depreciation		1,044,506		1,045,521		1,051,634	1,123,781
Amortization of intangible assets		119,484		128,263		121,036	129,340
Bad debt expense		54,375		89,240		47,346	50,594
Stock compensation		5,160		304		56	60
Loss on valuation of inventories		13,498		24,231		14,890	15,912
Loss on foreign currency translation, net		—		—		558	596
Interest expense		26,719		25,099		23,537	25,152
Loss on disposal of accounts receivable—trade		12,511		12,281		409	437
Equity in loss of associates, net		—		2,505		2,461	2,630
Loss on impairment of equity method investment securities		—		—		3,238	3,460
Loss on impairment of long-term investment securities, net		25,131		586		1,481	1,583
Loss on disposal of property and equipment, net		58,502		42,044		43,529	46,515
Loss on impairment of property and equipment		1,011		1,133		3,059	3,269
Loss on impairment of intangible assets		3,762		9,047		3,698	3,952
Loss on settlement of derivatives		9,292		1,415		—	—
Loss on valuation of derivatives		2,340		216		—	—
Others		5,656		8,889		12,171	13,004

Sub-total		1,397,032		1,405,809		1,349,948	1,442,560

Income not involving cash receipts:
Gain on foreign currency translation, net		7,821		1,824		—	—
Equity in income of associates, net		146		—		—	—
Gain on disposal of short-term investment securities, net		8,713		22,850		4,585	4,900
Gain on disposal of long-term investment securities, net		386		139		1,226	1,310
Gain on disposal of intangible assets, net		108		42		154	165
Reversal of negative goodwill		648		648		648	692
Gain on restructuring of debt (Note 13)		—		—		2,797	2,989
Interest income (present value)		2,828		—		—	—
Cancellation of stock options		103		—		—	—
Others		436		15,425		1,852	1,979
Newly included subsidiaries’ net income before acquisition (not involving cash receipts)		—		—		12,156	12,990

Sub-total		(21,189)		(40,928)		(23,418)	(25,025)

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the Years Ended December 31, 2005, 2006 and 2007

	In millions of Korean won			In thousands of U.S. dollars (Note 2)
	2005	2006	2007	2007
Changes in assets and liabilities related to operating activities:
Accounts receivable-trade	62,652	137,665	80,081	85,575
Accounts receivable-other	(14,395)	27,640	33,510	35,809
Prepaid expenses	(1,405)	(1,489)	(2,091)	(2,235)
Inventories	22,437	67,427	(47,247)	(50,488)
Deferred income tax assets	(52,584)	13,094	(39,055)	(41,734)
Other current assets	6,042	553	(1,201)	(1,283)
Long-term accounts receivable-trade	28,858	2,158	11,289	12,063
Guarantee deposits	(15,109)	10,319	(15,451)	(16,511)
Other non-current assets	—	—	(3,683)	(3,936)
Accounts payable-trade	(6,049)	(101,239)	(3,628)	(3,877)
Accounts payable-other	216,205	117,548	(187,689)	(200,565)
Withholdings	(22,573)	89	19,665	21,014
Accrued expenses	(5,578)	(14,289)	47,208	50,447
Income taxes payable	67,772	(50,098)	229	245
Other current liabilities	7,318	(8,089)	(25,216)	(26,946)
Long-term guarantee deposits received	—	5,457	(4,103)	(4,384)
Accrued provisions	(2,743)	(8,960)	(16,526)	(17,660)
Other non-current liabilities	135	(922)	2,505	2,677
Payment of severance indemnities	(11,332)	(12,198)	(11,089)	(11,850)

Sub-total	279,651	184,666	(162,492)	(173,639)

Net Cash Provided by Operating Activities	2,203,781	1,962,355	1,414,520	1,511,562

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash inflows from investing activities:
Disposal of short-term financial instruments	371,300	2,185,000	140,000	149,604
Disposal of short-term investment securities	119,173	1,734,497	1,201,824	1,284,274
Collection of short-term loans	24,332	19,287	9,908	10,588
Disposal of long-term investment securities	1,151	1,195	1,656	1,770
Disposal of equity method investment securities	—	—	1,949	2,083
Collection of long-term loans	1,702	43	—	—
Disposal of property and equipment	127,694	16,016	2,595	2,773
Disposal of intangible assets	464	249	374	400
Others	1,133	760	—	—

Sub-total	646,949	3,957,047	1,358,306	1,451,492

Cash outflows for investing activities:
Acquisition of short-term financial instruments	801,300	1,845,500	50,948	54,443
Acquisition of short-term investment securities	350,049	1,669,051	996,842	1,065,230
Acquisition of long-term investment securities	2,237	1,521	1,288	1,376
Acquisition of equity method investment securities	16,590	7,000	4,026	4,302
Increase in long-term loans	13,527	9,556	22,818	24,384
Acquisition of property and equipment	729,456	1,232,481	1,126,988	1,204,305
Acquisition of intangible assets	28,974	40,324	32,014	34,210
Others	13,742	26,166	255	272

Sub-total	(1,955,875)	(4,831,599)	(2,235,179)	(2,388,522)

Net Cash Used in Investing Activities	(1,308,926)	(874,552)	(876,873)	(937,030)

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

For the Years Ended December 31, 2005, 2006 and 2007

	In millions of Korean won						In thousands of U.S. dollars (Note 2)
	2005		2006		2007		2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash inflows from financing activities:
Increase in short-term borrowings		230,787		46,951		28,300	30,242
Increase in long-term borrowings		10,000		20,000		—	—
Proceeds from issuance of debentures		199,297		—		—	—
Paid-in capital increase		514,811		—		—	—
Disposal of treasury stock		69,108		—		—	—
Others		5,936		—		—	—

Sub-total		1,029,939		66,951		28,300	30,242

Cash outflows for financing activities:
Takeover of accounts receivable-trade		—		200,000		—	—
Repayment of short-term borrowings		500,000		27,398		30,115	32,181
Repayment of current portion of long-term borrowings and debentures		1,035,653		340,280		510,000	544,988
Acquisition of treasury stock		13,368		164,885		94,071	100,525
Payment of dividends		99,715		120,688		117,384	125,437
Capital transactions in consolidated entities		—		—		1,152	1,231
Others		—		3,170		90,000	96,174

Sub-total		(1,648,736)		(856,421)		(842,722)	(900,536)

Net Cash Used in Financing Activities		(618,797)		(789,470)		(814,422)	(870,294)

EFFECT OF CHANGES IN CONSOLIDATED ENTITIES		601		(15,221)		16,536	17,670

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		276,659		283,112		(260,239)	(278,092)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR		30,941		307,600		590,712	631,237

CASH AND CASH EQUIVALENTS AT END OF THE YEAR (Note 28)	(Won)	307,600	(Won)	590,712	(Won)	330,473	$353,145

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2005, 2006 and 2007

(In millions of Korean won)	Common stock		Capital surplus		Capital adjustments		Accumulated other comprehensive income		Retained earnings		Minority interest		Total
Balance as of January 1, 2005 (as reported)	(Won)	955,702	(Won)	1,324,536	(Won)	(88,668)	(Won)	4,965	(Won)	985,573	(Won)	8,041	(Won)	3,190,149
Dividends		—		—		—		—		(99,715)		—		(99,715)

Retained earnings after appropriations		—		—		—		—		885,858		8,041		3,090,434
Net income for the period		—		—		—		—		547,297		990		548,287
Paid-in capital increase		88,479		405,832		—		—		—		—		494,311
Changes in consolidated entities		—		580		(65)		—		158		11,739		12,412
Retirement of treasury stock		—		—		13,366		—		(13,366)		—		—
Loss on disposal of treasury stock		—		—		(17,457)		—		—		—		(17,457)
Purchase of treasury stock		—		—		(13,368)		—		—		—		(13,368)
Disposal of treasury stock		—		—		91,724		—		—		—		91,724
Compensation expense resulting from stock options		—		—		(103)		—		—		—		(103)
Changes in equity of affiliates		—		—		—		(14)		—		—		(14)
Unrealized gain on valuation of available-for-sale securities		—		—		—		1,204		—		—		1,204
Changes in minority interest		—		—		—		—		—		17		17
Others		—		—		—		—		(725)		—		(725)

Balance as of December 31, 2005	(Won)	1,044,181	(Won)	1,730,948	(Won)	(14,571)	(Won)	6,155	(Won)	1,419,222	(Won)	20,787	(Won)	4,206,722

Balance as of January 1, 2006 (as reported)	(Won)	1,044,181	(Won)	1,730,948	(Won)	(14,571)	(Won)	6,155	(Won)	1,419,222	(Won)	20,787	(Won)	4,206,722
Dividends		—		—		—		—		(120,688)		—		(120,688)

Retained earnings after appropriations		—		—		—		—		1,298,534		20,787		4,086,034
Changes in ownership interests in consolidated entities		—		(1,132)		—		—		—		(526)		(1,658)
Paid-in capital increase		—		(3,171)		—		—		—		—		(3,171)
Net income for the period		—		—		—		—		412,001		807		412,808
Changes in consolidated entities		—		—		—		—		—		(10,038)		(10,038)
Appropriation of loss on disposal of treasury stock		—		—		17,457		—		(17,457)		—		—
Acquisition of treasury stock		—		—		(164,885)		—				—		(164,885)
Retirement of treasury stock		—		—		164,884		—		(164,884)		—		—
Compensation expense resulting from stock options		—		—		303		—		—		—		303
Unrealized gain on valuation of available-for-sale securities		—		—		—		973		—		—		973
Changes in equity of associates		—		—		—		43		—		—		43
Others		—		—		—		24		(347)		65		(258)

Balance as of December 31, 2006	(Won)	1,044,181	(Won)	1,726,645	(Won)	3,188	(Won)	7,195	(Won)	1,527,847	(Won)	11,095	(Won)	4,320,151

(Continued)

KT FREETEL CO., LTD. AND SUBSIDIARIES

Consolidated Statements of Changes in Equity—(Continued)

For the Years Ended December 31, 2005, 2006 and 2007

(In millions of Korean won)	Common stock		Capital surplus		Capital adjustments		Accumulated other comprehensive income		Retained earnings		Minority interest		Total
Balance as of January 1, 2007 (as reported)	(Won)	1,044,181	(Won)	1,726,645	(Won)	3,188	(Won)	7,195	(Won)	1,527,847	(Won)	11,095	(Won)	4,320,151
Dividends		—		—		—		—		(117,384)		—		(117,384)

Retained earnings after appropriations		—		—		—		—		1,410,463		11,095		4,202,767
Changes in ownership interests in consolidated entities		—		(1,152)		—		—		—		—		(1,152)
Net income for the period		—		—		—		—		249,019		1,463		250,482
Changes in consolidated entities		—		—		—		—		—		17,129		17,129
Acquisition of treasury stock		—		—		(94,071)		—		—		—		(94,071)
Retirement of treasury stock		—		—		94,071		—		(94,071)		—		—
Compensation expense resulting from stock options		—		—		(1,178)		—		—		—		(1,178)
Unrealized loss on valuation of available-for-sale securities		—		—		—		(1,514)		—		(17)		(1,531)
Changes in equity of associates		—		—		—		579		—		—		579
Others		—		—		—		(16)		370		—		354

Balance as of December 31, 2007	(Won)	1,044,181	(Won)	1,725,493	(Won)	2,010	(Won)	6,244	(Won)	1,565,781	(Won)	29,670	(Won)	4,373,379

(In thousands of U.S. dollars)
Balance as of January 1, 2007 (as reported)		$1,115,816		$1,845,100		$3,407		$7,689		$1,632,664		$11,856		$4,616,532
Dividends		—		—		—		—		(125,437)		—		(125,437)

Retained earnings after appropriations		—		—		—		—		1,507,227		11,856		4,491,095
Changes in ownership interests in consolidated entities		—		(1,231)		—		—		—		—		(1,231)
Net income for the period		—		—		—		—		266,103		1,563		267,666
Changes in consolidated entities		—		—		—		—		—		18,305		18,305
Acquisition of treasury stock		—		—		(100,525)		—		—		—		(100,525)
Retirement of treasury stock		—		—		100,525		—		(100,525)		—		—
Compensation expense resulting from stock options		—		—		(1,259)		—		—		—		(1,259)
Unrealized loss on valuation of available-for-sale securities		—		—		—		(1,618)		—		(18)		(1,636)
Changes in equity of associates		—		—		—		619		—		—		619
Others		—		—		—		(17)		395		—		378

Balance as of December 31, 2007		$1,115,816		$1,843,869		$2,148		$6,673		$1,673,200		$31,706		$4,673,412

See accompanying notes to consolidated financial statements

KT FREETEL CO., LTD. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2005, 2006 and 2007

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

a. Parent

KT Freetel Co., Ltd. (“KTF”) was incorporated on January 3, 1997, under the Commercial Code of the Republic of Korea, and listed on the Korean Securities Dealers Association Automated Quotation System (the “KOSDAQ”) in December 1999. On April 19, 2004, KTF transferred its listing from the KOSDAQ to the Korea Stock Exchange. KTF is currently engaged in providing personal communications service (“PCS”), value added services, and sale and lease of personal communication devices in Korea.

KTF’s shares as of December 31, 2007 are owned as follows:

	Number of shares	Ownership Percentage (%)
KT Corporation (“KT”)	102,129,938	52.99
NTT DoCoMo Inc.	20,176,309	10.47
Prism Offshore Fund, Ltd.	5,063,030	2.63
Qualcomm Incorporated	4,016,350	2.08
MSCOP-Pledgee OF 12676	2,241,287	1.16
National Pension Service	2,014,142	1.05
Microsoft Corp.	2,030,000	1.05
Others	55,051,035	28.57

Total	192,722,091	100.00

b. Consolidated Subsidiaries

The consolidated financial statements include the accounts of KTF and its controlled subsidiaries (the “Company”) listed below. Generally, control is deemed to exist when the investor has more than 50 percent of the total outstanding voting stock or when the investor is the largest shareholder and owns more than 30 percent of the total outstanding voting stock. All inter-company accounts and transactions have been eliminated in consolidation.

Subsidiary	Financial year end	Year of obtaining control	Ownership percentage (%)			Primary business
			2005	2006	2007
KTF Technologies Co., Ltd. (“KTFT”)(*1)	Dec.31	2002	73.05	74.94	74.94	Developing and manufacturing of PCS handsets
PT. KTF Indonesia. (“KTF Indonesia”)	Dec.31	2004	99.00	99.00	99.00	Providing PCS
KTF Mhows Co., Ltd. (“KTF Mhows”)	Dec.31	2004	51.00	51.00	51.00	Mobile advertisement
KTF M&S Co., Ltd. (“KTF M&S”)(*2)	Dec.31	2007	—	—	100.00	PCS distribution
Bluecord Technology Corp. (“Bluecord Technology”)(*3)	Dec.31	2007	—	—	35.28	Semiconductor and telecommunication equipment manufacture
Doremi Media Co., Ltd. (“Doremi Media”)(*4)	Dec.31	2007	—	—	64.24	Recording device and music disc manufacture

(*1)	On November 30, 2002, KTF exercised the conversion right of convertible bonds at (Won)5,000 per share to acquire an additional 400,000 shares of common stock of KTFT. The acquisition of KTFT was recorded in accordance with the purchase method of accounting. As a result of this acquisition, KTF recorded negative goodwill of (Won)3,258 million for the fair value of KTFT’s net assets in excess of the acquisition cost. Negative goodwill is recognized as income on a systematic basis over the remaining weighted average useful life (5 years) of the identifiable acquired depreciable or amortizable assets.

On June 17, 2004, September 30, 2005 and March 23, 2006, KTF acquired KTFT’s minority interest, which represents the subsidiary’s outstanding common stocks of 13.35 percent, 2.30% and 1.88%, respectively. As a result of these acquisitions, KTF recorded the excess of the acquisition cost over the book value of KTFT’s net assets to capital surplus of (Won)953 million in 2004 and the excess of the book value of KTFT’s net assets over the acquisition costs to capital surplus of (Won)580 million in 2005 and the excess of the acquisition cost over the book value of KTFT’s net assets to capital surplus of (Won)1,132 million in 2006.

(*2)	In January 2007, KTF M&S was incorporated as a wholly owned subsidiary of KTF.

(*3)	On December 26, 2007, KTF acquired 35.28% ownership interest of Bluecord Technology. As a result of this acquisition, KTF recorded goodwill of (Won)11,206 million for the acquisition cost of Bluecord Technology’s net assets in excess of the fair value.

(*4)	Doremi Media is owned 64.24% by Bluecord Technology.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Financial Statement Presentation

The Company maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. To conform more closely to presentations customary in filings with the Securities and Exchange Commission of the United States of America, the accompanying consolidated financial statements have been restructured and translated into English for the convenience of the readers of financial statements. Certain supplementary information included in the statutory Korean language consolidated financial statements, not required for a fair presentation of the Company and its subsidiaries’ financial position or result of operations, is not presented in the accompanying consolidated financial statements.

b. Adoption of Statements of Korea Accounting Standards (“SKAS”)

Through December 31, 2007, the Korea Accounting Standards Board (“KASB”) has issued SKAS No. 1 through No. 25 to revise the previous Financial Accounting Standards. Among these statements, SKAS No. 1 through No. 20 (excluding No. 11) should be applied in the prior periods whereas SKAS No. 11 and No. 21 through No. 25 shall be applied from the current period. Application of these SKAS’s has no material impact on the Company’s consolidated financial statements for the current period.

Summary of major changes from the application of new SKAS’s during the current period are as follows:

SKAS	Summary of major changes
No. 11 “Discontinuing Operations”

•     Present income (loss) from discontinuing operations and continuing operations separately on the face of the income statement.

•     Disclose the details of discontinuing operations in the notes to the financial statements of the period in which the initial disclosure event of a discontinuing operation occurs.

•     Reclassify into income (loss) from discontinuing operations in the comparative financial statements of the period in which an initial disclosure event occurs any income or loss that arose in the prior period(s) from the discontinuing operation.

No. 21 “Preparation and Presentation of Financial Statements I”

•     Separate previous investment assets into investment assets and other non-current assets.

•     Separate previous capital adjustments into capital adjustments and accumulated other comprehensive income (loss).

•     Include statement of changes in equity in the set of financial statements.

•     Disclose the details of comprehensive income in the notes.

No. 22 “Share-based Payment”

•     Record compensation cost for stock appreciation right settled by treasury stock in equity.

•     Provide detail guidelines about vesting conditions.

•     Do not allow measurement by intrinsic value for cash settled share-based payment (except for non-public companies).

•     Do not re-measure share-based payment transactions previously granted upon initial public offerings (IPO).

No. 23 “Earnings Per Share”

•     Do not require non-public companies (except for those in the process of IPO) to disclose earnings per share (under the previous Interpretation, only dilutive earnings per share could be omitted).

•     Clarify calculation methods for basic earnings per share and outstanding average common stock.

•     Present earnings per share on the face of the income statement.

No. 25 “Consolidated Financial Statements”

•     Present negative minority interest as a deductive item in equity.

•     Present income (loss) attributable to equity holders of the parent and minority interest separately on the face of the income statement.

In addition, any additional income taxes and tax refunds attributable to prior periods are included in income tax expense for the current period in accordance with the amendment of SKAS No. 16 “Income Taxes”.

Such adoptions of new SKASs and amendments to SKASs did not have an effect on the net assets as of December 31, 2006 and 2007 and net income of the Company for each of the three years in the period ended December 31, 2007. The changes of accounting are retroactively applied in the accompanying consolidated financial statements for the prior periods in accordance with SKAS No. 21 and SKAS No. 16.

c. Cash and Cash Equivalents

Cash and cash equivalents includes cash, substitute securities including checks issued by others, and checking accounts, ordinary deposits and financial instruments, which can be easily converted into cash and whose value changes due to changes in interest rates are not material, with maturities (or date of redemption) of three months or less upon acquisition.

d. Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on the estimated loss on uncollectible accounts and historical bad debt experience. Changes in the allowance for doubtful accounts receivable-trade, accounts receivable-other and others for each of the three years in the period ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions of Korea won):

	2005		2006		2007
Balance at beginning of the year	(Won)	143,138	(Won)	158,332	(Won)	224,470
Write-offs		(39,181)		(23,102)		(31,840)
Provision		54,375		89,240		48,582

Balance at end of the year	(Won)	158,332	(Won)	224,470	(Won)	241,212

e. Inventories

Inventories, which consist mainly of supplies for telecommunication facilities and PCS handsets for sales, are stated at the acquisition cost, with cost determined using the moving average method. The Company maintains perpetual inventory system, which is adjusted to physical inventory counts performed at year end. When the market value of inventories (net realizable value for merchandise and current replacement cost for supplies) is less than the carrying value, carrying value is stated at the lower of cost or market. The Company applies the lower of cost or market method by group of inventories and loss on inventory valuation is presented as a deduction from inventories and charged to operating expenses. However, when the circumstances that previously caused inventories to be written down below cost no longer exist and the new market value of inventories subsequently recovers, the valuation loss is reversed to the extent of the original valuation loss and the reversal is deducted from operating expenses. The Company recorded loss on inventory valuation totaling (Won)13,498 million, (Won)24,231 million and (Won)14,890 million for the years ended December 31, 2005, 2006 and 2007, respectively.

f. Securities (excluding the equity method investment securities)

Debt and equity securities are initially stated at the market value of consideration given for acquisition (market value of securities acquired if market value of consideration given is not available) plus incidental costs attributable to the acquisition of the securities and are classified into trading, available-for-sale and held-to-maturity securities depending on the purpose and nature of acquisition. Trading securities are presented as short-term investments while available-for-sale securities and held-to-maturity securities are presented as short-term investments or long-term investment securities depending on their nature in the balance sheet. The moving average method for equity securities and the specific identification method for debt securities are used to determine the cost of securities for the calculation of gain (loss) on disposal of those securities.

—Trading securities

Securities that are bought and held principally for the purpose of selling them in the near term with active and frequent buying and selling, including securities which consist of a portfolio of securities with the clear objective of generating profits on short-term differences in price, are classified as trading securities. Trading securities are recorded at their fair value and unrealized gains or losses from trading securities are recorded as gain (loss) on valuation of trading securities included in the non-operating revenues (expenses).

—Held-to-maturity securities

Debt securities that have fixed or determinable payments with a fixed maturity are classified as held-to-maturity securities only if the Company has both the positive intent and ability to hold those securities to maturity. However, debt securities, whose maturity dates are due within one year from the balance sheet date are classified as current assets.

After initial recognition, held-to-maturity securities are stated at amortized cost in the balance sheet. When held-to-maturity securities are measured at amortized costs, the difference between their acquisition cost and face value is amortized using the effective interest rate method and the amortization is included in the cost and interest income.

When the possibility of not being able to collect the principal and interest of held-to-maturity securities according to the terms of the contracts is highly likely, the difference between the recoverable amount (the present value of expected cash flows using the effective interest rate upon acquisition of the securities) and book value are recorded as loss on impairment of held-to-maturity securities included in the non-operating expenses and the held-to-maturity securities are stated at the recoverable amount after impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss are recorded as reversal of impairment loss on held-to-maturity securities included in non-operating revenues. However, the resulting carrying amount after the reversal of impairment loss shall not exceed the amortized cost that would have been measured, at the date of the reversal, if no impairment loss were recognized.

—Available-for-sale securities

Debt and equity securities that do not fall under the classifications of trading or held-to-maturity securities are categorized and presented as available-for-sale securities included in investment assets. However, if an available-for-sale security matures or it is certain that such security will be disposed of within one year from the balance sheet date, it is classified as a current asset.

Available-for-sale securities are recorded at fair value. Unrealized gain or loss from available-for-sale securities are presented as gain or loss on valuation of available-for-sale securities included in accumulated other comprehensive income of stockholders’ equity. In addition, accumulated gain or loss on valuation of available-for-sale securities are reflected in either gain or loss on disposal of available-for-sale securities or loss on impairment of available-for-sale securities upon disposal or recognition of impairment of the securities. However, available-for-sale equity securities that are not marketable and whose fair value cannot be reliably measured are recorded at acquisition cost.

When there is objective evidence that the available-for-sale securities are impaired and the recoverable amount is lower than the cost (amortized cost for debt securities) of the available-for-sale securities, an impairment loss is recognized as loss on impairment of available-for-sale securities of non-operating expenses and the related unrealized gain or loss remaining in equity is adjusted to the impairment loss. If the value of impaired securities subsequently recovers and the recovery can be objectively related to an event occurring after the impairment loss was recognized, the reversal of impairment loss can be recognized up to the previously recorded impairment loss as a reversal of loss on impairment of available-for-sale securities included in non-operating revenues. However, if the fair value increases after the impairment loss is recognized but does not relate to the recovery of impairment loss as described above, the increase in fair value is recorded in equity.

g. Equity Method Investment Securities

Investments in equity securities of companies, over which the Company exercises significant influence, are reported using the equity method of accounting.

—Accounting for changes in the equity of the investee

Under the equity method of accounting, the Company records changes in its proportionate equity of the net assets of the investee depending on the nature of the underlying changes in the investee as follows; (i) “equity in income (loss) of associates” in the non-operating revenues (expense) for net income (loss) of the investee; (ii) “increase (decrease) in retained earnings of associates” in the retained earnings for changes in beginning retained earnings of the investee; (iii) “increase (decrease) in equity of associates” in the accumulated other comprehensive income (loss) for other changes in equity of the investee.

When the equity method investee’s unappropriated retained earnings carried over from prior period changes due to significant error corrections, the Company records the changes in equity as “equity in income (loss) of associates” included in the non-operating revenues (expenses) unless the impact of the changes on the Company’s consolidated financial statements is significant. If the changes results from the changes in accounting policies of the equity method investee, they are reflected in the unappropriated retained earnings carried over from prior period in accordance with Statement of Korea Accounting Standards (“SKAS”) on changes in accounting policy and errors corrections. When the investee declares cash dividends, the dividends to be received are deducted directly from equity method investment securities.

—Treatment of investment difference

Difference between the acquisition cost and the Company’s proportionate equity in the fair value of net assets of the investee upon acquisition (“Investment difference”) are considered as (negative) goodwill and accounted for in accordance with accounting standards for business combination. The goodwill portion which is amortized over useful lives (5 years) on a straight line method and the negative goodwill portion which is amortized over the weighted average useful lives of depreciable non-monetary assets of the investee are included in “equity in income (loss) of associates”.

When the Company’s equity interest in the investee increases due to an increase (or decrease) in contributed capital with (or without) consideration, the changes in the Company’s proportionate equity in the investee is accounted for as investment difference. If the Company’s equity interest decreases, the changes are accounted for as “gain (loss) on disposal of the equity method investment securities”.

—Difference between the fair value and book value of net assets of the investee

Upon acquisition of the equity method investment securities, the Company’s proportionate shares in the differences between the fair values and book values of the identifiable assets and liabilities of the investee are amortized/reversed and included in “equity in income (loss) of associates” in accordance with the investee’s methods of accounting for the assets and liabilities.

—Elimination of unrealized gain or loss from intercompany transactions

The Company’s proportionate share in the gain (loss) arising from transactions between the Company and the investee, which remains in the book value of assets held as of balance sheet date is considered unrealized gain (loss) and adjusted to equity method investment securities.

—Impairment loss on equity method investment securities

When there is objective evidence that the equity method investment securities are impaired and the recoverable amount is lower than the carrying amount of the equity method investment securities,

an impairment loss is recognized as “loss on impairment of equity method investment securities” included in non-operating expenses and shall first reduce the unamortized investment difference, if any. When the recoverable amount is recovered after the recognition of impairment loss, the reversal of impairment loss can be recognized as income up to the previously recorded impairment loss. The book value of the equity method investment securities after the reversal of the impairment loss cannot exceed the book value calculated as if the impairment loss had not been originally recognized. The reversal of the impairment loss recognized against the unamortized investment difference is not allowed.

—Translation of financial statements of overseas investees

For overseas investees whose financial statements are prepared in foreign currencies, the equity method of accounting is applied after assets and liabilities are translated in accordance with the accounting treatments for the translation of the financial statements of overseas’ subsidiaries for consolidated financial statements. The Company’s proportionate share of the difference between assets net of liabilities and equity after translation into Korean won is accounted for as “increase (decrease) in equity of associates” included in the accumulated other comprehensive income (loss).

h. Property and Equipment

Property and equipment are stated at cost (acquisition cost or manufacturing cost plus expenditures directly related to preparing the asset ready for use). Expenditures after acquisition or completion that increase future economic benefit in excess of the most recently assessed capability level of the asset are capitalized; other expenditures are charged to expense as incurred.

Interest expense, discount and other financial charges, including certain foreign exchange translation gains and losses on borrowings associated with the manufacture, purchase, or construction of property and equipment, incurred prior to the completion of the acquisition, were capitalized until the year ended December 31, 2002, and are no longer capitalized commencing from January 1, 2003 as allowed by SKAS No. 7.

Depreciation is computed by the straight-line method based on the following useful lives of the related units of property and equipment and the accumulated depreciation and impairment are directly deducted from the related assets.

Useful lives (years)
Buildings and structures	15~30
Machinery and equipment	5~8
Vehicles	4~8
Other	2~8

When the expected future cash flow from use or disposal of the property and equipment is lower than the carrying amount due to obsolescence, physical damage and other, the carrying amount is adjusted to the recoverable amount (the higher of net sales price or value in use) and the difference is recognized as an impairment loss. The Company recorded loss on impairment of property and equipment totaling (Won)1,011 million, (Won)1,133 million and (Won)3,059 million for the years ended December 31, 2005, 2006 and 2007, respectively.

i. Intangible Assets

Intangible assets are initially recognized at acquisition cost (purchase cost plus expenditures directly related to preparing the asset ready for use) and subsequently presented at amortized cost using the straight-line method, with amortization beginning when the asset is available for use.

Intangible assets are amortized based on the following useful lives:

Useful lives (years)
Intellectual property rights	5~10
Facility usage rights	10~20
Frequency usage rights	13
Development cost	2
Other intangible assets	5

When the recoverable amount (the higher of net sales price or value in use) of intangible assets is significantly lower than the carrying amount due to obsolescence, and other, the difference is recognized as an impairment loss. When the recoverable amount subsequently exceeds the carrying amount of the impaired asset, the excess is recorded as a reversal of impairment loss to the extent that the reversed asset does not exceed the carrying amount before previous impairment as adjusted by amortization. The Company recorded loss on impairment of intangible assets totaling (Won)3,762 million, (Won)9,047 million and (Won)3,698 million for the years ended December 31, 2005, 2006 and 2007, respectively.

j. Present Value Discount for Assets and Liabilities

Receivables or payables from long-term installment transactions, long-term loans/borrowings or the other similar transactions are stated at present value which is determined by discounting total amounts receivable or payable in the future using the effective interest rate, if the nominal value is significantly different from the present value. The discount or premium resulting from the determination of present value should be reported in the balance sheet as a direct deduction from or addition to the nominal value of the related receivables or payables and the amortization by the effective interest rate method is included in the period income (loss).

k. Translation of Assets and Liabilities Denominated in Foreign Currency

Transactions denominated in foreign currencies are recorded in Korean won translated at the exchange rate prevailing on the transaction date and the resulting gain (loss) from foreign currency transactions is included in non-operating revenues (expenses). Monetary assets and liabilities denominated in foreign currency are translated into Korean won at the Base Rates announced by Seoul Money Brokerage Services, Ltd. on the balance sheet dates, which were, for U.S. dollars, (Won)1,013.0: USD 1, (Won)929.6: USD 1 and (Won)938.2: USD 1 at December 31, 2005, 2006 and 2007, respectively, and the resulting gain (loss) from foreign currency translation is included in non-operating revenues (expenses).

l. Discount on debenture

Discounts on debentures are amortized over the redemption period of the debentures using the effective interest rate method. Amortization of discounts is recognized as interest expense.

m. Provisions for Severance Indemnities

All employees with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. The accrual for severance indemnities is computed as if all employees were to terminate at the balance sheet dates and amounted to (Won)44,365 million and (Won)53,994 million as of December 31, 2006 and 2007, respectively.

Changes in accrued severance indemnities for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won):

	2005		2006		2007
Beginning of the year	(Won)	37,517	(Won)	41,465	(Won)	44,365
Severance payments		(11,332)		(12,198)		(11,089)
Provision		15,754		15,925		21,734
Other changes		(474)		(827)		(1,016)

End of the year	(Won)	41,465	(Won)	44,365	(Won)	53,994

n. Provisions

The Company recognizes a provision for a liability with uncertain timing or amount when (1) there is a present obligation of the Company arising from past events, (2) it is highly likely that an outflow of resources will be required to settle the obligation, and (3) the amount for the settlement of the obligation can be reliably measurable.

o. Derivative Instruments

The Company records rights and obligations arising from derivative instruments in assets and liabilities, which are stated at fair value. Gains and losses that result from the changes in the fair value of derivative instruments are recognized in current earnings. However, for derivative instruments that cash flow hedge accounting applies to, the effective portion of the gain or loss on the derivatives instruments are recorded as gain (loss) on valuation of derivatives included in the accumulated other comprehensive income (loss).

p. Share-based Payment

The Company’s share-based payment transactions are accounted for in accordance with SKAS No.22 “Share-based Payment” which is effective from fiscal year beginning on or after December 31, 2006. As allowed in the transition clause of SKAS No. 22, for employee stock options granted before January 1, 2007, the Company accounts for them in accordance with Interpretation No. 39-35 “Accounting for Stock Options”.

(i) Stock options

The Company has granted stock options to its executive officers and directors prior to January 1, 2007, and for equity-settled stock options, the Company records compensation expenses which are allocated over the period in which the options vest with the corresponding credit to the stock options of the capital adjustments. When the options are exercised with the issuance of new shares, the difference between the exercise price plus the stock option cost recorded in the capital adjustments account and the par value of the new shares issued, is recorded as additional paid-in capital. In the event the Company grants stock options based on cash-settled share-based payment, the Company records compensation expenses which are allocated over the period in which the options vest with the corresponding liability recorded.

When stock options are forfeited because the specified vesting requirements are not satisfied, previously recognized compensation costs are reversed to earnings and the corresponding capital adjustments or liabilities are reversed as well. When stock options expire unexercised, previously recognized compensation costs and corresponding capital adjustments are reversed to capital surplus.

(ii) Other share-based payments

Other share-based payments granted on or after January 1, 2007 are measured as below:

For equity-settled share-based payment transactions, the Company measures the goods or services received, and the corresponding increase in equity (capital adjustments), directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. If the entity cannot estimate reliably the fair value of the goods or services received, the Company measures the value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

For cash-settled share-based payment transactions, the Company measures the goods or services acquired and the liability incurred at the fair value of the liability. Until the liability is settled, the Company re-measures the fair value of the liability at each reporting date and at the date of settlement, with any changes in value recognized in profit or loss for the period.

For share-based payment transactions in which the terms of the arrangement provide either the Company or the supplier of goods or services with a choice of whether the Company settles the transaction in cash or by issuing equity instruments, the Company is required to account for that transaction, or the components of that transaction, as a cash-settled share-based payment transaction if, and to the extent that, the Company has incurred a liability to settle in cash (or other assets), or as an equity-settled share-based payment transaction if, and to the extent that, no such liability has been incurred.

q. Accounting for Leases

A lease is classified as a finance lease or an operating lease depending on the extent of transfer to the Company of the risks and rewards incidental to ownership. If a lease meets any one of the following criteria, it is accounted for as a finance lease:

•	The lease transfers ownership of the asset to the lessee by the end of the lease term;

•	The lessee has the option to purchase the asset at a bargain price and it is certain that the option will be exercised;

•	The lease term is for the major part (75% or more) of the economic life of the asset even if title is not transferred;

•	At the date of lease commencement the present value of the minimum lease payments amounts to at least substantially all (90% or more) of the fair value of the leased asset; or

•	The leased assets are of such a specialized nature that only the Company can use them without major modifications.

All other leases are treated as operating leases.

For operating leases, lease payments excluding guaranteed residual value are recognized as an expense on a straight-line basis over the lease term and contingent rent is expensed as incurred. Finance leases are recognized as assets and liabilities at the lower of fair value of the leased property or the present value of the minimum lease payments discounted using the implicit interest rate of the lessor (or the Company’s incremental borrowing rate if the implicit interest rate is not practicable to determine). Any initial direct costs incurred by the Company are added to the amount recognized as an asset. The depreciation policy for depreciable leased assets is consistent with that for the similar depreciable assets that are owned by the Company. Annual minimum lease payments excluding guaranteed residual value is allocated to interest expense, which is calculated using the effective interest rate, and finance lease repayment amount. Contingent rent relating to finance are charged as expenses in the periods in which they are incurred, however, if the amount is material it is allocated to principal and interest, respectively, over the remaining lease term.

r. Revenue Recognition

The Company’s revenues are principally derived from sales of PCS handsets and PCS service revenues, which consist of non-refundable activation fees, fixed monthly access fees and usage charges. The Company recognizes sales on PCS handsets when these are delivered to the dealers, fixed monthly access fees in the period of service, and usage charges and non-refundable activation fees at the time services are rendered. Each revenue element sold by the Company has its own standalone value to the customer, objective and reliable evidence of fair value, and the delivery or performance of related undelivered item(s), if any, is considered probable and substantially in the control of the Company.

In addition, the Company provides handset subsidies, call bonus mileages and warranties on PCS handsets, none of which cause deferral of revenue as such items are accounted for separately as described in Note 2 and Note 16

The Company recognizes sales revenues on a gross basis when the Company is the primary obligor in the transactions with customers and if the Company merely acts as an agent for the buyer or seller from whom it earns a commission, then the sales revenues are recognized on a net basis.

s. Payment of a Handset Subsidy to Mobile Phone Users

According to the revised provisions of the Telecommunications Business Law (“TBL”), the Company is allowed to provide a one time handset subsidy to eligible mobile phone users within the next two years from March 27, 2006 to March 26, 2008. Pursuant to the TBL, the Company may establish its subsidy policy regarding the eligibility criteria and amount of payment. Consistent with the TBL, the Company provides a subsidy for mobile phone users who have subscribed to the Company’s service or any other mobile carriers for 18 consecutive months. Moreover, the Company has the right to discontinue the payment depending on marketing strategies, if necessary. However, the Company is required to report changes in the service agreement, should they take place, to the Ministry of Information and Communication within 30 days of the effective date.

t. Income Taxes

When the Company recognizes deferred income tax assets or liabilities for the temporary differences between the carrying amount of an asset and liability and tax base, a deferred income tax liability for taxable temporary difference is fully recognized except to the extent in accordance with income tax related SKAS while a deferred tax asset for deductible temporary difference is recognized to the extent that it is almost certain that taxable profit will be available against which the deductible temporary difference can be utilized. Deferred income tax asset (liability) is classified as current or non-current asset (liability) depending on the classification of related asset (liability) in the balance sheet. Deferred income tax asset (liability) which does not relate to specific asset (liability) account in the balance sheet such as deferred income tax asset recognized for tax loss carry forwards is classified as current or non-current asset (liability) depending on the expected reversal period. Deferred income tax assets and liabilities in the same tax jurisdiction and in the same current or non-current classification are presented on a net basis. Current and deferred income tax expense are included in income tax expense in the statement of operations and additional income taxes or tax refunds for the prior periods are included in income tax expense for the current period when recognized. However, income taxes resulting from transactions or events, which were directly recognized in stockholders’ equity in current or prior periods, or business combinations are directly adjusted to equity account or goodwill (or negative goodwill).

u. Use of Estimates

The Company’s management uses reasonable estimates and assumptions in preparing the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the Republic of Korea. The estimates and assumptions can change according to additional experiences, changes in circumstances, new information and other and may be different from actual results.

v. Elimination of Inter-Company Unrealized Gain/Loss

Unrealized gains and losses included in the inventories, property and equipment and other which were acquired by transactions amongst KTF and subsidiaries are fully eliminated using the gross margin ratio of the transactions and the gains and losses on disposal.

w. Translation of Overseas Subsidiaries’ Financial Statements

For overseas subsidiaries whose financial statements are prepared in foreign currencies, assets and liabilities are translated at the exchange rate at the consolidated balance sheet date and statement of income items are translated at the average exchange rate for the respective fiscal period. Net translation adjustments are recorded as gain (loss) on translation of foreign operations included in the accumulated other comprehensive income.

x. Changes in Consolidated Entities

For the year ended December 31, 2007, KTF M&S, Bluecord Technology, Doremi Media were newly acquired in 2007 and included in the consolidation.

In addition, when a subsidiary is acquired during the year, it is presented in the consolidated statements of income as though it had been acquired at the beginning of the year, and its earning (loss) prior to acquisition is separately presented as a deductive (additive) line item in the consolidated statements of income.

y. Basis of Translating Consolidated Financial Statements

The consolidated financial statements are expressed in Korean won and, solely for the convenience of the reader, the consolidated financial statements as of and for the year ended December 31, 2007, have been translated into U.S. dollars at the rate of (Won)935.8 to USD 1, the noon buying rate in the City of New York for cable transfers in Korean won as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of the year ended December 31, 2007. The translation should not be construed as a representation that any or all of the amounts shown could be converted into U.S. dollars at this or any other rate.

z. Reclassifications of Prior Period Financial Statements

Certain reclassifications have been made in prior period financial statements to conform to classifications used in the current period. Such reclassifications did not have an effect on the net assets of the Company as of December 31, 2006, or net income of the Company for the years ended December 31, 2005 and 2006.

3. RESTRICTED DEPOSITS

Details of restricted deposits as of December 31, 2006 and 2007 are as follows (in millions of Korean won):

	Financial institutions	2006		2007		Description
Short-term financial instruments	Korea Securities Financial Corp.	(Won)	—	(Won)	277	Collateral for loan to employees
	Shinhan Bank		—		835	Collateral for borrowings

			—		1,112

Short-term investment securities	Korea Post Office		—		50	Collateral for buying PCS from Samsung Electronics Co., Ltd.
Long-term financial instruments	Shinhan Bank and Others		20		22	Checking account deposit

Total		(Won)	20	(Won)	1,184

4. DISPOSAL OF ACCOUNTS RECEIVABLE-TRADE

On December 19, 2003, the Company transferred PCS service accounts receivable-trade with a total balance of (Won)253,247 million as of October 31, 2003 to Shinhan Bank Trust. The Company received (Won)200,000 million of cash and (Won)53,247 million of beneficiary certificates as a result of transferring such PCS service accounts receivable-trade, for which the outstanding balance is revolved on a continuous basis through February 28, 2007 with Shinhan Bank Trust. In connection with revolving the outstanding balance of PCS service accounts receivable-trade, the Company recognized a “loss on disposal of accounts receivable-trade” of (Won)11,862 million, and (Won)10,881 million for the years ended December 31, 2005 and 2006, respectively. On December 21, 2006, call option on Asset Based Securitization (“ABS”) was exercised.

5. INVENTORIES

Inventory valuations as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	2006						2007
	Cost		Lower of cost or market value		Valuation allowance		Cost		Lower of cost or market value		Valuation allowance
Merchandise	(Won)	145,972	(Won)	117,922	(Won)	(28,050)	(Won)	164,173	(Won)	152,974	(Won)	(11,199)
Supply		3,442		2,895		(547)		1,170		520		(650)
Raw material		9,206		8,717		(489)		8,785		8,642		(143)
Other		629		629		—		573		573		—

Total	(Won)	159,249	(Won)	130,163	(Won)	(29,086)	(Won)	174,701	(Won)	162,709	(Won)	(11,992)

6. SECURITIES

Securities as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

		2006		2007
Short-term investment securities	Available-for-sale securities	(Won)	202,544	(Won)	3,861
Long-term investment securities	Available-for-sale securities		29,882		27,553
	Held-to-maturity securities		—		60

			29,882		27,613
Total		(Won)	232,426	(Won)	31,474

Short-term investment securities

	2006
	Acquisition cost		Fair value		Unrealized gains
Beneficiary certificates	(Won)	200,503	(Won)	202,005	(Won)	1,502
Debt securities		539		539		—

Total	(Won)	201,042	(Won)	202,544	(Won)	1,502

	2007
	Acquisition cost		Fair value		Unrealized gains
Beneficiary certificates	(Won)	503	(Won)	881	(Won)	378
Equity securities		200		2,091		1,891
Debt securities		889		889		—

Total	(Won)	1,592	(Won)	3,861	(Won)	2,269

Available-for-sale securities (long-term investment securities)

	2006
Equity securities	Percentage of ownership	Acquisition cost		Fair value or net book value		Book value		Unrealized gains (losses)(*1)
Listed equity securities:
Zakang Inc.	0.04%	(Won)	300	(Won)	13	(Won)	13	(Won)	(287)
GaeaSoft Corp.	2.01%		533		1,084		1,084		551
KRTnet Corp.	7.39%		1,954		4,200		4,200		2,246
Geotel Corp.	7.83%		262		2,970		2,970		2,707
PT. Mobile-8 Telecom	2.30%		10,069		13,323		13,323		3,255

Sub total			13,118		21,590		21,590		8,472

Non-listed equity securities:
Mondex Korea Co., Ltd.	6.02%		920		—		—		—
Internet Metrix Inc.	2.00%		200		14		14		—
Inews24. Co., Ltd.	2.83%		350		—		—		—
The Radio News Co., Ltd.	10.73%		624		—		—		—
Prime Venture Capital Co., Ltd.	4.00%		1,000		—		—		—
NAZCA Entertainment Co., Ltd.	7.13%		500		130		46		—
Toysoft Co., Ltd.	8.78%		500		32		28		—
CXP, Inc.	12.06%		1,200		50		50		—
IMM Investment Corp.	1.09%		500		283		210		—
Vacom Wireless, Inc.	16.77%		1,880		641		641		—
WIZcommunications Co., Ltd.	10.91%		290		291		290		—
Intromobile Co., Ltd.	8.00%		200		437		200		—
Korea Smart Card Co., Ltd.	1.06%		326		24		24		—
Directmedia Co., Ltd.	12.87%		435		285		248		—
Ncerti Co., Ltd.	19.90%		328		476		328		—
Neighbor System, Inc.	10.40%		525		462		525		—
Entaz Co., Ltd.	10.14%		1,000		702		1,000		—
CEC Mobile Ltd.	16.67%		4,456		1,508		1,508		—
Engineering Financial Corp.	0.01%		15		11		15		—
MIC2001-4TG Venture	5.00%		350		677		350		—
KTOA	—		689		689		689		—
Others	—		1,622		1,663		1,097		—

Sub total			17,910		8,375		7,263		—

Total		(Won)	31,028	(Won)	29,965	(Won)	28,853	(Won)	8,472

	2007
Equity securities	Percentage of ownership (%)	Acquisition cost		Fair value or net book value		Book value		Unrealized gains (losses)(*1)
Listed equity securities:
Zakang Inc.	0.04%	(Won)	300	(Won)	5	(Won)	5	(Won)	(295)
GaeaSoft Corp.	2.01%		533		756		756		223
KRTnet Corp.	7.39%		1,954		4,122		4,122		2,168
Geotel Corp.	7.83%		1,143		4,323		4,323		3,180
PT. Mobile-8 Telecom	2.30%		10,069		10,508		10,508		439

Sub total			13,999		19,714		19,714		5,715

Non-listed equity securities(*2):
Mondex Korea Co., Ltd.	6.02%		920		—		—		—
Internet Metrix Inc.	2.00%		200		25		14		—
Inews24. Co., Ltd.	2.83%		350		27		—		—
The Radio News Co., Ltd.	10.73%		624		—		—		—
Prime Venture Capital Co., Ltd.	2.67%		1,000		194		—		—
NAZCA Entertainment Co., Ltd.	7.13%		500		154		46		—
Toysoft Co., Ltd	8.78%		500		29		28		—
CXP, Inc.	12.06%		1,200		8		50		—
IMM Investment Corp.	1.09%		500		233		210		—
Vacom Wireless, Inc.	16.77%		1,880		1,122		641		—
WIZcommunications Co., Ltd.	10.91%		290		430		290		—
Korea Smart Card Co., Ltd.	0.66%		326		90		24		—
Directmedia Co., Ltd.	12.54%		435		309		248		—
Ncerti Co., Ltd.	19.90%		328		407		328		—
Neighbor System, Inc.	10.40%		525		451		525		—
Entaz Co., Ltd.	10.14%		1,000		828		1,000		—
Luxpia Co., Ltd.	5.96%		1,000		1,000		1,000		—
Paramount Music Co., Ltd.(*3)	48.90%		1,000		368		1,000		—
CEC Mobile Ltd.(*4)	16.67%		4,456		—		—		—
Engineering Financial Corp.	0.01%		15		32		15		—
MIC2001-4TG Venture	5.00%		350		350		350		—
KTOA	—		689		689		689		—
Others(*4)	—		1,983		1,913		1,210		—

Sub total			20,071		8,659		7,668		—

Total		(Won)	34,070	(Won)	28,373	(Won)	27,382	(Won)	5,715

(*1)	The amounts are not adjusted for the tax effects.

(*2)	The fair value of these non-listed equity securities could not be measured reliably and these securities were recorded at acquisition cost.

(*3)	Although the Company’s ownership in this company is more than 20%, the Company does not have significant influence over these companies through the participation in these companies’ various management decisions. As a result, the Company accounts for this investment as available-for-sale securities.

(*4)	For the year ended December 31, 2007, the Company recognized an impairment loss of (Won)1,557 million on non-listed equity securities of which the net equity value had declined compared to the acquisition cost and it is not expected to recover. The Company recognized a reversal of impairment loss of (Won)76 million for the year ended December 31, 2007 on non-listed equity securities of which the value of impaired securities subsequently recovered up to the previously recorded loss on impairment of long-term securities.

Debt securities	Description	2006
		Maturity	Fair value		Amortized cost		Unrealized gains (losses)
Government and public bonds	National and local governments	2008~2013	(Won)	1,029	(Won)	1,029	(Won)	—

Debt securities	Description	2007
		Maturity	Fair value		Amortized cost		Unrealized gains (losses)
Government and public bonds	National and local governments	2009~2013	(Won)	171	(Won)	171	(Won)	—

Changes in unrealized gain (loss)	2006		2007
Balance at beginning of the year	(Won)	8,632	(Won)	9,974
Realized losses (gains) on disposal of securities, net		(5,431)		(1,922)
Changes in unrealized gains (losses), net		6,773		(68)

Balance at end of the year before tax effects and minority interest		9,974		7,984
Less: tax effects		(2,743)		(2,196)
Less: minority interest		—		(71)

Balance at end of the year after tax effects and minority interest	(Won)	7,231	(Won)	5,717

7. EQUITY METHOD INVESTMENT SECURITIES

Details of investments in securities accounted for using the equity method as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	2006
	Percentage of ownership	Acquisition cost		Equity in net asset value		Book value
Korea Digital Satellite Broadcasting Co., Ltd. (“KDB”)	2.12%	(Won)	9,954	(Won)	(228)	(Won)	—
Harex Info Tech Inc.	21.17%		3,375		753		1,902
Korea IT Fund	10.00%		30,000		30,483		30,483
Korea Telecom Strategy Fund	10.00%		2,000		1,837		1,837
eNtoB Corp.	3.13%		500		673		673
Boston Film Fund	39.02%		8,000		8,014		8,014
Sidus FNH Corp.	15.30%		8,400		2,615		7,264
KTF-CJ Music Contents Investment Fund (Centurion Music 1)	50.00%		5,000		5,025		5,025
Sidus FNH-BENEX Cinema Fund1	6.67%		2,000		2,007		2,007

Total		(Won)	69,229	(Won)	51,179	(Won)	57,205

	2007
	Percentage of ownership	Acquisition cost		Equity in net asset value		Book value
Korea Digital Satellite Broadcasting Co., Ltd. (“KDB”)(*2)	2.12%	(Won)	9,954	(Won)	—	(Won)	—
Harex Info Tech Inc.	21.17%		3,375		417		1,183
Korea IT Fund(*2)	10.00%		30,000		33,248		33,248
eNtoB Corp.(*2)(*4)	3.13%		500		755		755
Boston Film Fund(*3)(*4)	39.02%		8,000		7,149		7,149
Sidus FNH Corp.(*2)	15.30%		8,400		2,688		6,175
KTF-CJ Music Contents Investment Fund (Centurion Music 1)(*3)(*4)	50.00%		5,000		5,011		5,011
Sidus FNH-BENEX Cinema Fund1(*2)	6.67%		2,000		1,993		1,993
KTF-DoCoMo Mobile Investment Fund(*3)(*4)	45.00%		4,500		4,491		4,491
Dooristar Co., Ltd.(*1)(*4)	49.00%		1,500		230		112
Music City China Co., Ltd.(*1)(*4)	100.00%		144		—		—
Doremi Music Publishing Co., Ltd.(*1)(*4)	100.00%		200		217		217
Music City Media Co., Ltd.(*1)(*4)	94.55%		1,040		527		—
Oscar ent. Co., Ltd.(*1)(*4)	49.00%		650		417		417
Bluecord Corp.(*1)(*4)	100.00%		2,778		1,611		1,611
Parangoyangi Co., Ltd(*1)(*4)	100.00%		2,900		58		58

Total		(Won)	80,941	(Won)	58,812	(Won)	62,420

(*1)	Bluecord Technology is newly included in the consolidation in 2007 and its investment in Music City China Co., Ltd. and other six companies are accounted for using the equity method.

(*2)	Although the Company’s ownership in these companies is less than 20%, the ownership percentages including KT’s ownership in these companies are over 20%. As a result, the Company accounts for these investments using the equity method.

(*3)	The Company’s ownership in these companies is more than 30%. However, since KTF has no control over these companies, these investments are accounted for using the equity method.

(*4)	These securities were accounted for using the equity method of accounting based on unaudited financial statements as of and for the year ended December 31, 2007 as the audited financial statements on these companies could not be obtained by the Company’s year-end closing. In order to verify the reliability of such unaudited financial statements, the Company has performed the following procedures and found no significant exceptions:

i)	Obtain the unaudited financial statements signed by the investee’s chief executive officer and statutory auditor.

ii)	Identified whether the major transactions or accounting events, including those disclosed to public by the investee, which were acknowledged by the Company are properly reflected in the unaudited financial statements.

iii)	Identify the major accounting issues under discussion between the investee and its external auditors and the investee’s plan to resolve such issues.

iv)	Analyze the effect of potential difference between the unaudited and audited financial statements.

Changes in carrying amount resulting from the equity method of accounting for the years ended December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006
	January 1, 2006		Increase (decrease) in equity of associates		Equity in income (loss)		Others increase (decrease)		December 31, 2006
Harex Info Tech Inc.	(Won)	2,698	(Won)	—	(Won)	(796)	(Won)	—	(Won)	1,902
KTF Mhows		2,508		—		—		(2,508)		—
Korea IT Fund		30,857		—		(488)		114		30,483
Korea Telecom Strategy Fund		2,015		—		(195)		17		1,837
eNtoB Corp.		630		—		43		—		673
Boston Film Fund		—		—		35		7,979		8,014
Sidus FNH Corp.		8,400		—		(1,136)		—		7,264
KTF-CJ Music Contents Investment Fund (Centurion Music 1)		—		5,000		25		—		5,025
Sidus FNH-BENEX Cinema Fund1		—		2,000		7		—		2,007

Total	(Won)	47,108	(Won)	7,000	(Won)	(2,505)	(Won)	5,602	(Won)	57,205

	2007
	January 1, 2007		Increase (decrease) in equity of associates(*1)		Equity in income (loss)		Others increase (decrease)(*2)		December 31, 2007
Harex Info Tech Inc.	(Won)	1,902	(Won)	—	(Won)	(719)	(Won)	—	(Won)	1,183
Korea IT Fund		30,483		—		2,272		493		33,248
Korea Telecom Strategy Fund		1,837		(1,837)		—		—		—
eNtoB Corp.		673		—		82		—		755
Boston Film Fund		8,014		—		(865)		—		7,149
Sidus FNH Corp.		7,264		—		(1,089)		—		6,175
KTF-CJ Music Contents Investment Fund (Centurion Music 1)		5,025		—		(14)		—		5,011
Sidus FNH-BENEX Cinema Fund1		2,007		—		(14)		—		1,993
KTF-DoCoMo Mobile Investment Fund		—		4,500		(9)		—		4,491
Dooristar Co., Ltd.		—		1,002		(314)		(576)		112
Music City China Co., Ltd.		—		71		—		(71)		—
Doremi Music Publishing Co., Ltd.		—		240		(23)		—		217
Music City Media Co., Ltd.		—		—		(527)		527		—
Oscar ent. Co., Ltd.		—		636		35		(254)		417
Bluecord Corp.		—		2,369		(763)		5		1,611
Parangoyangi Co., Ltd		—		2,900		(513)		(2,329)		58

Total	(Won)	57,205	(Won)	9,881	(Won)	(2,461)	(Won)	(2,205)	(Won)	62,420

(*1)	Initial carrying amounts of Bluecord Technology’s equity method investment securities are included.

(*2)	Others consist of equity in capital adjustment of affiliates and loss on impairment of equity method investment securities. Also, the Company recognized loss on impairment of equity method investment securities of (Won)3,238 million for the year ended December 31, 2007.

Changes in investment differences from equity method investment securities for the years ended December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006								2007
Affiliate	January 1, 2006		Increase		Amortization		December 31, 2006		January 1, 2007		Increase (decrease)		Reversal (amortization)		Loss on impairment		December 31, 2007
Harex Info Tech	(Won)	1,531	(Won)	—	(Won)	(383)	(Won)	1,148	(Won)	1,148	(Won)	—	(Won)	(382)	(Won)	—	(Won)	766
Sidus FNH		5,812		—		(1,162)		4,650		4,650		—		(1,163)		—		3,487
Dooristar.		—		—		—		—		—		783		(207)		(576)		—
Doremi Music Publishing		—		—		—		—		—		(32)		9		—		(23)
Oscar ent.		—		—		—		—		—		339		(85)		(254)		—
Parangoyangi		—		—		—		—		—		2,541		(212)		(2,329)		—

Total	(Won)	7,343	(Won)	—	(Won)	(1,545)	(Won)	5,798	(Won)	5,798	(Won)	3,631	(Won)	(2,040)	(Won)	(3,159)	(Won)	4,230

Details of unrealized gains (losses) arising from intercompany transactions, which are eliminated, as of December 31, 2007 are as follows (in millions of Korean won):

Company	Accounts	January 1, 2007		Increase		Decrease		December 31, 2007
Bluecord Corp.	Land	(Won)	—	(Won)	(167)	(Won)	—	(Won)	(167)
	Buildings		—		240		(4)		236
	Other		—		4		—		4

Total		(Won)	—	(Won)	77	(Won)	(4)	(Won)	73

The Company’s equity in net asset value of the investees not recognized due to the discontinuance of the equity method of accounting as of December 31, 2007 is as follows. (in millions of Korean won):

Company	Changes in 2007		Changes through 2006		Balance at December 31, 2007
KDB	(Won)	527	(Won)	(674)	(Won)	(147)
Music City China Co., Ltd.		613		(613)		—

Total	(Won)	1,140	(Won)	(1,287)	(Won)	(147)

Condensed financial information of the investees in which investments are accounted for using the equity method of accounting as of and for the year ended December 31, 2007 is as follows (in millions of Korean won):

	Total assets		Total liabilities		Revenue		Net income (loss)
KDB	(Won)	513,708	(Won)	341,515	(Won)	387,393	(Won)	38,199
Harex Info Tech Inc.		3,544		1,573		5,626		(1,589)
Korea IT Fund		332,476		—		—		22,710
eNtoB Corp.		64,663		40,494		553,608		2,653
Boston Film Fund		18,832		513		1,319		(2,215)
Sidus FNH Corp.		27,439		9,868		22,603		478
KTF-CJ Music Contents Investment Fund (Centurion Music 1)		10,133		112		—		8
Sidus FNH-BENEX Cinema Fund1		30,043		151		1,150		(209)
KTF-DoCoMo Mobile Investment Fund		10,083		104		—		(20)
Dooristar Co., Ltd.		998		529		533		(218)
Doremi Music Publishing Co., Ltd.		251		14		179		(32)
Music City Media Co., Ltd.		556		1,114		1,322		92
Oscar ent. Co., Ltd.		1,129		278		1,606		250
Bluecord Corp.		5,003		3,323		1,685		(690)
Parangoyangi Co., Ltd.		856		798		2,789		(279)

8. LOAN TO EMPLOYEES

As of December 31, 2006 and 2007, the Company has provided loans to its employees for purchase of the Company’s stock with the balance of (Won)1,245 million ((Won)901 million in short-term loans and (Won)344 million in long-term loans) and (Won)637 million ((Won)419 million in short-term loans and (Won)218 million in long-term loans), respectively. Also, as of December 31, 2007, the Company has provided loans to its employees for their housing with the balance of (Won)100 million.

9. INSURANCE

As of December 31, 2006 and 2007, certain assets are insured with Hyundai Fire and Marine Insurance Co., Ltd. and other insurance companies as follows (in millions of Korean won):

		2006				2007
	Risk covered	Book value		Coverage		Book value		Coverage
Land	Property package	(Won)	42	(Won)	42	(Won)	—	(Won)	—
Buildings	”		231,895		347,641		252,427		257,609
Structures	”		35,366		36,885		47,863		49,436
Machinery	”		532,947		657,434		813,888		969,507
Equipment usage rights	”		31		34		102,669		102,669
Inventories	Theft and fire		—		—		8,000		6,500
Others	Others		—		—		—		90

Total		(Won)	800,281	(Won)	1,042,036	(Won)	1,224,847	(Won)	1,385,811

Also, as of December 31, 2007, the Company carries product liability insurance, comprehensive automobile insurance for its vehicles, industrial accident insurance for its employees and other.

10. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	2006		2007
Property and equipment, at cost	(Won)	9,984,816	(Won)	10,888,850
Less: accumulated depreciation		(5,745,070)		(6,615,427)
Less: accumulated impairment loss		(3,418)		(6,478)

Net	(Won)	4,236,328	(Won)	4,266,945

Changes in property and equipment for the years ended December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006
	January 1, 2006		Acquisition cost		Disposal		Depreciation		Others		December 31, 2006
Land	(Won)	119,546	(Won)	60	(Won)	(305)	(Won)	—	(Won)	—	(Won)	119,301
Buildings		276,570		333		(350)		(10,826)		4,399		270,126
Structures		74,086		29		(1,174)		(3,642)		2,800		72,099
Machinery		3,379,962		33,701		(53,767)		(916,236)		1,047,370		3,491,030
Vehicles		2,774		11		(68)		(1,313)		420		1,824
Others		217,964		16,111		(1,595)		(113,504)		68,105		187,081
Construction-in-progress		40,577		1,182,237		(902)		—		(1,127,045)		94,867

Total	(Won)	4,111,479	(Won)	1,232,482	(Won)	(58,161)	(Won)	(1,045,521)	(Won)	(3,951)	(Won)	4,236,328

	2007
	January 1, 2007		Acquisition cost		Disposal		Depreciation		Others(*)		December 31, 2007
Land	(Won)	119,301	(Won)	—	(Won)	(231)	(Won)	—	(Won)	2,771	(Won)	121,841
Buildings		270,126		220		(243)		(11,100)		8,457		267,460
Structures		72,099		37		(1,073)		(3,832)		7,522		74,753
Machinery		3,491,030		21,641		(43,087)		(931,048)		962,441		3,500,977
Vehicles		1,824		127		(121)		(1,101)		2,354		3,083
Others		187,081		12,188		(1,195)		(104,553)		122,106		215,627
Construction-in-progress		94,867		1,092,775		—		—		(1,104,438)		83,204

Total	(Won)	4,236,328	(Won)	1,126,988	(Won)	(45,950)	(Won)	(1,051,634)	(Won)	1,213	(Won)	4,266,945

(*)	Others include increase due to changes in consolidated entities. KTFT recognized loss on impairment of property and equipment of (Won)1,011 million, (Won)1,133 million and (Won)3,059 million for the years ended December 31, 2005, 2006 and 2007, respectively.

11. INTANGIBLE ASSETS

Changes in intangible assets for the years ended December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006
			Increase				Decrease
	January 1, 2006		Acquisition		Other		Amortization (Reversal)		Other		December 31, 2006
Intellectual property rights	(Won)	2,363	(Won)	1,718	(Won)	—	(Won)	585	(Won)	—	(Won)	3,496
Facility usage rights		7,786		1,310		—		1,456		43		7,597
Frequency usage rights		1,021,374		—		—		93,528		—		927,846
Development costs		16,198		25,946		691		24,101		9,047		9,687
Other		16,251		12,240		—		8,594		164		19,733
Negative goodwill		(1,295)		—		—		(648)		—		(647)

Total	(Won)	1,062,677	(Won)	41,214	(Won)	691	(Won)	127,616	(Won)	9,254	(Won)	967,712

	2007
			Increase				Decrease
	January 1, 2007		Acquisition		Other(*1)		Amortization (Reversal)		Other(*2)		December 31, 2007
Intellectual property rights	(Won)	3,496	(Won)	1,799	(Won)	8	(Won)	761	(Won)	—	(Won)	4,542
Facility usage rights		7,597		3,783		—		1,896		26		9,458
Frequency usage rights		927,846		—		—		93,527		—		834,319
Development costs		9,687		1,436		1,732		11,127		391		1,337
Other		19,733		24,996		18,350		13,725		4,093		45,261
Negative goodwill		(647)		—		—		(647)		—		—

Total	(Won)	967,712	(Won)	32,014	(Won)	20,090	(Won)	120,389	(Won)	4,510	(Won)	894,917

(*1)	Other includes initial carrying amounts of Bluecord Technology and Doremi media’s goodwill.

(*2)	Loss on impairment of intangible assets for the years ended December 31, 2006 and 2007 are included as follow (in millions of Korean won):

Subsidiary	Description	2006		2007
KTFT	Development costs	(Won)	9,047	(Won)	—
Bluecord Technology	Goodwill		—		3,477
Bluecord Technology	Other		—		21
Doremi media	Other		—		200

Total		(Won)	9,047	(Won)	3,698

Ordinary development costs of (Won)9,652, (Won)7,303 million and (Won)31,068 million were charged to expense for the years ended December 31, 2005, 2006 and 2007, respectively.

(*3)	On December 15, 2000, KT ICOM acquired the license to provide third generation mobile services utilizing 2GHz frequency band (“IMT-2000 service”) with W-CDMA technology. KT ICOM paid (Won)650 billion of the total license fee of (Won)1,300 billion on March 20, 2001 and the remaining balance was required to be paid including interest for the period from 2007 to 2011. On December 4, 2001, MIC granted the license to KT ICOM and assigned the related frequency band, giving KT ICOM the right to provide IMT-2000 services using W-CDMA technology for 15 years from that date.

On March 6, 2003, KT ICOM was merged into KTF, and the Company started to provide IMT-2000 service on December 28, 2003.

12. PRESENT VALUE OF ASSETS AND LIABILITIES

Assets and liabilities measured at present value as of December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006
Accounts	Discount rate	Collection period	Nominal value		Present value		Discount
Accounts receivable-trade	5.37%	2007	(Won)	292,498	(Won)	288,344	(Won)	4,154
Current portion of long-term accounts payable-other	9.93%	2007		90,000		89,116		884
Long-term accounts receivable-trade	5.37%	2008~2009		58,487		53,801		4,686
Long-term accounts payable-other	9.93%	2008~2011		560,000		493,877		66,123

	2007
Accounts	Discount rate	Collection period	Nominal value		Present value		Discount
Accounts receivable-trade	5.43%	2008	(Won)	218,491	(Won)	214,600	(Won)	3,891
Current portion of long-term accounts payable-other	9.93%	2008		110,000		108,920		1,080
Long-term accounts receivable-trade	5.43%	2009~2010		46,659		42,512		4,147
Long-term accounts payable-other	9.93%	2009~2011		450,000		406,288		43,712
Long-term borrowings	7.35%	2008~2015		4,864		3,734		1,130

13. BORROWINGS

a. Short-term Borrowings

Short-term borrowings as of December 31, 2006 and 2007 are summarized as follows (in thousands of foreign currencies and millions of Korean won):

	Financial institutions	Interest rate per annum	2006		2007
General loans	Shinhan Bank and	7.14~11.5%	(Won)	—	(Won)	2,575
	others
General loans(*)	Woori Bank	7,87~8.12%		—		3,500
Discounted promissory notes	Shinhan Bank and	4.45~5.38%		28,687		8,300
	others
Usance letter of credit	Woori Bank and	LIBOR+0.5%		17,910		9,290
	others
			USD	(19,267)	USD	(9,902)
		LIBOR+0.5%		1,897		2,228
			JPY	(242,694)	JPY	(267,296)
		LIBOR+0.5%		1,544		—
			EUR	(1,263)		—
Other	Korea Exchange Bank	4.85%		10,000		10,000

Total			(Won)	60,038	(Won)	35,893

(*)	Real estates and fire insurances for construction are pledged as collateral with a pledged amount of (Won)5,700 million as of December 31, 2007.

b. Long-term Borrowings

Long-term borrowings as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	Financial institutions	Interest rate per annum	2006		2007
Working capital loans	Woori Bank	5.80%	(Won)	10,000	(Won)	—
	Shinhan Bank	6.15%		10,000		10,000
	Hana Bank	6.13%		10,000		10,000
Facility capital loans	Shinhan Bank	4.50%		—		797
	Shinhan Bank	7.60%		—		695
Working capital loans	Korea Credit Guarantee Fund(*)	7.35%		—		4,864

Total				30,000		26,356
Less: current portion				(10,000)		(10,608)

Long-term portion				20,000		15,748
Less: discount				—		(1,130)

Net			(Won)	20,000	(Won)	14,618

(*)	The Company recognized a gain on restructuring of debts of (Won)2,763 million and real estates are pledged as collateral with a pledged amount of (Won)10,000 million as of December 31, 2007.

c. Repayment Schedule of Long-term Borrowings

Repayment schedule of the Company’s long-term borrowings as of December 31, 2007 is as follows (in millions of Korean won):

Year ending December 31,	Amount
2008	(Won)	10,608
2009		10,608
2010		1,303
2011		608
2012		1,405
Thereafter		1,824

Total	(Won)	26,356

14. DEBENTURES

Debentures as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

Type	Issue date	Maturity	Interest rate per annum	2006		2007
42nd	11/14/2002	11/14/2007	5.94%	(Won)	200,000	(Won)	—
44th	2/19/2004	2/19/2009	5.66%		360,000		360,000
45th	3/15/2004	3/15/2008	5.24%		320,000		320,000
46th	5/10/2004	5/10/2007	4.61%		300,000		—
47-1st	7/12/2004	7/12/2009	4.95%		230,000		230,000
47-2nd	7/12/2004	7/12/2011	5.32%		70,000		70,000
48th	2/15/2005	2/15/2010	5.31%		200,000		200,000
2nd private bonds with warrant	9/2/2005	9/2/2008	7.11%		—		2,100

Total					1,680,000		1,182,100
Less: current portion					(500,000)		(322,100)

Long-term portion					1,180,000		860,000
Less: discount					(1,841)		(963)

Net				(Won)	1,178,159	(Won)	859,037

(*) Details of bonds with warrants are as follows:

Issued amount (in Korean won)	:	(Won)3,000 million
Stated interest rate	:	7.11%
Exercise price (in Korean won)	:	(Won)4,518 per share
Exercise period	:	September 3, 2006 ~ August 2, 2008
Number of total exercisable shares	:	664,010
Exercised shares	:	—
Unexercised shares	:	664,010
Others	:	Subject to request by the holders, certain portion of the bonds are early redeemable before maturity; up to 10% of issued amount at one year after 1st anniversary of issuance and 20% of issued amount at the interest payment date after 2nd anniversary of issuance. (Won)900 million of the issued amount was early redeemed through December 31, 2007.

Repayment schedule of the Company’s debentures as of December 31, 2007 is as follows (in millions of Korean won):

Year ending December 31,	Amount
2008	(Won)	322,100
2009		590,000
2010		200,000
2011		70,000

Total	(Won)	1,182,100

15. LONG-TERM ACCOUNTS PAYABLE-OTHER

Long-term accounts payable-other is related to the purchase of frequency usage right and required to be paid including applicable interest from 2008 to 2011. Long-term accounts payable-other as of December 31, 2006 and 2007 are stated at the net present value of future cash flows, calculated using the effective interest rate (9.93%) at the time of receipt of frequency usage license as follows (in millions of Korean won):

	2006		2007
Long-term accounts payable-other	(Won)	650,000	(Won)	560,000
Less: current portion		(90,000)		(110,000)
Less: discount		(66,123)		(43,712)

Net	(Won)	493,877	(Won)	406,288

The maturities of the Company’s long-term accounts payable-other as of December 31, 2007 are as follow (in millions of Korean won):

Year ending December 31,	Amount
2008	(Won)	110,000
2009		130,000
2010		150,000
2011		170,000

Total	(Won)	560,000

16. ACCRUED PROVISIONS

The Company has accounted for the call bonus mileage and warranty, which the Company is obliged to pay to its customers, as accrued provisions. Warranties related to sales of handset are provided for one year and are recorded as liability based on the management’s estimate according to the historical experience.

Changes in accrued provisions for the years ended December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	2006						2007
	Call bonus		Warranty		Total		Call bonus		Warranty		Others		Total
Beginning of the year	(Won)	18,896	(Won)	2,835	(Won)	21,731	(Won)	16,265	(Won)	3,505	(Won)	—	(Won)	19,770
Provision		297		6,999		7,296		—		10,549		26		10,575
Payment		(2,928)		(6,329)		(9,257)		(7,885)		(8,642)		—		(16,527)

Total		16,265		3,505		19,770		8,380		5,412		26		13,818
Less: current portion		(6,800)		(3,505)		(10,305)		(4,332)		(5,412)		(26)		(9,770)

Net	(Won)	9,465		—	(Won)	9,465	(Won)	4,048		—		—	(Won)	4,048

Call bonus mileages provided by the Company expires in 5 years from the date when call bonus mileages are earned. The Company expects its call bonus mileages to be used as follows (in millions of Korean won):

Year ending December 31,	Nominal amount		Present value
2008	(Won)	4,467	(Won)	4,332
2009		2,350		2,159
2010		1,239		1,078
2011		656		540
2012		348		271

Total	(Won)	9,060	(Won)	8,380

17. COMMON STOCK AND CAPITAL SURPLUS

a. Common Stocks

As of December 31, 2007, the Company’s number of shares authorized are 400,000,000 shares with par value of (Won)5,000 per share.

As of December 31, 2006 and 2007, the numbers of shares issued by the Company are 195,701,091 shares and 192,722,091 shares, respectively, and the common stock amounted to 1,044,181 million. As allowed by the Korean Securities Exchange Law, the Company retired 2,979,000 treasury stocks through December 31, 2007 by charges against retained earnings. Therefore, the common stock amount differs from the amount resulting from multiplying the number of shares issued by (Won)5,000 par value of common stock.

b. Treasury Stocks

Changes in treasury stocks for the years ended December 31, 2006 and 2007 are summarized as follows (in millions of Korean won):

	2006			2007
Accounts	Number of shares	Amount		Number of shares	Amount
Beginning of the year	61,247	(Won)	2,076	61,273	(Won)	2,077
Acquisition	5,507,026		164,885	2,979,061		94,072
Retirement	5,507,000		164,884	2,979,000		94,071

End of the year	61,273	(Won)	2,077	61,334	(Won)	2,078

18. RETAINED EARNINGS

Retained earnings appropriated to the legal reserve cannot be used as cash dividends under the applicable laws and regulations. The Korean Commercial Code requires the Company to appropriate an amount equal to at least 10% of the cash dividend amount to a legal reserve at the end of the year for each accounting period until the reserve equals 50% of stated capital. The legal reserve may be used to reduce a deficit or may be transferred to capital.

In accordance with the relevant tax laws, the Company is allowed to appropriate a reserve for technology and human resource development to recognize certain tax deductible benefits through the early recognition of future expenditures for tax purposes. This reserve used for its original purpose and the remaining balance after use are restored to retained earnings and may be used for dividends in accordance with the relevant tax laws.

19. DIVIDENDS

Details of KTF’s dividends for common stocks for the years ended December 31, 2006 and 2007 are as follows (in Korean won except for share data):

	2006			2007
Dividends of per share (dividend ratio)	(Won)	600(12%	)	(Won)	—
Number of shares outstanding		195,639,818			192,660,757

Dividends	(Won)	117,383,890,800		(Won)	—

20. STOCK OPTION

The Company entered into stock option agreements with its chief executive officer and senior managers. The stock option will be vested after two or three years from the date of grant and can be exercised for five years from the date when they are vested. Upon the exercise of stock options, the Company will issue its common stocks or provide treasury stocks.

Principal assumptions made in relation to estimation of compensation expense for the stock options are as follows:

	1st			2nd		3rd		4th
Grant date		2001.03.29			2002.03.25		2003.09.08		2005.03.04
Grantee		Former CEO			Senior managers		CEO,		Senior managers
							Senior managers
Number of shares		18,000			44,800		629,500		128,800
Exercise price per share (in Korean won)	(Won)	41,273		(Won)	45,178	(Won)	30,000	(Won)	30,700
Type		Equity settled			Equity settled		Equity settled		Equity settled
Exercise period		2004.3.30~ 2009.3.29			2005.3.26~ 2010.3.25		2005.9.9~ 2010.9.8		2007.3.5~ 2012.3.4
Risk free interest rate		(	*)		6.44%		4.31%		4.18%
Expected duration (year)		(	*)		3.0		3.0		3.0
Expected volatility		(	*)		97.05%		63.14%		37.33%
Fair value per option (in Korean won)		(	*)		30,565		8,812		4,715
Total compensation expense (in millions of Korean won)		(	*)	(Won)	874	(Won)	2,695	(Won)	519

(*)	1st stock option was all expired without exercise.

Changes in stock options for the year ended December 31, 2007 are as follows:

	1st	2nd	3rd	4th	Total
Outstanding at beginning of the period	18,000	44,800	629,500	128,800	821,100
Cancelled	—	—	(308,587)	—	(308,587)
Forfeited or expired	(18,000)	(16,200)	—	—	(34,200)
Performance condition adjustment	—	—	(15,159)	(18,683)	(33,842)
Exercised	—	—	—	—	—

Outstanding and exercisable at end of the period	—	28,600	305,754	110,117	444,471

The Company values stock options granted based on the fair value method. Total compensation expense of (Won)4,088 million is allocated over the vesting period and the compensation expense charged to operations for the year ended December 31, 2007 are (Won)43 million. As of December 31, 2007, approximately 19,299,709 shares of common stocks have been reserved for issuance under the stock option plan.

21. COMPREHENSIVE INCOME

Comprehensive income for the years ended December 31, 2006 and 2007 is as follows (in millions of Korean won):

Description	2006		2007
Net income	(Won)	412,808	(Won)	250,482
Other comprehensive income (loss):
Gain on translation of foreign operations (Tax effect: nil in 2006 and 2007)		1		—
Loss on translation of foreign operations (Tax effect: nil in 2006 and 2007)		—		(16)
Unrealized gain (loss) on valuation of available-for-sale securities (Tax effect: (Won)369 million in 2006 and (Won)(574) million in 2007)		973		(1,531)
Increase in equity of associates (Tax effect: nil in 2006 and 2007)		—		579
Decrease in equity of associates (Tax effect: nil in 2006 and 2007)		43		—

Comprehensive income	(Won)	413,825	(Won)	249,514

Attributable to: Equity holders of the parent	(Won)	413,018	(Won)	248,068
Minority interest		807		1,446

Total	(Won)	413,825	(Won)	249,514

22. OPERATING REVENUES AND EXPENSES

Operating revenues for the years ended December 31, 2005, 2006, and 2007 are as follows (in millions of Korean won):

	2005		2006		2007
PCS Service	(Won)	5,108,349	(Won)	5,339,781	(Won)	5,708,930
Sales of PCS handsets		1,044,463		1,287,939		1,617,853

	(Won)	6,152,812	(Won)	6,627,720	(Won)	7,326,783

Operating expenses for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won):

	2005		2006		2007
Cost of merchandise	(Won)	1,000,824	(Won)	1,174,261	(Won)	1,101,659
Salaries and wages		180,242		176,922		195,630
Provision for severance indemnities		14,968		14,858		19,693
Employee welfare		31,308		35,119		35,524
Rent		114,971		135,828		159,577
Lease		61,307		32,601		1,172
Commissions		414,632		471,363		477,245
Depreciation		1,043,022		1,041,066		1,044,563
Amortization		116,947		126,465		117,839
Tax and dues		44,363		55,319		38,682
Interconnection charges		603,160		679,462		724,237
Leased line charges		360,655		356,129		386,542
Ordinary development costs		9,652		7,303		31,068
Sales promotion		162,040		330,687		539,381
Sales commissions		721,154		812,095		1,184,890
Advertisements		114,711		121,186		136,197
Bad debt expense		54,375		89,240		47,346
Water and electricity		54,900		62,230		75,861
Communications		30,485		27,429		29,533
Repairs and maintenance		74,340		78,723		72,906
Other		84,689		96,395		482,169

Total	(Won)	5,292,745	(Won)	5,924,681	(Won)	6,901,714

23. INCOME TAX EXPENSE

Components of income tax expense for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won):

	2005		2006		2007
Current income tax expense (including additional income taxes and tax refunds)	(Won)	78,819	(Won)	102,497	(Won)	76,474
Changes in deferred income tax assets and liabilities related to temporary differences (including tax loss and credits carryforwards)(*)		(24,974)		13,052		(39,055)

Income tax expense	(Won)	53,845	(Won)	115,549	(Won)	37,419

(*)	Changes in deferred income tax assets and liabilities for the years ended December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006		2007
Beginning balance from temporary difference	(Won)	98,899	(Won)	78,803
Ending balance from temporary difference		(82,224)		(115,135)
Beginning balance from tax credit carryforwards		65,031		68,285
Ending balance from tax credit carryforwards		(68,285)		(71,555)
Directly added to (deducted from) equity		(369)		547

Changes in deferred income tax assets	(Won)	13,052	(Won)	(39,055)

An explanation of the relationship between income tax expense and accounting income before income tax expense for the years ended December 31, 2005, 2006 and 2007 is as follows (in millions of Korean won):

	2005		2006		2007
Ordinary income before income tax expense	(Won)	602,132	(Won)	528,357	(Won)	275,081

Income tax expense at statutory income tax rate (14.3% of taxable income less than (Won)100 million and 27.5% of taxable income exceeding (Won)100 million)		165,586		146,165		82,335
Differences (Note)		(111,741)		(30,616)		(44,916)

Income tax expense	(Won)	53,845	(Won)	115,549	(Won)	37,419

Effective tax rates		9.3%		21.9%		13.6%

(Note) Differences:
Non-temporary difference	(Won)	(27,026)	(Won)	11,800	(Won)	1,568
Changes in deferred income tax assets (liabilities) unrecognized related to equity method investment securities		2,539		930		6,062
Tax credit carryforwards		(83,497)		(43,394)		(36,355)
Other tax credits		—		(1,826)		(4,798)
Additional income tax and tax refund for prior periods		(2,665)		14,873		1,214
Other		(1,092)		(12,999)		(12,607)

	(Won)	(111,741)	(Won)	(30,616)	(Won)	(44,916)

Changes in temporary differences, including tax loss and credits carryforwards, and deferred income tax assets (liabilities) for the years ended December 31, 2006 and 2007 are as follows (in millions of won):

	2006
	January 1, 2006		Final tax return amount(*1)		Increase		Decrease		December 31, 2006		Deferred income tax asset (liabilities)
											Current		Non- current
(Deductible temporary differences)
Inventories	(Won)	27,996	(Won)	27,996	(Won)	29,128	(Won)	27,996	(Won)	29,128	(Won)	29,128	(Won)	—
Allowance for doubtful accounts		101,881		104,889		131,354		104,851		131,392		131,392		—
Provision for severance indemnities		26,060		25,746		2,233		—		27,979		—		27,979
Accrued expense		92,032		92,032		69,258		92,032		69,258		69,258		—
Account payable—other		7,271		7,271		6,345		7,262		6,354		6,347		7
Loss on impairment of long-term investment securities		76,179		76,139		586		65,973		10,752		—		10,752
Available-for-sale securities		—		—		287		—		287		—		287
Reserve for liabilities		21,731		21,731		19,769		21,731		19,769		10,304		9,465
Equity method investment securities		9,218		4,369		3,723		3,849		4,243		—		4,243
Donation		4,200		4,200		3,600		4,200		3,600		3,600		—
Amortization		1,754		1,754		1,123		349		2,528		—		2,528
Development costs		5,438		5,438		6,309		5,438		6,309		—		6,309
Depreciation		5,884		5,884		5,626		1,210		10,300		—		10,300
Derivatives		3,690		3,690		216		3,690		216		216		—
Other		4,811		7,806		3,039		5,571		5,274		880		4,394

Sub total		388,145	(Won)	388,945	(Won)	282,596	(Won)	344,152		327,389		251,125		76,264

Not recognized as deferred income tax assets(*2)		9,298								8,998		—		8,998

Recognized as deferred income tax assets		378,847								318,391		251,125		67,266
Tax rate(*3)		27.5%								27.5%

Deferred income tax assets		104,183								87,557		69,059		18,498

(Tax credit carryforwards)
Total tax credit		111,238								101,695		49,641		52,054
Not recognized as deferred income tax assets		30,628								16,905		—		16,905

Recognized as deferred income tax assets		80,610								84,790		49,641		35,149

Deferred income tax assets		65,032								68,286		40,114		28,171

(Taxable temporary differences)
Accrued revenue		(755)	(Won)	(756)	(Won)	(2,931)	(Won)	(756)		(2,931)		(2,931)		—
Available-for-sale securities		(8,632)		(6,249)		(10,151)		(6,179)		(10,221)		—		(10,221)
Derivatives		—		—		(1,494)		—		(1,494)		(1,494)		—
Deposit for severance indemnity		(1,610)		(1,557)		(984)		(289)		(2,252)		—		(2,252)
Short term investment securities		(97)		(97)		—		(97)		—		—		—
Depreciation		(8,015)		(8,015)		—		(1,781)		(6,234)		—		(6,234)
Other		(171)		(735)		(198)		(735)		(198)		—		(198)

Sub total		(19,280)	(Won)	(17,409)	(Won)	(15,758)	(Won)	(9,837)		(23,330)		(4,425)		(18,905)

Not recognized as deferred income tax liabilities(*2)		(66)								(3,937)		—		(3,937)

Recognized as deferred income tax liabilities		(19,214)								(19,393)		(4,425)		(14,968)
Tax rate(*3)		27.5%								27.5%

Deferred income tax liabilities		(5,284)								(5,333)		(1,217)		(4,116)

Deferred income tax assets, net	(Won)	163,931							(Won)	150,510	(Won)	107,956	(Won)	42,553

	2007
	January 1, 2007		Final tax return amount(*1)		Increase		Decrease		December 31, 2007		Deferred income tax asset (liabilities)
											Current		Non- current
(Deductible temporary differences)
Inventories	(Won)	29,128	(Won)	29,128	(Won)	48,800	(Won)	29,877	(Won)	48,051	(Won)	48,051	(Won)	—
Allowance for doubtful accounts		131,392		131,392		197,187		142,660		185,919		185,919		—
Provision for severance indemnities		27,979		27,979		11,995		55		39,919		—		39,919
Accrued expense		69,258		69,258		123,594		69,258		123,594		123,594		—
Account payable—other		6,354		6,345		13,437		6,622		13,160		12,784		376
Loss on impairment of long-term investment securities		10,752		10,753		1,791		—		12,544		—		12,544
Available-for-sale securities		287		287		1,854		—		2,141		—		2,141
Reserve for liabilities		19,769		19,769		16,332		19,769		16,332		9,770		6,562
Equity method investment securities		4,243		3,134		31,373		3,378		31,129		—		31,129
Donation		3,600		3,600		50		3,600		50		50		—
Amortization		2,528		2,529		1,173		727		2,975		—		2,975
Development costs		6,309		6,309		(781)		5,084		444		—		444
Depreciation		10,300		10,301		8,423		2,870		15,854		—		15,854
Derivatives		216		216		—		216		—		—		—
Other		5,274		4,933		39,416		900		43,449		236		43,213

Sub total		327,389	(Won)	325,933	(Won)	494,644	(Won)	285,016		535,561		380,404		155,157

Not recognized as deferred income tax assets(*2)		8,998								86,607		14,458		72,149

Recognized as deferred income tax assets		318,391								448,954		365,946		83,008
Tax rate(*3)		27.5%								27.5%

Deferred income tax assets		87,557								123,462		100,635		22,827

(Tax credit carryforwards)
Total tax credit		101,695								114,697		43,750		70,947
Not recognized as deferred income tax assets		16,905								22,991		—		22,991

Recognized as deferred income tax assets		84,790								91,706		43,750		47,956

Deferred income tax assets		68,286								71,555		35,000		36,555

(Taxable temporary differences)
Accrued revenue		(2,931)	(Won)	(3,265)	(Won)	(1,225)	(Won)	(3,431)		(1,059)		(868)		(191)
Available-for-sale securities		(10,221)		(7,608)		(724)		(203)		(8,129)		(227)		(7,902)
Derivatives		(1,494)		(1,494)		—		477		(1,971)		—		(1,971)
Deposit for severance indemnity		(2,253)		(2,253)		(838)		(569)		(2,522)		—		(2,522)
Short term investment securities		—		—		(37)		(37)		—		—		—
Depreciation		(6,234)		(6,234)		—		(1,778)		(4,456)		—		(4,456)
Other		(197)		(768)		(898)		(1,009)		(657)		—		(657)

Sub total		(23,330)	(Won)	(21,622)	(Won)	(3,722)	(Won)	(6,550)		(18,794)		(1,095)		(17,699)

Not recognized as deferred income tax liabilities(*2)		(3,937)								(956)		(107)		(849)

Recognized as deferred income tax liabilities		(19,393)								(17,838)		(988)		(16,850)
Tax rate(*3)		27.5%								27.5%

Deferred income tax liabilities		(5,333)								(4,905)		(272)		(4,634)

Deferred income tax assets, net	(Won)	150,510							(Won)	190,112	(Won)	135,363	(Won)	54,748

(*1)	Tax effects from true-up for prior year tax return arising from temporary difference and non-temporary differences were adjusted in deferred income tax assets and current earnings, respectively.

(*2)	The Company did not recognize deferred income tax assets related to the tax effects of deductible temporary differences from equity in losses of affiliates since it was not almost certain that the Company would be able to realize the related tax benefits in the foreseeable future. The Company also did not recognize deferred income tax liabilities representing the tax effect of taxable temporary differences from equity method investees, since it is almost certain that the differences will not reverse in the foreseeable future given that the Company is able to control the timing of reversal of the temporary difference and the investees have not declared dividends in the past 5 years.

(*3)	Tax rate is the enacted marginal tax rate which is expected to apply to taxable income in the periods in which the deferred income tax liability or asset is expected to be settled or realized.

Deferred income tax assets (liabilities) and income tax benefit (expense) added to (deducted from) equity as of December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006
	Total		Income tax expense	Deferred income tax assets (liabilities)		Net of tax
Gain on valuation of available-for-sale securities	(Won)	9,974	—	(Won)	(2,743)	(Won)	7,231

	2007
	Total		Income tax expense	Deferred income tax assets (liabilities)		Net of tax
Gain on valuation of available-for-sale securities	(Won)	7,886	—	(Won)	(2,169)	(Won)	5,717

24. INCOME PER SHARE

The Company’s net income per share for the years ended December 31, 2005, 2006 and 2007 is computed as follows (in millions of Korean won, except for per share data):

	2005		2006		2007
Net income	(Won)	547,297	(Won)	412,001	(Won)	249,019
Weighted average number of common stock outstanding		181,629,486		201,086,493		194,948,875

Basic and diluted net income per share (in Korean won)	(Won)	3,013	(Won)	2,049	(Won)	1,277

Potential common stocks as of December 31, 2007 are as follows:

	Exercisable Period	Common stock to be issued
2nd stock option	March 25, 2005 ~ March 24, 2010	28,600
3rd stock option	September 9, 2005 ~ September 8, 2010	305,754
4th stock option	March 5, 2007 ~ March 4, 2012	110,117

Total		444,471

Stock options have no dilutive effect and are excluded from the calculation of diluted income per share.

25. ASSETS AND LIABILITIES DENOMINATED IN FOREIGN CURRENCIES

Significant assets and liabilities denominated in foreign currencies (excluding those held by overseas subsidiaries) as of December 31, 2006 and 2007 are summarized as follows (in millions of Korean won and thousands of foreign currencies):

	2006				2007
	Foreign currencies		Korean won equivalent		Foreign currencies		Korean won equivalent
Assets:
Cash and cash equivalents	USD	8	(Won)	8	USD	88	(Won)	83
	JPY	5,492		43	JPY	3,090		26
Accounts receivable-trade	USD	120		111	USD	58		54
	JPY	—		—	JPY	6,898		58

	USD	128			USD	146
Total assets	JPY	5,492	(Won)	162	JPY	9,988	(Won)	221

Liabilities:
Accounts payable-trade	USD	1,187	(Won)	1,103	USD	3,861	(Won)	3,622
	JPY	25,522		200	JPY	107,080		892
Short-term borrowings	USD	19,267		17,910	USD	9,902		9,290
	EUR	1,263		1,544	EUR	—		—
	JPY	242,694		1,897	JPY	267,296		2,227
Accounts payable-other	USD	21,091		19,606	USD	12,391		11,626
	EUR	133		162	EUR	31		43
	JPY	—		—	JPY	22,664		189
Accrued expenses	USD	411		382	USD	524		492
	EUR	16		20	EUR	15		21

	USD	41,956			USD	26,678
	JPY	268,216			JPY	397,040
Total liabilities	EUR	1,412	(Won)	42,824	EUR	46	(Won)	28,402

26. TRANSACTIONS WITH RELATED PARTIES

Significant transactions amongst the Company’s consolidated parties for the years ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions of Korean won):

Seller	Purchaser	Transactions	2005		2006		2007
KTF	KTF M&S	Sales of PCS handsets	(Won)	—	(Won)	—	(Won)	137,601
	KTF Mhows	PCS services		—		2,803		2,837
	KTFT	PCS services		992		126		138
	KTF Indonesia	Others		776		500		—
KTF Mhows	KTFT	Sales of Mobile		—		—		145
	KTF	Advertising expenses		—		10,660		10,805
KTFT	KTF	Purchase of PCS networks and other		237,024		218,924		358,150
	KTF M&S	Purchase of PCS networks and other		—		—		5,055
KTF M&S	KTFT	Commission and other		—		—		5,160
	KTF	Commissions of sale		—		—		61,326
KTF Indonesia	KTF	Commissions		—		—		361
Doremi Media	Bluecord Technology	Cost of sound source		—		—		314
Bluecord Technology	Doremi Media	Sales of sound source		—		—		587

Total			(Won)	238,792	(Won)	233,013	(Won)	582,479

Significant account balances amongst the Company’s consolidated parties as of December 31, 2006 and 2007 are as follows (in millions of Korea won):

Debtor	Creditor	2006		2007
KTF	KTF M&S	(Won)	—	(Won)	761
	KTF Mhows		497		518
	KTFT		104		10
KTF Mhows	KTFT		—		14
	KTF		3,606		3,257
KTF M&S	KTF		—		5,594
KTFT	KTF		92,108		100,569
	KTF M&S		—		5,445
Doremi Media	Bluecord Technology		—		72
Bluecord Technology	Doremi Media		—		290

Total		(Won)	96,315	(Won)	116,530

The Company’s relationships with affiliates as of December 31, 2005, 2006 and 2007 are as follows:

Relationship	Name
Parent	KT

Subsidiaries of the parent company	KTN, KTH, KTP, KTJ, KTS, KTR, KTC, KTL, KTPI, KTCC, NTC, Telecop Service, KT Capital, Olive Nine, KTAI, KT FDS and Others

Equity method investee	KDB, Harex Info Tech, eNtoB, Boston Film Fund, Sidus FNH, KTF-CJ Music Contents Investment Fund, Sidus FNH-BENEX Cinema Fund1, KTF-DoCoMo Mobile Investment Fund, Bluecord Technology and others

The Company considers management of vice president or higher and non-permanent directors who have the authority and responsibility for planning, operation and control and are in charge of business or division unit as key management personnel. Compensation to key management personnel of the Company for the years ended December 31, 2007 is as follows (in millions of Korean won):

Account	Amount		Description
Share-based payments	(Won)	91	Stock options
Other benefits		757	Salaries, bonuses, other allowances, retirement benefits, medical benefits and other

	(Won)	848

Significant transactions between KTF and its related parties for the years ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions of Korean won):

Revenues

Related party	Transactions	2005		2006		2007
Parent
KT	Interconnection charges and others	(Won)	779,524	(Won)	730,504	(Won)	850,117

Subsidiaries of the parent company
KTN	Purchase of PCS handsets		2,348		2,658		12,267
KTH	PCS services		50		127		688
KTP	Interconnection charges and others		1,000		2,421		1,239
KTJ	Interconnection charges and others		44		19		1
KTL	Interconnection charges and others		1		1		1
KTC	Interconnection charges and others		40		10		16
KTR	Interconnection charges and others		—		1		103

Equity method investee
Harex Info Tech	PCS services		—		1		—
eNtoB	PCS services		—		1		1
Sidus FNH-BENEX Cinema Fund1	PCS services		—		—		3
Others	Commissions and other		2,124		—		1,070

Total		(Won)	785,131	(Won)	735,743	(Won)	865,506

Purchases

Related party	Transactions	2005		2006		2007
Parent
KT	Leased line charges and others	(Won)	512,426	(Won)	424,533	(Won)	455,121

Subsidiaries of the parent company
KTN	Sales commissions		7,671		4,514		11,720
KTH	Commissions		26,833		15,884		16,989
KTP	Interconnection charges		539		695		907
KTL	Commissions		43		53		11
KTC	Sales promotion		454		2,228		2,435
KTR	Rent		22		2,321		1,558
Telecop Service	Commissions		—		30		88
Olive Nine	Advertisements		—		—		30

Equity method investee
KDB	Commissions		377		265		435
Harex Info Tech	Commissions and others		326		1,390		1,402
eNtoB Corp	others		—		1		—
Sidus FNH-BENEX Cinema Fund1	Sales promotion		—		41		10
Others	Royalty and others		6,367		—		1,555

Total		(Won)	550,058	(Won)	451,955	(Won)	492,261

Significant account balances between KTF and its related parties as of December 31, 2006 and 2007 are as follows (in millions of Korean won):

Receivables

Related party	Description	2006		2007
Parent
KT	Receivables and others	(Won)	146,628	(Won)	199,026
	Guarantee deposits		29,902		23,788

Subsidiaries of the parent company
KTN	Receivables and others		560		1,712
KTH	Receivables		17		95
KTP	Receivables-other		276		231
KTJ	Receivables		1		—

Equity method investee
Others	Receivables and others		—		1,222

Total		(Won)	177,384	(Won)	226,074

Payables

Related party	Description	2006		2007
Parent
KT	Payables and others	(Won)	81,031	(Won)	48,548
	Long-term deposit received		4,390		3,951

Subsidiaries of the parent company			848		536
KTN	Payables-other		4,222		3,487
KTH	Payables-other		40		5
KTP	Payables-other and Others		880		353
KTC	Payables-other		4		38
KTR	Payables-other		6		3
Telecop Service	Payables-other

Equity method investee
KDB	Commissions		—		61
Harex Info Tech	Commissions and others		—		59
Others	Royalty and others		—		1,481

Total		(Won)	91,421	(Won)	58,522

As of December 31, 2007, the Company has provided guarantees for related parties as follows (in millions of Korean won and thousands of U.S. dollars):

Guarantor	Creditor	Description	Amount
Joint liability on guarantee	The Korea Securities Finance Corporation	Guarantee for Employee Stock Ownership Association	(Won)	277
	Shinhan Bank	Performance for guarantee	(Won)	104
	Korea Exchange Bank	Guarantee for loan	(Won)	520
	Shinhan Bank	Guarantee for loan	(Won)	3,076

27. COMMITMENTS AND CONTINGENCIES

KTF has entered into an agreement covering the resale of PCS with KT. As compensation for providing telecommunications network, KTF receives certain amount by multiplying outgoing call generated from KT’s subscribers by the rate per minute.

As of December 31, 2007, the Company has bank overdraft agreements with Shinhan Bank with guarantee limits of (Won)50,000 million.

Accounts receivable-trade sold but not matured as of December 31, 2007 is (Won)15,306 million.

As of December 31, 2007, the Company is faced with various lawsuits as the defendant for total claims of (Won)11,664 million. The management of the Company believes the outcome of these lawsuits will not have a material impact on the financial statements.

KTF entered into a PCS production contract with Dasung Technology Inc. and Netrontech Co., Ltd.

KTF pays a 5.25% royalty of the unit net price of CDMA PCS to Qualcomm Incorporated.

28. STATEMENTS OF CASH FLOWS

The statements of cash flows have been presented using the indirect method. Significant non-cash transactions for the years ended December 31, 2005, 2006 and 2007 are detailed as follows (in millions of Korean won):

	2005		2006		2007
Transfer of long-term investment securities to equity method investment securities	(Won)	38,659	(Won)	—	(Won)	—
Transfer of accounts receivable-other to equity method investment securities		586		—		—
Transfer of other current assets to equity method investment securities		283		—		—
Transfer of other investment assets to equity method investment securities		—		—		20,000
Transfer of long-term loans to short-term loans		12,414		21,418		3,559
Transfer of loner-term debentures to current portion		340,280		500,000		322,100
Transfer of long-term accounts payable-other to current portion		—		90,000		110,000
Retirement of treasury stock		13,366		164,884		94,071
Transfer of accrued provisions to current portion		9,096		6,800		4,322

29. SUBSEQUENT EVENTS

As of February 25, 2008, The Company has issued foreign currency bond as follows

Description
Class	Unregistered and unsecured debenture (floating interest)
Amounts	(Won)165,305 million (USD 175,000 thousand)
Interest	LIBOR +1.5% (3 month)

30. NET INCOME ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT AND MINORITY INTEREST

Details of net income attributable to equity holders of the parents and minority interest as of December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won)

	2005		2006		2007
Net income
Minority interest(*)	(Won)	990	(Won)	807	(Won)	1,463
Holders of the parents		547,297		412,001		249,019

	(Won)	548,287	(Won)	412,808	(Won)	250,482

(*) Details of net income of minority interest:
Net income of subsidiaries	(Won)	2,844	(Won)	455	(Won)	2,677
Elimination of inter-company transactions		(1,854)		352		(1,214)

	(Won)	990	(Won)	807	(Won)	1,463

31. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Korea (“Korean GAAP”), which differ in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The significant differences are described below. Other differences do not have a significant effect on either consolidated net income or stockholders’ equity.

a. Companies Included in Consolidation

Under Korean GAAP, investments in subsidiaries and controlled entities are consolidated and substantial control is deemed to exist when the investor is the largest stockholder and owns more than 30 percent of total outstanding voting stock. However, U.S. GAAP generally requires that all majority-owned subsidiaries be consolidated and that any entity of which the Company owns twenty to fifty percent of total outstanding voting stock not be consolidated; rather that entity should be accounted for under the equity method.

Under U.S. GAAP, if a business enterprise has a controlling financial interest in a variable interest entity, which is defined by FASB Interpretation No. 46 Revised (“FIN 46R”), the assets, liabilities and results of the activities of the variable interest entity should be included in the consolidated financial statements with those of the business enterprise. Under the Korean GAAP, there is no specific provision for the accounting treatment of variable interest entities.

b. Capitalization of Foreign Currency Translation Gain (Loss)

Under previous Korean GAAP, certain unrealized foreign currency translation gains and losses were excluded from the results of operations and included in the cost of property and equipment. However, under U.S. GAAP, all unrealized foreign currency translation gains and losses on monetary assets and liabilities are to be included in the current year’s results of operations.

The amounts of foreign currency translation gains and losses included in property and equipment under previous Korean GAAP were adjusted to comply with U.S. GAAP.

c. Interest Capitalization

Under Korean GAAP, the Company elected, starting from January 1, 2003, to no longer capitalize interest expense. However, under U.S. GAAP, the Company’s policy is to capitalize interest that would have theoretically been avoided had expenditures not been made for assets, which require a period of time to get them ready for their intended uses.

d. Deferred Charges

Deferred charges in intangibles consist primarily of development costs. The development costs which are recoverable from future earnings are deferred under Korean GAAP.

Under U.S. GAAP, development costs are charged to expenses when incurred and are classified as operating expenses.

e. Revenue Recognition

Under Korean GAAP, activation fees are recorded as revenue when billed and the related direct incremental acquisition costs are expensed as incurred.

Under U.S. GAAP, such amounts are deferred and recognized over the period of the customer relationship.

f. Handset Subsidies to Long-term Mobile Subscribers

Under Korean GAAP, handset subsidies are recorded as operating expenses. Under US GAAP, such amounts are directly deducted from revenue.

g. Merger with KTM.Com

Under Korean GAAP, as KTF and KTM.Com Co., Ltd. (“KTM.Com”) were subsidiaries of KT prior to the merger, assets and liabilities were transferred from KTM.Com to KTF at book values and the difference between the par value of capital stock issued and the value of net assets transferred was recorded in the capital surplus account.

Under U.S. GAAP, as KTF and KTM.Com were not subsidiaries but equity method investees of KT prior to the merger, assets and liabilities were transferred from KTM.Com to KTF at fair values and the difference between the fair value of capital stock issued and the fair value of net assets transferred was recorded as intangible assets and goodwill.

The Company classified the intangible assets into three components: subscriber base, licensing cost and goodwill.

h. Merger with KT ICOM

Under Korean GAAP, as KTF and KT ICOM were subsidiaries of KT prior to the merger, assets and liabilities were transferred from KT ICOM to KTF at book values as shown in the consolidated financial statements of KT and the difference between the par value of capital stock issued and the value of net assets transferred was recorded in the capital surplus account.

The merger was not accounted for as a merger of entities under common control as KTF and KT ICOM are not subsidiaries of KT and assets and liabilities were transferred from KT ICOM to KT Freetel at fair value under U.S. GAAP. As the fair values of net assets transferred amounting to (Won)228,244 million exceed the fair value of capital stock issued amounting to (Won)190,755 million, the non-current assets of (Won)37,489 million were reduced proportionally.

i. Goodwill and Other Intangibles

Under Korean GAAP, the purchase price over the fair value of net assets being acquired was recorded as goodwill and it is amortized over 20 years. Impairment loss is recognized when the carrying amount of goodwill exceeds the fair value.

Under SFAS No. 142 “Goodwill and Intangible Assets”, intangible assets with finite lives continue to be amortized over their useful economic lives. Goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment, at least annually.

In accordance with SFAS No. 142, the goodwill and intangibles acquired from KTM.Com and KT ICOM and amortization expense for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won):

				Amortization expense
		Initial amount		2005		2006		2007
KTM.Com	Goodwill	(Won)	753,065	(Won)	—	(Won)	—	(Won)	—
	Subscriber base		605,563		54,068		—		—
	Licensing cost		83,875		—		14,583		14,583
KT ICOM	Frequency usage right		1,194,045		94,134		89,283		91,822

Under Korean GAAP, licensing costs paid by the initial stockholders to obtain the operating licenses prior to the establishment of the Company were not recorded in the accounts of the Company.

Under U.S. GAAP, licensing costs were accounted for as an intangible asset and capital surplus at the time of establishment of the Company.

Since the Company determined the useful life of licensing costs of second generation service (“2G”) to be indefinite, the Company determined not to amortize the related costs until December 31, 2005.

On December 31, 2005, the Korea Communication Act (“Act”) was revised, which is effective July 1, 2006. Under the Act, the right of the usage of frequency for 2G will expire in June 2011. As such, the Company is amortizing licensing costs of 2G of (Won)162,708 million over the remaining useful life and amortization expenses for the years ended 2006 and 2007 are (Won)29,583 million, respectively.

j. Disposal of Accounts Receivable-Trade

Under Korean GAAP, the transaction between KT Freetel and Shinhan Bank Trust is recorded as a sale of accounts receivable-trade. Under U.S. GAAP, this transaction does not qualify for sale accounting and as such, the transaction is classified as borrowings. There has no impact on the Company’s consolidated financial statements for the current period.

k. Investor-level Goodwill

Under Korean GAAP, for investments in affiliated companies accounted for using the equity method, the excess of acquisition cost of the affiliates over the Company’s share of their net assets at the acquisition date is being amortized by the straight-line method over its estimated useful life. Under U.S. GAAP, the investor-level goodwill is not amortized, but instead tested for impairment in accordance with APB No. 18. The investor-level goodwill which is recorded only at the investor’s financial statements represents the excess of the acquisition cost of equity method investees over the fair value of investor’s share of net identifiable assets acquired.

l. Additional Equity Investment in Subsidiaries

Under Korean GAAP, when additional interest is acquired after acquiring a majority interest in a subsidiary, the differences between the Company’s acquisition cost of the additional interest and the corresponding carrying amount of the acquired additional interest in a subsidiary is presented as an adjustment to capital surplus.

Under U.S. GAAP, the cost of an additional interest would be allocated based on the fair value of net assets at the time the additional interest is acquired, with the excess allocated to goodwill.

m. Minority Interest in Consolidated Subsidiaries

Under Korean GAAP, minority interest in consolidated subsidiaries is presented as a component of stockholders’ equity in the consolidated balance sheets.

Under U.S. GAAP, minority interest in consolidated subsidiaries is not included in stockholders’ equity; rather, it is presented between liabilities and stockholders’ equity item in the consolidated balance sheets.

n. Income Taxes

Under U.S. GAAP, effective January 1, 2007 the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109 “Accounting for Income Taxes” (SFAS No. 109), by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires that the tax effect(s) of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. With the adoption of FIN 48, companies are required to adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained. Any necessary adjustment would be recorded directly to retained earnings and reported as a change in accounting principle. As a result of the adoption of FIN 48 as of January 1, 2007, the Company recorded a decrease to retained earnings of (Won)4,439 million as a cumulative effect of a change in accounting principle with an increase to the liability amounting to (Won)4,439 million for uncertain tax positions.

o. Comprehensive Income

Prior to January 1, 2007, Korean GAAP did not require to present comprehensive income, however, effective January 1, 2007, the Company adopted SKAS No. 21, “Preparation and Presentation of Financial Statements 1”, which requires separate disclosure of the details of comprehensive income. Consequently, there is no GAAP difference as of December 31, 2007, in terms of disclosure of comprehensive income and its components.

Under U.S. GAAP, comprehensive income and its components must be presented in the financial statements. Comprehensive income includes all changes in stockholders’ equity during a period except those resulting from investments by, or distributions to, owners, including certain items not included in the current results of operations.

Comprehensive income for the years ended December 31, 2005, 2006 and 2007 and accumulated other comprehensive income balance as of December 31, 2005, 2006 and 2007 is summarized as follows (in millions of Korean won):

	2005		2006		2007
Net earnings as adjusted in accordance with U.S. GAAP	(Won)	503,798	(Won)	402,991	(Won)	199,395
Other comprehensive income, net of tax:
Foreign currency translation adjustments		(89)		24		(17)
Unrealized gains on investments:
Unrealized holding gains, net of tax of (Won)990 million, (Won)1,860 million and (Won)102 million in 2005, 2006 and 2007, respectively		5,989		4,904		385
Less: reclassification adjustment for gains (losses) realized in net earning due to disposal, net of tax of ((Won)1,240) million, ((Won)1,524) million and ((Won)484) million in 2005, 2006 and 2007, respectively		(3,268)		(4,017)		(1,276)

Comprehensive income as adjusted in accordance with U.S. GAAP	(Won)	506,430	(Won)	403,902	(Won)	198,487

Accumulated other comprehensive income (loss) balances:
Foreign currency translation adjustments	(Won)	(89)	(Won)	(65)	(Won)	(82)
Unrealized gains on investments		6,258		7,145		6,254

	(Won)	6,169	(Won)	7,080	(Won)	6,172

p. New Accounting Pronouncements

(i)	In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) which provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity-specific inputs.

SFAS No. 157 requires expanded disclosures about fair value measurements and establishes a three-level hierarchy for fair value measurements based on the transparency of inputs to the valuation of an asset or liability as of the measurement date. The standard also requires that a company use its own nonperformance risk when measuring liabilities carried at fair value, including derivatives. In February 2008, the FASB approved FSP No. 157-2, “Effective Date of FASB Statement No. 157” (FSP No. 157-2), that permits companies to partially defer the effective date of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The FSP did not permit companies to defer recognition and disclosure requirements for financial assets and financial liabilities or for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually. SFAS No. 157 is effective for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of SFAS No. 157 will be applied prospectively. Management intends to defer adoption of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis and is currently evaluating the effects, if any, that SFAS No. 157 may have on the Company’s financial condition and results of operations.

(ii)

In September 2006, the FASB ratified EITF Issue No. 06-1, “Accounting for Consideration Given by a Service Provider to a Manufacturer or Reseller of Equipment Necessary for an End-Customer to Receive Service from the Service Provider” (EITF No. 06-1), which provides guidance regarding whether the consideration given by a service provider to a manufacturer or reseller of specialized equipment should be characterized as a reduction of revenue or as an expense. EITF No. 06-1 is effective for the first annual reporting period beginning after June 15, 2007. Entities are required to recognize the effects of applying this issue as a change in accounting principle through retrospective application to all prior periods unless it is impracticable to do so. Management estimates that upon adoption, this guidance will not have a material effect on the Company’s financial condition and results of operations.

(iii)	In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment of SFAS No. 115” (SFAS No. 159), which permits an entity to measure certain financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The Statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. Management does not expect the adoption of this standard to have a material impact on the Company’s financial condition and results of operations.

(iv)	In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for Nonrefundable Payments for Goods or Services to Be Used in Future Research and Development Activities” (EITF 07-3), requiring that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts should be expensed as the related goods are delivered or the related services are performed. The Statement is effective for fiscal years beginning after December 15, 2007. Management estimates that upon adoption, this guidance will not have a material effect on the Company’s financial condition and results of operations.

(v)	In June 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (EITF 06-11), which requires entities to record to additional paid in capital the tax benefits on dividends or dividend equivalents that are charged to retained earnings for certain share-based awards. In a share-based payment arrangement, employees may receive dividends or dividend equivalents on awards of nonvested equity shares, nonvested equity share units during the vesting period, and share options until the exercise date. Generally, the payment of such dividends can be treated as deductible compensation for tax purposes. The amount of tax benefits recognized in additional paid-in capital should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 is effective for fiscal years beginning after December 15, 2007. Management estimates that upon adoption, this guidance will not have a material effect on the Company’s financial condition and results of operations.

(vi)	In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS No. 141(R)) which retained the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS No. 141(R) changed the method of applying the acquisition method in a number of significant aspects.

SFAS No. 141(R) will require that: (1) for all business combinations, the acquirer records all assets and liabilities of the acquired business, including goodwill, generally at their fair values; (2) certain contingent assets and liabilities acquired be recognized at their fair values on the acquisition date; (3) contingent consideration be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settled; (4) acquisition-related transaction and restructuring costs be expensed rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired; (5) in step acquisitions, previous equity interest in an acquiree held prior to obtaining control be re-measured to their acquisition-date fair values, with any gain or loss recognized in earnings; and (6) when making adjustments to finalize initial accounting, companies revise any previously issued post-acquisition financial information in future financial statements to reflect any adjustments as if they had been recorded on the acquisition date. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of this statement should also apply the provisions of SFAS No. 141(R). This standard will be applied to all future business combinations after December 31, 2008.

(vii)	In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an Amendment of ARB 51” (SFAS No. 160) which amends ARB 51 to establish new standards that will govern the accounting for and reporting of noncontrolling interest in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Also, SFAS No. 160 requires that: (1) noncontrolling interest, previously referred to as minority interest, be reported as part of equity in the consolidated financial statements; (2) losses be allocated to the noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest; (3) changes in ownership interest be treated as equity transactions if control is maintained; and, (4) upon a loss of control, any gain or loss on the interest sold be recognized in earnings. SFAS No. 160 is effective on a prospective basis for all fiscal years beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. Management is currently evaluating the effects, if any, that SFAS No. 160 may have on the Company’s financial condition and results of operations.

(viii)	In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (SFAS No. 161), that expands the disclosure requirements of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 161 requires additional disclosures regarding: (1) how and why an entity uses derivative instruments; (2) how derivative instruments and related hedged items are accounted for under SFAS No. 133; and (3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. In addition, SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives described in the context of an entity’s risk exposures, quantitative disclosures about the location and fair value of derivative instruments and associated gains and losses, and disclosures about credit-risk-related contingent features in derivative instruments. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008.

(ix)	In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”) that is intended to improve financial reporting by identifying a consistent framework, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS No. 162 is effective 60 days following the Securities and Exchanges Commission’s approval of the Public Company Accounting Oversight Board Auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”

(x)	In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (SFAS No. 163) that clarifies how FASB Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claim liabilities and also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities and requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance of this Statement. Except for those disclosures, earlier application is not permitted. Management is currently evaluating the effects, if any, that SFAS No. 163 may have on the Company’s financial condition and results of operations.

q. U.S GAAP Reconciliations

The effects of the significant adjustments to net earnings for the years ended December 31, 2005, 2006 and 2007 and stockholders’ equity as of December 31, 2006 and 2007 that are required if U.S. GAAP were applied instead of Korean GAAP are summarized as follows (in millions of Korean won, except per share amounts):

	Note reference	2005		2006		2007
Net income (attributable to equity holders of the parent) under Korean GAAP		(Won)	547,297	(Won)	412,001	(Won)	249,019
Adjustments:
Capitalization of foreign currency translation gain (loss), net	31.b		820		(228)		538
Interest capitalization	31.c		(1,050)		(1,881)		(4,017)
Deferred charges	31.d		(5,058)		4,809		5,815
Revenue recognition	31.e		(3,348)		(15,290)		(49,097)
Merger with KT ICOM	31.h		2,884		6,640		4,102
Amortization of subscriber base	31.i		(54,068)		—		—
Licensing cost	31.i		—		(29,583)		(29,583)
Disposal of account receivable-trade	31.j		(179)		(147)		—
Investor- level goodwill	31.k		—		1,928		1,545
Deferred income tax effects of U.S. GAAP adjustments			16,500		24,742		21,073

			(43,499)		(9,010)		(49,624)

Adjusted net income under U.S. GAAP		(Won)	503,798	(Won)	402,991	(Won)	199,395

Basic and diluted earnings per shares		(Won)	2,774	(Won)	2,004	(Won)	1,023

	Note reference	2006		2007
Stockholders’ equity under Korean GAAP		(Won)	4,320,151	(Won)	4,373,379
Adjustments:
Capitalization of foreign currency translation gain (loss), net	31.b		(835)		(297)
Interest capitalization	31.c		66,858		62,841
Deferred charges	31.d		(7,152)		(1,338)
Revenue recognition	31.e		(21,456)		(70,553)
Merger with KTM.Com	31.g		688,653		688,653
Merger with KT ICOM	31.h		(40,679)		(36,577)
Licensing cost	31.i		133,125		103,542
Investor- level goodwill	31.k		1,928		3,473
Additional equity investment in subsidiaries	31.l		1,132		1,132
Minority interest in consolidated subsidiaries	31.m		(11,095)		(29,670)
Deferred income tax effects of U.S. GAAP adjustments			(32,978)		(16,415)

			777,501		704,791

Stockholders’ equity as adjusted in accordance with U.S. GAAP		(Won)	5,097,652	(Won)	5,078,170

Condensed balance sheets in accordance with U.S. GAAP as of December 31, 2006 and 2007 are as follows (in millions of Korean won):

	2006		2007
Assets
Current assets	(Won)	2,462,797	(Won)	1,870,669
Non-current assets		6,479,293		6,449,944

Total assets	(Won)	8,942,090	(Won)	8,320,613

Liabilities
Current liabilities	(Won)	2,061,279	(Won)	1,833,051
Long-term liabilities		1,773,901		1,396,433

Total liabilities		3,835,180		3,229,484

Minority interest in consolidated subsidiaries		9,258		12,959

Stockholders’ equity		5,097,652		5,078,170

Total liabilities, minority interest and stockholders’ equity	(Won)	8,942,090	(Won)	8,320,613

The following table reconciles cash flows from operating, investing and financing activities for the years ended December 31, 2005, 2006 and 2007 under Korean GAAP, as reported in the consolidated financial statements to cash flows from operating, investing and financing activities for the years ended December 31, 2005, 2006 and 2007 under U.S. GAAP (in millions of Korean won):

	2005		2006		2007
Cash flows from operating activities under Korean GAAP	(Won)	2,203,781	(Won)	1,962,355	(Won)	1,414,520
Adjustments:
Trading securities		(240,000)		241,823		—
Difference in consolidation scope(*)		(1,021)		—		—

Cash flows from operating activities under U.S. GAAP	(Won)	1,962,760	(Won)	2,204,178	(Won)	1,414,520

Cash flows from investing activities under Korean GAAP	(Won)	(1,308,926)	(Won)	(874,552)	(Won)	(876,873)
Adjustments:
Trading securities		240,000		(241,823)		—
Difference in consolidation scope(*)		6,082		—		—

Cash flows from investing activities under U.S. GAAP	(Won)	(1,062,844)	(Won)	(1,116,375)	(Won)	(876,873)

Cash flows from financing activities under Korean GAAP:	(Won)	(618,797)	(Won)	(789,470)	(Won)	(814,422)
Adjustments:
Difference in consolidation scope(*)		(20,282)		—		—

Cash flows from financing activities under U.S. GAAP	(Won)	(639,079)	(Won)	(789,470)	(Won)	(814,422)

Cash and cash equivalents at end of the year under Korean GAAP	(Won)	307,600	(Won)	590,712	(Won)	330,473
Adjustments:
Difference in consolidation scope(*)		(15,221)		—		(16,535)

Cash and cash equivalents at end of the year under U.S. GAAP	(Won)	292,379	(Won)	590,712	(Won)	313,938

(*)	Reconciling items affecting cash flows related to difference in consolidation scope between Korean GAAP and U.S. GAAP

32. ADDITIONAL U.S. GAAP DISCLOSURES

a. Income Tax Expense

The components of income tax expense for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions of Korean won):

	2005		2006		2007
Current income tax expense	(Won)	106,429	(Won)	102,497	(Won)	75,337
Deferred income tax benefit		(70,249)		(11,221)		(58,295)

Income tax expense	(Won)	36,180	(Won)	91,276	(Won)	17,042

Substantially all income before income taxes and related income tax expense (benefit) are attributable to domestic operations. The provision for income taxes using statutory tax rates differs from the actual provision for the years ended December 31, 2005, 2006 and 2007 for the following reasons (in millions of Korean won):

	2005		2006		2007
Provision for income taxes at statutory tax rates	(Won)	147,921	(Won)	121,892	(Won)	63,165
Investment tax credits		(83,497)		(45,219)		(41,153)
Additional income tax payment (refund) related to prior years		(2,665)		14,873		1,214
Non-temporary difference		(27,026)		11,800		1,568
Changes in deferred income tax unrecognized		2,539		930		5,992
Others		(1, 092)		(13,000)		(13,744)

Actual provision for income taxes	(Won)	36,180	(Won)	91,276	(Won)	17,042

The effective tax rates after adjustments of certain differences between amounts reported for financial accounting and income tax purpose, were approximately 6.7%, 18.4% and 7.7% for the years ended December 31, 2005, 2006 and 2007, respectively.

The tax effects of temporary differences that resulted in significant portions of the deferred income tax assets and liabilities at December 31, 2006 and 2007, computed under U.S. GAAP, and a description of financial statement items that created these differences are as follows (in millions of Korean won):

	2006		2007
Deferred income tax assets:
Allowance for doubtful accounts	(Won)	36,133	(Won)	47,589
Inventories		8,010		12,984
Unearned revenue		9,808		23,309
Equity method investment securities		274		5,055
Tax credit carryforwards		85,191		94,546
Tax loss carryforwards		—		4,379
Accrued expenses		19,046		33,988
Accounts payable-other		1,747		3,618
Donation		990		14
Loss on impairment of long-term investment securities		2,957		3,449
Provision for severance indemnities		7,075		10,203
Other		5,680		4,558

Total deferred income tax assets		176,911		243,692
Valuation allowance		(19,381)		(33,843)

Deferred income tax assets		157,530		209,849

Deferred income tax liabilities:
Available-for-sale securities		(2,732)		(2,155)
Property and equipment		(9,903)		(8,189)
Intangible assets		(25,508)		(21,754)
Other		(1,158)		(751)

Deferred income tax liabilities		(39,301)		(32,849)

Net deferred income tax assets	(Won)	118,229	(Won)	177,000

In 2006 and 2007, valuation allowance was recognized as realization of deferred income tax asset was not assessed as more likely than not mainly due to lack of expected future taxable income.

In 2007, the Company was eligible for investment tax credits of (Won)157,709 million. However, due to the minimum tax provisions, the Company utilized only (Won)43,012 million. The remaining tax credit will expire in 2012. During 2007, the Company concluded that the remaining tax credit was more likely than not of realization in the future based on future taxable income estimates. As a result, the Company recorded an income tax benefit of (Won)71,555 million for the tax credit.

In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differenced become deductible and tax carryforwards are utilizable. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred income tax assets are deductible, management believes that it is more likely than not the Company will realize the benefits of these deductible differences and tax carryforwards.

Upon adoption of FIN 48 as of January 1, 2007, the Company recorded a decrease to retained earnings of (Won)4,439 million as a cumulative effect of the liability for uncertain tax positions. At January 1, 2007, the Company had (Won)4,439 million of total gross unrecognized tax benefits, of which (Won)4,272 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. At December 31, 2007, the amount of unrecognized tax benefits that would favorably affect the effective income tax rate in future periods was (Won)130 million. These amounts consider the guidance in FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”. The liability for uncertain tax positions is classified as a non-current liability.

A reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period is as follows (in millions of Korean won):

	Total
Balance at January 1, 2007	(Won)	4,439
Additions to tax positions recorded during the current year		155
Additions to tax positions recorded during prior years		—
Reductions to tax positions recorded during prior years		—
Reductions to tax positions due to a lapse of statutory limitations		—
Reductions for settlement		(1,291)

Balance at December 31, 2007	(Won)	3,303

The Company’s practice is to classify interest on uncertain tax positions in interest income (expense) and penalties in non-operating expense. The Company recognized (Won)25 million in penalties in 2007. As of December 31, 2007, the Company had (Won)191 million accrued for the payment of penalties.

The Company has open tax years ranging from 2003 to 2007, by which our taxes remain subject to examination. However, the Company does not anticipate that the total amount of unrecognized tax benefits will significantly change in the next 12 months.

b. Accrued Severance Indemnities

The Company expects to pay the following future benefits to its employees upon their normal retirement age (in millions of Korean won):

Year ending December 31	Amount
Prior to 2014	(Won)	—
2014		483
2015		1,343
2016		1,797
2017		3,290

	(Won)	6,913

The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their expected retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

Annex I

MERGER AGREEMENT

This Merger Agreement (the “Agreement”) is made and entered into on this 20th day of January, 2009, by and between KT CORPORATION, a corporation (chusik hoesa) duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its principal place of business located at 206 Jungja-dong, Bundang-gu, Sungnam City, Kyunggi Province, Korea (“KT”) and KT FREETEL CO., LTD., a corporation (chusik hoesa) duly organized and existing under the laws of Korea and having its principal place of business located at 7-18 Shincheon-dong, Songpa-gu, Seoul, Korea (“KTF”).

WITNESSETH:

WHEREAS, KT primarily engages in the information and telecommunications business and is listed on the Securities Market Division of the Korea Exchange (“KRX”), and KTF primarily engages in the telecommunications business, including providing utility services from the use of frequency and is listed on the Securities Market Division of KRX; and

WHEREAS, the boards of directors of KT and KTF have each determined that a merger of KTF with and into KT (the “Merger”) is desirable.

NOW, THEREFORE, KT and KTF agree as follows:

Article 1    Merger

1.1	Through the Merger, KTF will be merged with and into KT, with KT being the surviving entity, and upon effectiveness of the Merger, KTF will cease to exist.

1.2	The date of the Merger will be May 18, 2009 (the “Merger Date”) and the date of the registration of the Merger will be May 19, 2009, both of which may be changed as agreed by KT and KTF if necessary, depending on the progress of the Merger procedures.

Article 2    Merger Ratio and Total Number of Shares to be Delivered upon Merger

2.1	The exchange ratio for the shares of KT and KTF, respectively, shall be 1:0.7192335 (the “Merger Ratio”). KT will deliver 7,584,793 shares of its newly issued common stock (par value 5,000 Korean Won) (the “New Shares”) and 45,629,485 shares of its treasury stock (par value 5,000 Korean Won) (the “Treasury Shares”) to shareholders listed on the shareholders registry of KTF as of the Merger Date.

2.2	KT may decide not to deliver either New Shares or Treasury Shares in respect of all or part of the shares of KTF common stock held by KT or all or part of the treasury shares of KTF common stock held by KTF.

2.3	Any fractional shares arising as a result of the issuance of the New Shares or the Treasury Shares shall be paid in cash to the shareholders of KTF set forth in Section 2.1 above, to which such fractional shares are attributable, calculated on the basis of the closing price of the New Shares on the KRX as of the listing date thereof.

2.4	The starting date for the calculation of dividends in connection with the New Shares to be issued by KT pursuant to Section 2.1 hereof shall be January 1, 2009.

Article 3    Total Amount of Increases in Paid-in Capital and Reserves of KT

3.1	KT shall increase its paid-in capital by 37,923,965,000 Korean Won through the Merger so that its paid-in capital shall be 1,598,922,260,000 Korean Won immediately after the date of the registration of the Merger.

3.2	The reserves of KT shall increase in the amount equal to net assets to which it succeeds as of the Merger Date (which shall mean total assets of KTF to which KT succeeds minus total liabilities of KTF to which KT succeeds) minus the increased amount of paid-in capital of KT after the Merger; provided, that to the extent that the amount of reserves does not exceed the amount as calculated in the aforesaid manner, KT may succeed to all or part of the earned surplus reserves or other statutory reserves of KTF in accordance with the applicable laws and generally accepted accounting principles.

3.3	The total authorized number of shares that can be issued by KT shall not be affected by the Merger.

3.4	The number of the New Shares to be issued and the Treasury Shares to be delivered as set forth in Section 2.1 and the amount of paid-in capital as set forth in Section 3.1 may be adjusted in the event (i) the adjustment is necessary to comply with the limitation on foreign shareholding of KT shares under Article 6, Paragraph (1) of the Telecommunication Business Act of Korea, (ii) KTF acquires its own shares as a result of the exercise of appraisal rights by its shareholders who oppose the Merger, or (iii) the payment is made with respect to any fractional shares pursuant to Section 2.3 hereof; provided, that any such adjustment shall not affect the Merger Ratio set forth in Section 2.1.

3.5	The stock options granted to the directors, officers or employees of KTF prior to the date of this Agreement and validly existing as of the Merger Date (the “KTF Stock Options”) shall be converted into stock options of KT granting the rights to purchase the stock of KT, based on the following terms:

[Amount of Adjusted Stock Options] = [Amount of Stock Options Granted Prior to Adjustment] × [Merger Ratio set forth in Section 2.1]

[Adjusted Exercise Price] = [Exercise Price Prior to Adjustment] / [Merger Ratio set forth in Section 2.1]

KT and KTF shall take all necessary measures to amend the stock option agreements relating to the KTF Stock Options entered into by and between KTF and its directors, officers and employees to reflect the adjustments described above. However, any such amendments to the stock option agreements shall take effect on the date of the registration of the Merger as set forth in Section 1.2 hereof.

Article 4    Shareholders’ Meeting Approving Merger

Each of KT and KTF shall convene a shareholders’ meeting, respectively, on March 27, 2009 for approval of the Merger; provided, that the date of the meeting may be changed as agreed by KT and KTF when there are unavoidable reasons.

Article 5    Performance on the Merger Date

5.1	KTF shall transfer to KT, and KT shall assume from KTF, any and all documents related to assets, liabilities and shareholders of KTF.

5.2	KTF shall transfer to KT, and KT shall assume from KTF, any and all businesses of KTF. KTF shall provide any and all necessary information unimpaired and any necessary cooperation in order to enable KT to assume the business in ordinary condition, and any specific matters shall be determined by mutual agreement between KT and KTF.

5.3.	KTF shall transfer to KT, and KT shall assume from KTF, any and all rights and obligations of service users of KTF. KT and KTF shall exercise their best efforts in order to protect users by performing the obligations under relevant regulations in good faith upon mutual consultation.

Article 6    Effect of Merger

6.1	As of the Merger Date, all of the assets, liabilities, rights, obligations and contractual capacities of KTF shall be comprehensively succeeded to by KT. KT shall succeed to all disputes and legal proceedings in which KTF is involved.

6.2	The employees of KTF as of the Merger Date shall become employees of KT as of the Merger Date and KT shall succeed to the obligation to pay the severance payments of such employees.

6.3	KT and KTF agree to amend the articles of incorporation of KT as described in Exhibit 1 at the general shareholders’ meeting approving the Merger pursuant to this Agreement.

Article 7    Completion and Effectiveness of Merger

7.1	Immediately after the Merger Date, KT shall hold a meeting of its board of directors to report and resolve on matters regarding the Merger, and shall publicly notify matters related thereto.

7.2	The Merger shall take effect upon completion of the registration of the Merger.

Article 8    Dividend Limitation

KT may distribute dividends for the fiscal year 2008. The amount of dividends, which shall not exceed 400 billion Won, shall be determined at the ordinary general shareholders’ meeting for the fiscal year 2008.

Article 9    Directors and Audit Committee Members

Notwithstanding Article 527-4, Paragraph (1) of the Korean Commercial Code, the directors and audit committee members of KT who assumed offices prior to the Merger Date shall continue to hold their positions until their respective terms of office determined at the time of the assumption of their offices, unless there is any particular basis for termination of office. However, the directors and audit committee members of KTF shall cease to hold their respective offices as of the date of the registration of the Merger.

Article 10    Representations and Warranties

10.1	In connection with the Merger, KTF hereby represents and warrants to KT as follows, as of the date hereof and as of the Merger Date (or, if made as of a specified date, as of such date):

10.1.1	Incorporation. KTF is a corporation duly organized and validly existing under the laws of Korea and has all power and authority required to own, lease and use its properties and business and to conduct its business as it is now being conducted.

10.1.2	Authorization. KTF has all requisite corporate power and authority to prepare, execute and deliver this Agreement and to perform its obligations hereunder. As of the date hereof, the execution and performance of this Agreement have been duly authorized by all necessary corporate action on the part of KTF, other than the approval by its general shareholders’ meeting for approval of the Merger, and thereafter, this Agreement has been duly executed and delivered by KTF.

10.1.3	Capitalization. As of the date hereof, information relating to (i) the issued and outstanding capital stock, convertible bonds, bonds with warrants and exchangeable bonds of KTF, (ii) stock options granted by KTF to its directors, officers and employees, (iii) options or contracts under which KTF may be required to issue or deliver stock upon the exercise of a conversion right or an exchange right by third parties, and (iv) treasury stock held by KTF, is set forth in Exhibit 2-1 attached hereto and is true and correct in all material respects. The authorized capital stock of KTF is 400,000,000 shares, of which 188,274,091 shares were duly authorized, validly issued and fully paid as of the date hereof.

10.1.4	Consent; No Violation. (i) In connection with the execution and performance of its obligations under this Agreement, KTF is not required to obtain any governmental approval, which if not obtained, would have a material adverse effect on the closing of the Merger, and (ii) neither the execution nor performance of KTF’s obligations under this Agreement (a) violates its articles of incorporation or other by-laws, or (b) causes any violation of any laws to which it is subject.

10.1.5	Financial Statements. The financial statements of KTF as of September 30, 2008 fairly present the financial conditions of KTF as of such date.

10.2	In connection with the Merger, KT hereby represents and warrants to KTF as follows, as of the date hereof and as of the Merger Date (or, if made as of a specified date, as of such date):

10.2.1	Incorporation. KT is a corporation duly organized and validly existing under the laws of Korea and has all power and authority required to own, lease and use its properties and business and to conduct its business as it is now being conducted.

10.2.2	Authorization. KT has all requisite corporate power and authority to prepare, execute and deliver this Agreement and to perform its obligations hereunder. As of the date hereof, the execution and performance of this Agreement have been duly authorized by all necessary corporate action on the part of KT, other than the approval by its general shareholders’ meeting for approval of the Merger, and thereafter, this Agreement has been duly executed and delivered by KT.

10.2.3	Capitalization. As of the date hereof, information relating to (i) the issued and outstanding capital stock, convertible bonds, bonds with warrants and exchangeable bonds of KT, (ii) stock options granted by KT to its directors, officers and employees, (iii) options or contracts under which KT may be required to issue or deliver stock upon the exercise of a conversion right or an exchange right by third parties, and (iv) treasury stock held by KT, is set forth in Exhibit 2-2 attached hereto and is true and correct in all material respects. The authorized capital stock of KT is 1,000,000,000 shares, of which 273,535,700 shares were duly authorized, validly issued and fully paid as of the date hereof.

10.2.4	Consent; No Violation. (i) In connection with the execution and performance of its obligations under this Agreement, KT is not required to obtain any governmental approval, which if not obtained, would have a material adverse effect on the closing of the Merger, except for the approval by the Korea Communications Commission of the Merger pursuant to Article 13 of the Telecommunication Business Act, and (ii) neither the execution nor performance of KT’s obligations under this Agreement (a) violates its articles of incorporation or other by-laws, or (b) causes any violation of any laws to which it is subject.

10.2.5	Financial Statements. The financial statements of KT as of September 30, 2008 fairly present the financial conditions of KT as of such date

Article 11    Covenants

During the period from the date hereof to the Merger Date, KT and KTF hereby covenant to each other to undertake the following:

11.1	Best Efforts. Each of KT and KTF shall use its best efforts to cause the Merger to be consummated within the dates specified herein.

11.2	Access to Information. Each of KT and KTF shall deliver to the other party or its representatives such documents or information as are reasonably requested by the other party or its representatives, to the extent that such delivery does not interfere with its ordinary course of business. Each of KT and KTF shall cause its representatives to consult with the other party in connection with the delivery of such documents or information.

11.3	Notice. Each of KT and KTF shall immediately notify the other party in writing of any condition or event that may have a material adverse effect on the Merger, or that results in any of the representations and warranties contained in this Agreement no longer being true in any material respect or that prevents the satisfaction of any condition precedent to the Merger set forth in Article 12 hereof.

11.4	Consent of Third Party. Each of KT and KTF shall use its best efforts to give notice to, or obtain any consent from, any third party required in connection with the consummation of the transactions contemplated hereby.

11.5	Ordinary Course of Business. Each of KT and KTF (i) shall not engage in any corporate business activities other than in the ordinary course of business and shall operate its business activities generally consistent with its past business practices, (ii) shall not institute any unusual or uncommon method of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by it as of the date hereof, and (iii) shall not violate any applicable laws.

Article 12    Conditions Precedent

The obligations of each of KT and KTF to complete the Merger under this Agreement is subject to the satisfaction prior to or on the Merger Date of the conditions set forth below; provided, that KT and KTF may waive or provide exemption from any of the conditions specified below, in whole or in part, in writing:

12.1	Authorizations. The authorization and approval for the Merger by the board of directors and at the general shareholders meeting of KT and KTF, respectively, and any and all necessary governmental approvals set forth in Section 10.2.4 shall have been obtained, and all requirements under the applicable laws and regulations of Korea should have been satisfied, as required for the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

12.2	Representations and Warranties. The representations and warranties of KT and KTF made in Article 10 hereof shall be true and correct in all material respects as of the date hereof and as of the Merger Date.

12.3	Covenants. All covenants and other obligations required to be performed by KT and KTF as set forth in Article 11 hereof shall have been performed in all material respects.

12.4	No Material Adverse Change. From the date of this Agreement until the Merger Date, any material adverse change shall not have occurred in the assets or business conditions of either KT or KTF.

Article 13    Termination

13.1	This Agreement may be terminated at any time prior to the Merger Date if any of the following events occur; provided, that any party liable for the occurrence of any event of termination may not terminate this Agreement:

13.1.1	if KT and KTF mutually agree in writing to terminate this Agreement;

13.1.2	if the proceeding for bankruptcy, dissolution, liquidation, insolvency or rehabilitation commences or an application thereof has been made to commence any such proceeding with respect to either KT or KTF;

13.1.3	(i) if shareholders’ approval for the Merger is not obtained by either KT or KTF within three (3) months from the closure of its shareholders registry to determine the shareholders entitled to exercise voting rights at the general shareholders’ meeting convened for the purpose of approving the Merger, (ii) any governmental approval necessary for the Merger as set forth in Section 10.2.4 is definitively rejected by the relevant governmental authority even prior to the expiry of the three (3) month period prescribed in (i) above, or (iii) it becomes evident that it will be infeasible or illegal to consummate the Merger under this Agreement due to a change in the laws or governmental restrictions and KT and KTF do not otherwise agree on alternative terms within thirty (30) days from the occurrence of such event;

13.1.4	if a material adverse effect results from a breach by either KT or KTF of any of its respective representations and warranties, covenants or obligations under this Agreement, and such breach fails to be cured within thirty (30) days from the receipt of a written notice requiring to cure such breach delivered by the non-breaching party;

13.1.5	if either the aggregate purchase price to be paid by KT to its shareholders who exercise appraisal rights exceeds 1 trillion Korean Won, or the aggregate purchase price to be paid by KTF to its shareholders who exercise appraisal rights exceeds 700 billion Korean Won;

13.1.6	if from the date hereof until the Merger Date, there is a material adverse change in the financial condition, results of operations, the business condition or prospects, of either KT or KTF; or

13.1.7	when the governmental approvals necessary for the Merger set forth in Section 10.2.4 have been obtained, but such approvals include conditions which (i) if complied with, are reasonably expected to result in a material adverse change in the financial condition, results of operations, the business condition or prospects of KT, or (ii) are impossible or extremely difficult to comply with within the time period set forth in such approvals.

13.2	The effect of termination of the Agreement is as follows:

13.2.1	If this Agreement is terminated, either party shall, at the request of the other party, return or destroy any material or information obtained from the other party within fourteen (14) days of the date of termination of this Agreement.

13.2.2	Any termination of this Agreement shall not affect either party’s rights to claim damages and other rights or remedies against the other party arising from a default or breach by such other party under this Agreement.

13.2.3	Notwithstanding any termination of this Agreement, the provisions of Sections 13.2, 15.1, 15.2 and 15.8 shall survive and remain effective.

Article 14    Other Matters

Matters necessary to the Merger not specified in this Agreement shall be determined by mutual consultation between KT and KTF in accordance with the purpose of this Agreement.

Article 15    Miscellaneous

15.1	Confidentiality. Neither party to this Agreement shall disclose, divulge or release the contents of this Agreement or the material or information provided by the other party in the course of negotiation, execution and performance of this Agreement, to any third party, without prior written consent of the other party, except when such disclosure is required by laws and regulations or an order of the court.

15.2	Notice. All notices, requests, claims and other communications relevant to this Agreement shall be delivered in person or by letter in registered mail or by facsimile transmission to the addresses as follows; provided, that any party may change such addresses by giving a prior written notice to the other party at any time.

15.2.1	Notice to KT

Address: 206 Jungja-dong, Bundang-gu, Sungnam, Gyunggi-do, Korea
Phone: 822-31-727-0700
Fax: 822-31-727-0709
Attention: Head of the Group Strategy CFT

15.2.2	Notice to KTF

Address: 7-18 Shincheon-dong, Songpa-gu, Seoul, Korea
Phone: 822-2010-0023
Fax: 822-2016-1048
Attention: Head of the Strategy and Planning Division

15.3	Amendment. This Agreement may be amended by a written agreement between KT and KTF; provided, that the Merger Ratio, amendment to articles of incorporation and matters regarding the appointment of a director or an audit committee member shall not be amended after such matters have been approved at the general shareholders’ meeting.

15.4	Waiver. If any party (i) fails to exercise or delays the exercise of the rights hereunder, or (ii) exercises the rights hereunder in a single or partial manner, such party shall not be precluded from further exercising such rights.

15.5	Entire Agreement. This Agreement shall constitute the entire agreement by and among the parties regarding the matters set forth in this Agreement as of the date of this Agreement, and any and all prior oral or written agreement, express or implied, other than as set forth in this Agreement, shall be invalid.

15.6	Severability. If any one or more of the provisions contained in this Agreement (including any sentence, phrase or a part thereof) shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.7	Assignment. No party to this Agreement may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party.

15.8	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Korea. Any disputes arising out of or in connection with the execution, performance, construction or violation of this Agreement shall be settled subject to the exclusive jurisdiction of the Seoul Central District Court.

[Signature page to follow]

IN WITNESS WHEREOF, KT and KTF have executed two (2) counterparts of the original of this Agreement as of January 20, 2009, and each party shall keep each such counterpart.

KT CORPORATION

206 Jungja-dong, Bundang-gu, Sungnam City, Kyunggi Province

Representative Director Suk-Chae Lee (/s/    SUK-CHAE LEE)

KT Freetel Co., Ltd.

7-18 Shincheon-dong, Songpa-gu, Seoul

Representative Director Haing-Min Kwon (/s/    HAING-MIN KWON)

Exhibit 1

Amendments to Articles of Incorporation of KT

Article	Original	Amended
Article 2 (Purpose)	…(Omission of what precedes) 14. Any and all other activities or businesses incidental to or necessary for the attainment of the foregoing.

14.    Telecommunications business including services provided by using frequency

15.    Value added communications service business

16.    Business of production, provision (showing) and distribution of contents such as phonograph records, musical pictures, films, videos and games, etc.

17.    Electronic finance-related business such as issuance and management of electronic prepayment means and electronic payment settlement agency systems, etc.

18.    Sale and lease of equipments and facilities relating to Subparagraphs 14 through 17.

19.    Overseas business and export & import business relating to Subparagraphs 14 through 18.

20.    Travel business

21.    Insurance agent business

22.    Any and all other activities or businesses incidental to or necessary for the attainment of the foregoing.

Exhibit 2-1

Capitalization of KTF (As of the date hereof)

1.	Issued and outstanding capital stock, convertible bonds, bonds with warrants and exchangeable bonds of KTF

(1)	Capital stock: 188,274,091 common shares in registered form with par value 5,000 Korean Won

(2)	Convertible bonds, bonds with warrants and exchangeable bonds: N/A

2.	Stock options granted by KTF to its directors, officers and employees

Date of Grant	Recipient	Number of Shares Granted Under Stock Option	Number of Shares Granted but Not Exercised Under Stock Option	Exercise Price	Exercise Period
2002.03.25	Woo-Sik Kim	5,800	5,800	45,178	2005.03.25~2010.03.24
2002.03.25	Won-Pyo Hong	5,800	5,800	45,178	2005.03.25~2010.03.24
2002.03.25	Min-Hee Lee	5,800	5,800	45,178	2005.03.25~2010.03.24
2002.03.25	Joo-Young Song	5,800	5,800	45,178	2005.03.25~2010.03.24
2002.03.25	Yi-Sun Kim	5,400	5,400	45,178	2005.03.25~2010.03.24
2003.09.08	Joong-Woong Kim	9,900	5,000	30,000	2005.09.09~2010.09.08
2003.09.08	Il-Chong Nam	9,900	5,000	30,000	2005.09.09~2010.09.08
2003.09.08	Seong-Cheol Jeon	9,900	5,000	30,000	2005.09.09~2010.09.08
2003.09.08	Young-Joo Cho	60,000	56,740	30,000	2005.09.09~2010.09.08
2003.09.08	In-Moo Huh	40,000	4,500	30,000	2005.09.09~2010.09.08
2003.09.08	Joo-Young Song	40,000	37,881	30,000	2005.09.09~2010.09.08
2003.09.08	Min-Hee Lee	30,000	28,370	30,000	2005.09.09~2010.09.08
2003.09.08	Soo-Sung Jeong	30,000	28,370	30,000	2005.09.09~2010.09.08
2003.09.08	Seo-Hwan Cho	30,000	28,730	30,000	2005.09.09~2010.09.08
2003.09.08	Hyun-Myung Pyo	30,000	28,370	30,000	2005.09.09~2010.09.08
2003.09.08	Hun-Cheol Shin	30,000	2,500	30,000	2005.09.09~2010.09.08
2003.09.08	Moon-Ho Lee	30,000	28,370	30,000	2005.09.09~2010.09.08
2003.09.08	Tae-Beom Noh	30,000	18,913	30,000	2005.09.09~2010.09.08
2003.09.08	Gi-Cheol Kim	30,000	28,370	30,000	2005.09.09~2010.09.08
2005.03.04	Hong-Gi Kim	9,700	9,700	30,700	2007.03.05~2012.03.04
2005.03.04	Jae-Cheol Lee	9,700	9,700	30,700	2007.03.05~2012.03.04
2005.03.04	Gi-Gwon Doh	9,700	9,700	30,700	2007.03.05~2012.03.04
2005.03.04	Deok-Nam Hwang	9,700	9,700	30,700	2007.03.05~2012.03.04
2005.03.04	Hoon Han	30,000	21,705	30,700	2007.03.05~2012.03.04
2005.03.04	Young-Doh Hong	30,000	24,806	30,700	2007.03.05~2012.03.04
2005.03.04	Tae-Geun Kim	30,000	24,806	30,700	2007.03.05~2012.03.04
	Total	567,100	444,471

3.	Options or contracts under which KTF may be required to issue or deliver stock upon the exercise of a conversion right or an exchange right by third parties: N/A

4.	Treasury stock held by KTF: 50,882 shares

Exhibit 2-2

Capitalization of KT (As of the date hereof)

1.	Issued and outstanding capital stock, convertible bonds, bonds with warrants and exchangeable bonds of KT

(1)	Capital stock: 273,535,700 common shares in registered form with par value 5,000 Korean Won

(2)	Convertible bonds, bonds with warrants and exchangeable bonds: N/A

2.	Stock options granted by KT to its directors, officers and employees

Date of Grant	Recipient	Number of Shares Granted Under Stock Option	Number of Shares Granted But Not Exercised Under Stock Option	Exercise Price	Exercise Period
2002.12.26	Yong-Gyung Lee	300,000	253,100	70,000	2004.12.27~2009.12.26
2002.12.26	Tae-Won Jeong	100,000	45,145	70,000	2004.12.27~2009.12.26
2002.12.26	Young Han Song	60,000	28,717	70,000	2004.12.27~2009.12.26
2002.12.26	Ahn-Yong Choi	60,000	32,170	70,000	2004.12.27~2009.12.26
2002.12.26	Hong-Sik Jeon	100,000	12,500	70,000	2004.12.27~2009.12.26
2003.09.16	Hyun-Joon Chang	5,200	3,000	57,000	2005.09.17~2010.09.16
2005.02.04	Hee-Chang Noh	60,000	43,153	54,600	2007.02.05~2012.02.04
	Total	685,200	417,785

3.	Options or contracts under which KT may be required to issue or deliver stock upon the exercise of a conversion right or an exchange right by third parties: N/A

4.	Treasury stock held by KT: 71,500,404 shares

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

KT Corporation’s directors, executive officers and the members of its audit committee are insured against liability relating to the performance of their duties under a directors’ and officers’ insurance policy. The policy provides coverage of up to (Won)50 billion in the aggregate for all insured persons, with respect to each incident triggering liability.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Number	Description
2.1	Merger Agreement dated as of January 20, 2009 by and between KT Corporation and KT Freetel (included as Annex I to the prospectus which is a part of this registration statement and incorporated by reference herein).

3.1***	Amended and Restated Articles of Incorporation of KT Corporation (in English).

4.1*	Form of Share Certificate of KT Corporation’s common stock, par value (Won)5,000 per share (in English and Korean).

4.2**	Deposit Agreement dated as of May 25, 1999 entered into among KT Corporation, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder, including the form of American depositary receipt.

4.3**	Form of Amendment No. 1 Deposit Agreement dated as of May 25, 1999 entered into among KT Corporation, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder, including the form of American depositary receipt.

4.4**	Letter from Citibank, N.A., as depositary, to the Registrant relating to the pre-release of the American depositary receipts.

4.5*	Letter from Citibank, N.A., as depositary, to the Registrant relating to the establishment of a direct registration system for American Depositary Shares and the issuance of uncertificated American Depositary Shares as part of the direct registration system.

4.6	Long-term debt instruments of KT Corporation and its consolidated subsidiaries and for any of its consolidated subsidiaries for which financial statements are required to be filed are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. KT Corporation agrees to furnish the Commission on request a copy of any instrument defining the rights of holders of its long-term debt and that of any subsidiary for which consolidated or unconsolidated financial statements are required to be filed.

5.1†	Opinion of Kim & Chang regarding the legality of securities being registered.

8.1***	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding tax matters.

21.1*	List of Subsidiaries of KT Corporation.

23.1	Consent of Kim & Chang (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

23.2†	Consent of Deloitte Anjin LLC regarding financial statements of KT Corporation.

23.3†	Consent of Deloitte Anjin LLC regarding financial statements of KT Freetel.

Number	Description
23.4†	Consent of KPMG Samjong Accounting Corp.

23.5***	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated by reference).

24.1***	Powers of Attorney (contained on signature pages to the registration statement).

*	Incorporated by reference to the registrant’s annual report on Form 20-F (No. 1-14926), filed on June 30, 2008.
**	Incorporated by reference to the registrant’s previous filing on Form F-6 (No. 333-13578) declared effective on February 3, 2004.
***	Previously filed.
†	Filed herewith.

(b)	Financial Statement Schedules

None.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES OF KT CORPORATION

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sungnam, Republic of Korea, on February 17, 2009.

KT CORPORATION

By:	/s/ SUK-CHAE LEE
Name:	Suk-Chae Lee
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 17, 2009.

Name	Title

* Suk-Chae Lee	President and Chief Executive Officer

* Paul C. Yi (Chang Yop Yi)	Chairperson of the Board of Directors

* Jeong-Soo Suh	Senior Executive Vice President and Director

* Jeong-Suk Koh	Director

* Si-Chin Kang	Director and Chairman of Audit Committee

* In-Man Song	Director and Audit Committee Member

* Joon Park	Director and Audit Committee Member

* Yeon Hak Kim	Chief Financial Officer and Executive Vice President

*By:	/S/ THOMAS BUM JOON KIM
Thomas Bum Joon Kim Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF KT CORPORATION

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly registered representative in the United States of KT Corporation, has signed this Registration Statement or amendment thereto in the City of Los Angeles, State of California, on February 17, 2009.

*By:	/s/ KYUNG MIN SONG
Name:	Kyung Min Song
Title:	Chief Executive Officer KT America, Inc.

Exhibit Index

Number	Description
2.1	Merger Agreement dated as of January 20, 2009 by and between KT Corporation and KT Freetel (included as Annex I to the prospectus which is a part of this registration statement and incorporated by reference herein).

3.1***	Amended and Restated Articles of Incorporation of KT Corporation (in English).

4.1*	Form of Share Certificate of KT Corporation’s common stock, par value (Won)5,000 per share (in English and Korean).

4.2**	Deposit Agreement dated as of May 25, 1999 entered into among KT Corporation, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder, including the form of American depositary receipt.

4.3**	Form of Amendment No. 1 Deposit Agreement dated as of May 25, 1999 entered into among KT Corporation, Citibank, N.A., as depositary, and all Holders and Beneficial Owners of American Depositary Shares evidenced by the American Depositary Receipts issued thereunder, including the form of American depositary receipt.

4.4**	Letter from Citibank, N.A., as depositary, to the Registrant relating to the pre-release of the American depositary receipts.

4.5*	Letter from Citibank, N.A., as depositary, to the Registrant relating to the establishment of a direct registration system for American Depositary Shares and the issuance of uncertificated American Depositary Shares as part of the direct registration system.

4.6	Long-term debt instruments of KT Corporation and its consolidated subsidiaries and for any of its consolidated subsidiaries for which financial statements are required to be filed are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. KT Corporation agrees to furnish the Commission on request a copy of any instrument defining the rights of holders of its long-term debt and that of any subsidiary for which consolidated or unconsolidated financial statements are required to be filed.

5.1†	Opinion of Kim & Chang regarding the legality of securities being registered.

8.1***	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding tax matters.

21.1*	List of Subsidiaries of KT Corporation.

23.1	Consent of Kim & Chang (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).

23.2†	Consent of Deloitte Anjin LLC regarding financial statements of KT Corporation.

23.3†	Consent of Deloitte Anjin LLC regarding financial statements of KT Freetel.

23.4†	Consent of KPMG Samjong Accounting Corp.

23.5***	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated by reference).

24.1***	Powers of Attorney (contained on signature pages to the registration statement).

*	Incorporated by reference to the registrant’s annual report on Form 20-F (No. 1-14926), filed on June 30, 2008.
**	Incorporated by reference to the registrant’s previous filing on Form F-6 (No. 333-13578) declared effective on February 3, 2004.
***	Previously filed.
†	Filed herewith.